AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS

BY AND BETWEEN

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., as seller

AND

RIOCAN HOLDINGS USA INC., as purchaser

Dated as of October 26, 2009

Premises:

Columbus Crossing Shopping Center Philadelphia, PA	Franklin Village Plaza Franklin, MA

Loyal Plaza Shopping Center Williamsport, PA	Stop & Shop Plaza Bridgeport, CT

Blue Mountain Commons Susquehanna Township, PA	Sunset Crossing Shopping Center Dickson, PA

Shaw’s Plaza Raynham, MA

TABLE OF CONTENTS

Page

1.	Certain Definitions.	1
2.	Reorganizations and Consideration.	13
3.	Closing.	15
4.	Earn-Out	16
5.	Substitution.	18
6.	Closing Costs.	19
7.	Blue Mountain Development Parcel.	20
8.	Investigations.	22
9.	Indemnification.	24
10.	Confidentiality.	24
11.	Undertaking.	25
12.	Lender Approval.	25
13.	Representations and Warranties of Cedar.	27
14.	Representations and Warranties of RioCan.	38
15.	Investment Representations, Etc.	39
16.	Interim Covenants of Cedar.	40
17.	Deliveries to be made on the Closing Date.	44
18.	Conditions to the Closings.	47
19.	Apportionments.	50
20.	Condemnation or Destruction of the Properties.	54
21.	Release.	55
22.	Brokers.	56
23.	Limitation of Liability.	56
24.	Remedies For Default.	57
25.	Title Reviews.	59
26.	Notices.	62
27.	Amendments.	64
28.	Governing Law; Jurisdiction; Construction.	64
29.	Partial Invalidity.	64
30.	Counterparts.	64
31.	No Third Party Beneficiaries.	65
32.	Waiver.	65
33.	Assignment.	65
34.	Binding Effect.	66
35.	Entire Agreement.	66
36.	Further Assurances.	66
37.	Paragraph Headings/Schedules.	66
38.	Waiver of Trial by Jury.	66
39.	Litigation Costs.	66
40.	Currency.	67
41.	Time of the Essence	67
42.	Press Releases.	67

EXHIBITS

EXHIBIT A -1 THROUGH A-7 LAND

EXHIBIT B FORM OF LIMITED PARTNERSHIP AGREEMENT

EXHIBIT C PRE-RIOCAN PROPERTY OWNER AGREEMENTS

EXHIBIT D FORM OF MANAGEMENT AGREEMENT

EXHIBIT E ALLOTTED CONSIDERATION

EXHIBIT F FORM OF ESCROW AGREEMENT

EXHIBIT G FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H ADDITIONAL MATERIALS

EXHIBIT I BLUE MOUNTAIN DEVELOPMENT PARCEL

EXHIBIT J FRANKLIN VILLAGE EARN-OUT SPACE

SCHEDULES

SCHEDULE 1 EXISTING OWNERSHIP CHARTS
SCHEDULE 2 REORGANIZATION STEPS
SCHEDULE 3 POST CLOSING CHARTS
SCHEDULE 4 SERVICE CONTRACTS
SCHEDULE 5 LEASES
SCHEDULE 6 EXISTING TITLE POLICIES
SCHEDULE 7 LITIGATION
SCHEDULE 8 LOAN DOCUMENTS
SCHEDULE 9 EARN-OUT PROCEEDS
SCHEDULE 10 MATERIAL LEASE DEFAULTS
SCHEDULE 11 BLUE MOUNTAIN LEASES
SCHEDULE 12 MAJOR TENANTS
SCHEDULE 13 EXISTING SURVEYS
SCHEDULE 14 EXCLUDED COMPETITORS
SCHEDULE 15 LEASING PROFORMA

AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS

AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS (this “Agreement”), made as of the 26th day of October, 2009, by and between CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership (“Cedar”) and RIOCAN HOLDINGS USA INC., a Delaware corporation (“RioCan”).

W I T N E S S E T H :

WHEREAS, subject to the terms and provisions of this Agreement, Cedar and RioCan have agreed to form a Delaware limited partnership (the “Partnership”) for the purpose of directly or indirectly acquiring all of Cedar’s interests in the Properties (as hereinafter defined); and

WHEREAS, the Partnership will be comprised of (x) Cedar LP (as hereinafter defined) having a nineteen percent (19%) limited partnership interest, (y) Cedar GP (as hereinafter defined) having a one percent (1%) general partnership interest, and (z) RioCan, having an eighty percent (80%) limited partnership interest.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cedar and RioCan hereby agree as follows:

1.	Certain Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

Additional Title Objections: As defined in Section 25(b).

Adjustment Date: As defined in Section 19(a).

Agreement: As defined in the Preamble.

Allotted Consideration: As defined in Section 2(b).

Balance Sheets: As defined in Section 13(a).

Blue Mountain: The Property located in Susquehanna Township, Pennsylvania and known as “Blue Mountain Commons”.

Blue Mountain Closing: The Closing with respect to Blue Mountain.

Blue Mountain Closing Date: The Closing Date with respect to Blue Mountain.

Blue Mountain Closing Earn-Out Proceeds: The Earn-Out Proceeds with respect to the Blue Mountain Leases for which the conditions provided in Section 4(a) shall have been satisfied as of the Blue Mountain Closing Date.

Blue Mountain Condo Conversion: As defined in Section 7(b).

Blue Mountain Development Parcel: That certain parcel of land located in Susquehanna Township, Pennsylvania, more particularly described on Exhibit I.

Blue Mountain Ground Lease: As defined in Section 7(b).

Blue Mountain Leases:

(a)	Those Leases as set out in Schedule 11;
(b)	Leases of space in Blue Mountain executed in accordance with the terms of this Agreement; and
(c)	Leases of space in Blue Mountain that are approved after the Blue Mountain Closing, in accordance with the Partnership Agreement and relevant Property Management Agreement.

Blue Mountain Line of Credit: The revolving line of credit from KeyBank, National Association, as administrative agent, encumbering, inter alia, Blue Mountain as of the date hereof.

Blue Mountain Loan: As defined in Section 16(b).

Blue Mountain Loan Application: As defined in Section 16(b)

Blue Mountain Loan Documents: As defined in Section 16(b).

Blue Mountain REA: As defined in Section 7(a).

Blue Mountain Separation: As defined in Section 7(a).

Blue Mountain Shopping Center Parcel: That certain parcel of land located in Susquehanna Township, Pennsylvania, more particularly described on Exhibit A-5, excluding the Blue Mountain Development Parcel.

Bridgeport Ground Lease: Ground Lease dated December 8, 2004, by and between The Housing Authority of the City of Bridgeport, LLC, as landlord, and Cedar Bridgeport, LLC (as successor-in-interest to Fairfield Avenue Investors, LLC), as tenant.

Bridgeport Loan: As defined in Section 13(a).

Bridgeport Loan Documents: As defined in Section 13(a).

Buildings: With respect to each parcel of Land, all buildings, structures (surface and subsurface), installations and other improvements located thereon.

Business Day: Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are not required or authorized to be closed for business.

Cedar: As defined in the Preamble.

Cedar GP: The wholly-owned subsidiary of Cedar that will be the general partner of the Partnership.

Cedar LP: The wholly-owned subsidiary of Cedar that will be the limited partner of the Partnership.

Cedar Partners: Individually and collectively, as applicable, Cedar GP and Cedar LP.

Cedar Related Parties: Cedar and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Cedar’s behalf or otherwise related to or affiliated with Cedar, including, without limitation, the Cedar Partners.

Closing:	The closing of a Transaction contemplated hereby.

Closing Date: As defined in Section 3.

Closing Date Representations: As defined in Section 17(a).

Closing Documents: The agreements, instruments and other documents to be delivered by Cedar to RioCan pursuant to Section 17(a) or otherwise pursuant to this Agreement and the agreements, instruments and other documents to be delivered by RioCan to Cedar pursuant to Section 17(b) or otherwise pursuant to this Agreement.

Columbus Crossing: The Property located in Philadelphia, Pennsylvania and known as “Columbus Crossing Shopping Center.”

Columbus Crossing Loan: As defined in Section 13(a).

Columbus Crossing Loan Documents: As defined in Section 13(a).

Columbus Crossing Loan Guaranty: Surety Agreement, dated as of June 9, 2009, by Cedar in favor of Susquehanna Bank, a Pennsylvania banking corporation.

Columbus Crossing Preferred Interests: The partnership interests in the Columbus Crossing Property Owner owned directly or indirectly by Welsh-Square, Inc., The Indenture of Trust of Bart Blatstein dated as of June 9, 1998 and/or The Irrevocable Indenture of Trust of Barton Blatstein dated July 13, 1999.

Columbus Crossing Preferred Partner Loan: The loan evidenced by the Columbus Crossing Preferred Partner Loan Documents.

Columbus Crossing Preferred Partner Loan Documents: As defined in Section 13(a).

Columbus Crossing Property Owner: Delaware 1851 Associates, L.P., a Pennsylvania limited partnership that is the owner of Columbus Crossing.

Columbus Crossing Reimbursement Agreement: As defined in Section 17(a).

Commission: The United States Securities and Exchange Commission.

Confidentiality Agreement: The Confidentiality Agreement between CSCI and RioCan REIT dated September 25, 2009.

Consideration: As defined in Section 2(b).

Control: means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

CSCI: Cedar Shopping Centers, Inc., a Maryland corporation, and any successors thereto.

Default Notice: As defined in Section 24(c).

Defaulting Party: As defined in Section 24(c).

Deposit: As defined in Section 2(c).

Direct Interests: Individually and collectively, as applicable, the partnership interests in the applicable Property Owners (other than the Columbus Crossing Preferred Interests).

Due Diligence Site: The internet based “virtual vault” created by Cedar where Cedar has assembled and has made available the Information to RioCan prior to the date hereof.

Earn-Out Proceeds: An amount equal to the NOI payable under the applicable lease (or renewal thereof), divided by a capitalization rate of 8.5%. A sample calculation of the Earn-Out Proceeds with respect to each Blue Mountain Lease executed prior to the date hereof and each portion of the Franklin Village Earn-Out Space is attached hereto and made a part hereof as Schedule 9.

Environmental Claim: With respect to any Property, any action, cause of action, suit, order, decree, award, proceeding, judgment, penalty, assessment, claim, or fine imposing or alleging potential liability for any violation of Environmental Laws or otherwise relating to Hazardous Substances.

Environmental Laws: All applicable federal, state, municipal and local laws (including without limitation all statutes, by-laws and regulations and all orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency), relating to the protection of the environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances.

Escrow Agent: Commonwealth Land Title Insurance Company, Two Grand Central Tower 140 East 45th Street, 22nd Floor, New York, NY 10017, Attention: Robert Fitzgerald.

Executive Order 13224: Executive Order 13224–Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued by OFAC.

Existing Columbus Crossing Preferred Partner Lender: Cedar Lender LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Cedar and is the holder of the Columbus Crossing Preferred Partner Loan on the date hereof.

Existing Surveys: The surveys listed on Schedule 13 attached hereto and made a part hereof.

Existing Title Policies: The title policies listed on Schedule 6 attached hereto and made a part hereof.

Extension Period: As defined in Section 12(b).

Financial Statements: As defined in Section 13(a).

First Scheduled Closing Date: As defined in Section 3.

Franklin Village: The Property located in Franklin, Massachusetts and known as “Franklin Village Plaza”.

Franklin Village Applebee’s Space: All or any portion of the space located at Franklin Village that is designated as the “Applebee’s Space” on Exhibit J.

Franklin Village Closing: The Closing with respect to Franklin Village.

Franklin Village Closing Date: The Closing Date with respect to Franklin Village.

Franklin Village Earn-Out Space: Individually and collectively, as applicable, the Franklin Village Applebee’s Space, the Franklin Village New Lease Space and the Franklin Village Renewal Lease Space.

Franklin Village Loan: As defined in Section 13(a).

Franklin Village Loan Documents: As defined in Section 13(a).

Franklin Village New Lease Space: All or any portion of the space located at Franklin Village that is designated as the “Franklin Village New Lease Space” on Exhibit J.

Franklin Village Renewal Lease Space: All or any portion of the space located at Franklin Village that is designated as the “Franklin Village Renewal Lease Space” on Exhibit J.

GAAP: Generally accepted accounting principles of the United States, consistently applied.

Governmental Authority: Any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial, local or any quasi-governmental entity or any Person acting under the authority of any of the foregoing.

Ground Leases:The Bridgeport Ground Lease and the Loyal Plaza Ground Lease, in each case as amended, renewed or otherwise varied.

Ground Lessor Estoppels: As defined in Section 16(d).

Ground Lessors: The lessors under the Bridgeport Ground Lease and the Loyal Plaza Ground Lease.

Hazardous Substances: Any pollutants, contaminants, chemicals, deleterious substances, waste (including without limitation industrial, toxic or hazardous wastes), petroleum or petroleum products, asbestos, PCBs, underground storage tanks and the contents thereof, flammable materials or radioactive materials.

Indirect Interests: Individually and collectively, as applicable, the equity interests in the Indirect Owners.

Indirect Owner(s): Individually and collectively, as applicable, the subsidiaries of Cedar that are direct or indirect owners of equity interests in the Property Owners, which (a) exist on the date hereof, will survive the Reorganizations (as more particularly described in Schedule 2) and will be wholly owned directly or indirectly by REIT Property Subsidiary following the Closings (as more particularly described in Schedule 3) or (b) will be formed in connection with the Reorganizations (as more particularly described in Schedule 2) and will be wholly owned directly or indirectly by REIT Property Subsidiary following the Closings (as more particularly described in Schedule 3).

Information: Any of the following: (i) all information and documents in any way relating to the Properties, the Owners, the Interests, the Columbus Crossing Preferred Interests, the operation thereof or the sale thereof, all leases and contracts furnished to RioCan or the RioCan Representatives by Cedar or any Cedar Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and all information and documents posted on the Due Diligence Site, whether prior to or after the date hereof, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by RioCan or the RioCan Representatives containing or based on, in whole or in part, the information or documents described in the preceding subparagraph (i), the Investigations, or otherwise reflecting their review or investigation of the Properties, the Owners, the Interests and/or the Columbus Crossing Preferred Interests.

Institutional Investor:Any of the following types of entities (or any entity that is directly or indirectly wholly-owned and Controlled by any of the following types of entities), whether domestic or Canadian: (a) a commercial bank, trust company (whether acting individually or in a fiduciary capacity for another entity that constitutes an Institutional Investor), savings and loan association, savings bank, financing company or similar institution; (b) an insurance company; (c) an investment bank; or (d) an employee’s welfare, benefit, profit-sharing, pension or retirement trust, fund or system (whether federal, state, municipal, private or otherwise); in each case on the condition that such Institutional Investor (i) is regularly engaged in the business of owning or operating commercial real estate properties, (ii) is recognized as a reputable investor, (iii) has net assets (in name or under management) in excess of One Billion Dollars ($1,000,000,000), (iv) is not one of Persons described in Section 14(a)(iv) hereof, (v) is neither one of the Persons listed on Schedule 14 nor Controlled by any such Persons, and (vi) is otherwise reasonably acceptable to Cedar, it being acknowledged that CPP Investment Board, a Canadian corporation, is acceptable to Cedar.

Intellectual Property: The interest, if any, of the applicable Property Owner in any trademarks, trade names, logos, names, coined words, abbreviations, designs, styles, certification marks, copyrights, industrial designs and other similar property relating solely to any Property.

Interests: Individually and collectively, as applicable, the Direct Interests and the Indirect Interests.

Investigations: As defined in Section 8.

Land: As applicable, that certain parcel of land located in (i) Philadelphia, Pennsylvania, (ii) Franklin, Massachusetts, (iii) Williamsport, Pennsylvania, (iv) Bridgeport, Connecticut, (v) Susquehanna Township, Pennsylvania, (vi) Dickson, Pennsylvania, and (vii) Raynham, Massachusetts, all as more particularly described in Exhibit A-1 through A-7 hereof, respectively.

Lease Exhibit: As defined in the definition of “Leases” set forth in this Agreement.

Leases: With respect to each Property, (i) the leases described on Schedule 5 attached hereto and made a part hereof (collectively, the “Lease Exhibit”) with respect to such Property, and (ii) the leases entered into by any Property Owner in accordance with Section 4 and Section 16(a) hereof.

Leasing Costs: As defined in Section 19(b).

Lenders: Collectively, the mortgage lenders under each of the Loans.

Loan Approval Deadline: As defined in Section 12(b).

Loan Approvals: As defined in Section 12(a).

Loan Documents: Collectively, the Columbus Crossing Loan Documents, the Franklin Village Loan Documents, the Loyal Plaza Loan Documents, the Bridgeport Loan Documents and the Shaw’s Plaza Loan Documents and, if applicable, the Blue Mountain Loan Documents and the Sunset Crossing Loan Documents, as each of the foregoing may be amended in accordance with this Agreement.

Loan Estoppel Statement: As defined in Section 12(a).

Loans: Collectively, the Columbus Crossing Loan, the Franklin Village Loan, the Loyal Plaza Loan, the Bridgeport Loan and the Shaw’s Plaza Loan and, if applicable, the Blue Mountain Loan and the Sunset Crossing Loan.

Loyal Plaza Ground Lease: Agreement of Lease dated January 15, 1963, by and between Robert M. Zaner and Ruth S. Zaner, his wife, as landlord, and Loyal Plaza Associates, L.P. (as ultimate successor-in-interest to Murray H. Goodman), as tenant, as amended by that certain Amendatory Agreement, dated March 26, 1964.

Loyal Plaza Loan: As defined in Section 13(a).

Loyal Plaza Loan Documents: As defined in Section 13(a).

Major Tenants: Those Tenants listed on Schedule 12 attached hereto.

Management Agreements: With respect to each Property, the Property Management Agreement to be entered into at the applicable Closing between the applicable Property Owner and Manager for the management and leasing of such Property, the form of which is attached hereto as Exhibit D.

Manager: Cedar or an affiliate of Cedar, as determined by Cedar (provided such affiliate is directly or indirectly wholly-owned by Cedar or CSCI and generally manages the other properties directly or indirectly owned by Cedar).

Mandatory Cure Item: As defined in Section 25(c).

Material Title Contracts: Any common use agreements and easement agreements of record the termination of which would materially and adversely affect or interfere with the ordinary use or operation of the applicable Property.

Net Consideration: As defined in Section 2(b).

New Columbus Crossing Preferred Partner Lender: A wholly-owned subsidiary of REIT Property Subsidiary that shall be a Delaware limited liability company, to be formed to acquire, at the Closing of Columbus Crossing, and thereafter own the Columbus Crossing Preferred Partner Loan and the Columbus Crossing Preferred Partner Loan Documents.

NOI: Means the annualized amounts payable by the applicable Tenant pursuant to a Lease (or renewal thereof), less the sum of (i) the annualized operating costs and realty tax recoveries included in such amounts, (ii) the Permanent Shortfall, (iii) a vacancy allowance equal to 3% of annualized “gross receipts” (as defined in the applicable Management Agreement) to be generated from the applicable Tenant (other than, in the case of Blue Mountain only, Giant Food Stores LLC, for which no such vacancy allowance shall be deducted); and (iv) 3.5% of “gross receipts” to be generated from the applicable Tenant, on account of management fees.

Non-Defaulting Party: As defined in Section 24(c).

OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.

OFAC Lists: As defined in Section 14(a).

Outside Adjustment Date: As defined in Section 19(f)

Outside Closing Date: As defined in Section 3.

Outside RioCan Adjournment Date: As defined in Section 3.

Owners: Individually and collectively, as applicable, the Property Owners and the Indirect Owners.

Partnership: As defined in the Recitals.

Partnership Agreement: The Limited Partnership Agreement to be entered into by and among the Cedar Partners and RioCan on or prior to the first Closing hereunder in respect of their relationship as partners of the Partnership, in substantially the form attached hereto as Exhibit B.

Partnership Interests: As defined in Section 15(a).

Partnership Subsidiary GP: Means a limited liability company wholly-owned by the Partnership and formed to own the general partnership interest in the REIT.

Percentage Interest: The respective partnership interests of the Cedar Partners and RioCan in the Partnership from and after the first Closing hereunder as follows: (x) the percentage interest of Cedar GP shall be one percent (1%), (y) the percentage interest of Cedar LP shall be nineteen percent (19%) and (z) the percentage interest of RioCan shall be eighty percent (80%), as the same may be adjusted pursuant to the provisions of the Partnership Agreement.

Permanent Shortfall: The annualized amount, if any, by which the Tenant’s annualized proportionate share of operating cost and realty tax recoveries (as determined by Cedar, acting reasonably, based on the recoveries provided for in the standard form lease used by Cedar) exceeds the annualized amount actually payable by such Tenant under such Lease on account of operating costs and realty taxes.

Permitted Exceptions: With respect to each Property (unless otherwise provided herein): (i) the state of facts shown on the Existing Survey of such Property; (ii) as applicable, subject to the rights of RioCan pursuant to Section 16(b) and (c) hereof, respectively, any Loan Documents; (iii) with respect to the Properties, those matters specifically set forth on Schedule B of the Existing Title Policy of the applicable Property and any matters omitted or affirmatively insured over pursuant to or in connection with such Existing Title Policy; (iv) all laws, ordinances, rules and regulations of the United States, the Commonwealth or State in which the Property is located, or any Governmental Authority, as the same may now exist or may be hereafter modified, supplemented or promulgated; (v) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement; (vi) any other matter or thing affecting title to such Property that RioCan shall have agreed in writing or be deemed to have agreed pursuant to the express terms of this Agreement to waive as a Title Objection or Additional Title Objection; (vii) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority known by RioCan as of the date of this Agreement; (viii) all utility easements; and (ix) all other matters of record which do not, individually or in the aggregate, prohibit or materially and adversely interfere with the present use or operation of the applicable Property, or materially and adversely affect the value or marketability of the applicable Property.

Person: An individual, partnership, joint venture, corporation, trust or other entity.

Personal Property: With respect to each Property, all right, title and interest of the applicable Property Owner, if any, in and to the fixtures, equipment and other personal property owned by such Property Owner and attached or appurtenant to the applicable Property.

Pre-RioCan Owner Agreements: Prior to the respective Reorganizations, the organizational documents of each Owner identified on Exhibit C attached hereto and following the Reorganizations but prior to the applicable Closing Date, the limited partnership or limited liability company agreement of each Owner in a form consistent with the terms of the Partnership Agreement and the applicable Loan Documents (as modified by any applicable Loan Approval) in all material respects and otherwise reasonably acceptable to the parties.

Property or Properties: Collectively or individually, as applicable, those certain real properties commonly known as: (i) Columbus Crossing Shopping Center, located in Philadelphia, Pennsylvania; (ii) Franklin Village Plaza, located in Franklin, Massachusetts; (iii) Loyal Plaza Shopping Center, located in Williamsport, Pennsylvania; (iv) Stop & Shop Plaza, located in Bridgeport, Connecticut; (v) Blue Mountain Commons, located in Susquehanna Township, Pennsylvania; (vi) Sunset Crossing Shopping Center, located in Dickson, Pennsylvania; and (vii) Shaw’s Plaza Shopping Center, located in Raynham, Massachusetts, as more particularly described in Exhibit A-1 through A-7 attached hereto, respectively, together with all of the Buildings located or to be developed thereon, and also together with all rights, interests, entitlements, benefits, and privileges of any nature or kind whatsoever related thereto including, without limitation, the Land, the Personal Property, Service Contracts, Leases, Intellectual Property, Warranties, and all easements for ingress, egress, parking, utility service and other appurtenances thereto.

Property Owner(s): Individually and collectively, as applicable, the entities identified in Schedule 1 attached hereto, each as owner or ground lessee of each Property indicated opposite its name.

REIT: Means a limited partnership owned by the Partnership, as limited partner, the Partnership Subsidiary GP, as general partner, and certain outside investors, as preferred interest holders, and formed to own all of the limited partnership interests in the REIT Property Subsidiary. The REIT shall be treated as a corporation for U. S. tax purposes.

REIT Property Subsidiary: Means a limited partnership owned by the REIT, as limited partner, and the REIT Subsidiary GP, as general partner, and formed to own directly or indirectly through one or more wholly-owned subsidiaries (a) all of the Interests and (b) all of the membership interests in the New Columbus Crossing Preferred Partner Lender.

REIT Subsidiary GP: Means a limited liability company wholly-owned by the REIT and formed to own all of the general partnership interests in the REIT Property Subsidiary.

Remaining Scheduled Closing Date(s): As defined in Section 3.

Reorganizations: As defined in Section 2(a).

Required Operating Tenant:Individually and collectively, as applicable, any Required Tenant that is a Giant Food Store, Super Fresh Supermarket, Stop & Shop, Marshall’s or Shaw’s Supermarket.

Required Tenants: As defined in Section 16(d).

RioCan: As defined in the Preamble.

RioCan REIT: RioCan Real Estate Investment Trust, an Ontario trust.

RioCan Related Party: As defined in Section 21(a).

RioCan Representatives: The directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors of RioCan.

Scheduled Closing Date(s):As defined in Section 3.

SEC:The Securities and Exchange Commission.

Securities Act. The Securities Act of 1933, as amended.

Service Contracts: With respect to each Property, (i) the contracts described on Schedule 4 attached hereto and made a part hereof, (ii) Terminable Service Contracts, and (iii) contracts entered into by any Property Owner in accordance with Section 16 hereof.

Settlement Statement: As defined in Section 17(a).

Shaw’s Plaza: The Property located in Raynham, Massachusetts and known as “Shaw’s Plaza.”

Shaw’s Plaza Loan: As defined in Section 13(a).

Shaw’s Plaza Loan Documents: As defined in Section 13(a).

Subject Interests: As defined in Section 12(b).

Subject Property: As defined in Section 12(b).

Subject Transaction(s): As defined in Section 12(b).

Substitute Property: As defined in Section 5.

Substitution Date: As defined in Section 5.

Sunset Crossing: The Property located in Dickson, Pennsylvania and known as “Sunset Crossing Shopping Center”.

Sunset Crossing Line of Credit: The revolving line of credit from Bank of America, N.A., as administrative agent, encumbering, inter alia, Sunset Crossing as of the date hereof.

Sunset Crossing Loan: As defined in Section 16(c).

Sunset Crossing Loan Application: As defined in Section 16(c).

Sunset Crossing Loan Documents: As defined in Section 16(c).

Supplemental Due Diligence Period: As defined in Section 8.

Supplemental Due Diligence Termination Notice: As defined in Section 8.

Supplemental Testing: Individually or collectively, as applicable, (a) in the case of Shaw’s Plaza, a Phase 1 environmental assessment and an engineering review of Shaw’s Plaza, and (b) in the case of Sunset Crossing, a Phase 2 environmental assessment of Sunset Crossing pursuant to the scope of work submitted by RioCan and approved by Cedar prior to the date of this Agreement.

Tenant Estoppels: As defined in Section 16(d).

Tenants: Means all Persons having a right to occupy any rentable area of any Property pursuant to a Lease.

Terminable Service Contracts: With respect to any Property, contracts entered into in the ordinary course of business that are cancellable on sixty (60) days notice or less without premium or penalty.

Title Company: A nationally recognized title company agreed upon by RioCan and Cedar acting reasonably and in good faith.

Title Objection Deadline: As defined in Section 25(a).

Title Objection Letter: As defined in Section 25(a).

Title Objection Response: As defined in Section 25(a).

Title Objections: As defined in Section 25(a).

Title Reports: As defined in Section 25(a).

Transaction(s): Individually or collectively, as applicable, the Closing of the transfer of the Interests related to one or more of the Properties to the REIT Property Subsidiary and the transfer of the Columbus Crossing Preferred Partner Loan to the New Columbus Crossing Preferred Partner Lender, all in accordance with the terms of this Agreement.

Transfer Taxes: As defined in Section 6(a).

Update Certificate: As defined in Section 17(a).

Warranties: The existing warranties, guarantees and indemnities for the construction and/or the existing operation of the Buildings.

2.	Reorganizations and Consideration.
(a)

Schedule 1 attached hereto and made a part hereof depicts the ownership structure of each of the Properties as of the date hereof. Prior to or contemporaneously with the Closing of a Transaction, Cedar shall cause to be effectuated the applicable assignments, transfers and conversions described on Schedule 2 attached hereto (the “Reorganizations”). Schedule 3 attached hereto and made a part hereof depicts the ownership structure following the Closing of the Transactions (assuming all of the Transactions close in accordance with the terms of this Agreement). From and after the applicable Closing Date, no Cedar Related Party shall have any continuing obligations to RioCan with respect to the Properties as transferor or seller thereof other than as expressly provided in this Agreement.

(b)

The aggregate consideration payable by RioCan to Cedar on the Closing Dates for the Interests (other than the Interests of the Indirect Owners of Blue Mountain and the Earn-Out Proceeds in respect of the Franklin Village Applebee’s Space and the Franklin Village New Lease Space) shall be One Hundred Sixteen Million Five Hundred Twenty Thousand Dollars ($116,520,000) (the “Consideration”) as allocated to each Property (other than Blue Mountain) as set forth in the applicable pro forma price schedule attached hereto as Exhibit E (the “Allotted Consideration”). For purposes of this Agreement, (a) the “Consideration” for the Interests of the Indirect Owners of Blue Mountain shall be the sum of (x) the Blue Mountain Closing Earn-Out Proceeds and (y) any amounts paid to Cedar as additional Earn-Out Proceeds pursuant to Section 4(a), (b) the Blue Mountain Closing Earn-Out Proceeds shall constitute the “Allotted Consideration” payable by RioCan to Cedar on the Blue Mountain Closing Date for the Interests of the Indirect Owners of Blue Mountain, and (c) the “Consideration” for the Interests of the Indirect Owners of Franklin Village shall be the sum of (x) the Allotted Consideration for Franklin Village, less any portion of the Franklin Village Earn-Out Escrow that is not disbursed to Cedar and (y) any amounts paid to Cedar as additional Earn-Out Proceeds pursuant to Section 4(b) in respect of the Franklin Village Applebee’s Space and the Franklin Village New Lease Space. Accordingly, for the avoidance of doubt, wherever this Agreement shall provide that, following the failure to close a particular Transaction that “the Consideration shall be reduced by the amount of the applicable Allotted Consideration”, the parties acknowledge and agree that (A) if such Transaction is the Blue Mountain Closing, no deduction of Consideration shall be made with respect to the other Transactions since the Consideration for Blue Mountain consists entirely of Earn-Out Proceeds and (B) if such Transaction is the Franklin Village Closing, only the portion of the Consideration representing the Franklin Village Earn-Out Escrow and the Allotted Consideration for the portion of Franklin Village that is not included in the Franklin Village Earn-Out Space, shall be deducted. The Allotted Consideration shall be (i) reduced for each Transaction by eighty percent (80%) of the outstanding principal amount as of the Closing Date of the Loan applicable thereto and (ii) adjusted pursuant to the express terms of this Agreement (the Allotted Consideration, as so reduced and adjusted, the “Net Consideration”). Each of Cedar and RioCan (and their respective direct and indirect partners, members, owners, beneficiaries, investors, and shareholders) agree to allocate the Consideration as determined for U.S. federal income tax purposes (which shall include all capitalizable costs incurred in connection with the transactions hereunder) among the Properties for all purposes (including, without limitation, accounting, financial reporting and federal and applicable state and local income tax purposes) on the basis of Section 1060 of the Internal Revenue Code, as amended, and in a manner consistent with Exhibit E, as such allocation may be amended from time to time pursuant to the next sentence. The allocation of the Consideration shall be amended to reflect any adjustment to the Consideration. The Net Consideration shall be payable as follows:

(i)	RioCan shall pay the applicable Net Consideration to Cedar, and in consideration therefor, Cedar shall transfer or cause to be transferred the subject Interests to the REIT Property Subsidiary; and
(ii)	RioCan shall pay the Net Consideration to Cedar by wire transfer of immediately available federal funds to an account or accounts designated by Cedar.
(c)

Within two (2) Business Days after the date this Agreement is executed and delivered by Cedar and RioCan, RioCan shall deposit with the Escrow Agent, as escrowee, by wire transfer of immediately available federal funds to an account designated by the Escrow Agent, the sum of Five Hundred Thousand Dollars ($500,000) (together with all interest thereon, the “Deposit”). The Deposit shall be held by the Escrow Agent pursuant to the escrow agreement attached hereto as Exhibit F. If RioCan shall fail to deposit the Deposit with the Escrow Agent within two (2) Business Days after the date this Agreement shall be executed and delivered by Cedar and RioCan, at Cedar’s election exercised by delivery of written notice to RioCan following such two (2) Business Day period but prior to receipt of the Deposit, this Agreement shall be null, void ab initio and of no force or effect. The Deposit shall be applied in partial payment of the applicable Allotted Consideration required to be made by RioCan at the Closing of the Transaction with respect to the last remaining Property.

The provisions of this Section 2 shall survive the Closings.

3.	Closing.

The closing (each a “Closing”) of the Transactions shall occur in stages. The first Closing shall occur at 10:00 a.m. (Eastern time) on the date that is ten (10) days after the satisfaction (or waiver) of the last of all conditions precedent for one or more Transactions (the “First Scheduled Closing Date”). Each of the remaining Transactions with respect to which all conditions precedent thereto have been satisfied or waived by the party entitled to do so, shall occur on the date that is ten (10) days after the satisfaction (or waiver) of the last of all such conditions precedent for the applicable Transaction (each, a “Remaining Scheduled Closing Date”; together with the First Scheduled Closing Date, the “Scheduled Closing Date(s)”); provided, however, that RioCan shall have the right to adjourn a particular Scheduled Closing Date (other than the First Scheduled Closing Date) not more than two (2) times to a Business Day that is not later sixty (60) days following the applicable Scheduled Closing Date (the “Outside RioCan Adjournment Date”) by delivery of written notice to Cedar on or prior to the original Scheduled Closing Date of the adjourned Scheduled Closing Date. Without limitation to the foregoing, the parties agree to use commercially reasonable efforts to close as many of the Transactions on the same date as practicable. Notwithstanding the foregoing but subject to the right of Cedar to adjourn the Closing of one or more Transactions pursuant to Section 12(b) or Section 25 hereof, in the event that all of the conditions precedent with respect to any Transaction shall not have been satisfied or waived by the party entitled to do so by July 26, 2010(the “Outside Closing Date”), then, subject to Section 5, this Agreement shall automatically terminate on such Outside Closing Date as to such Transaction, the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding) and the Consideration shall be reduced by the amount of the applicable Allotted Consideration, whereupon the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to such Transaction (except for any obligation expressly provided to survive a termination of this Agreement). The Closings shall occur at the offices of the Title Company through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Cedar and RioCan (the date on which any Closing shall occur being herein referred to as a “Closing Date”). Each Closing shall constitute approval by each of Cedar and RioCan of all matters to which such party has a right of approval and a waiver of all conditions precedent related to the applicable Transaction.

4.	Earn-Out
(a)

Blue Mountain. Notwithstanding any other provision of this Agreement, for each Blue Mountain Lease for which the following conditions have not been satisfied on or prior to the Blue Mountain Closing, additional Earn-Out Proceeds shall be paid by RioCan to Cedar on or prior to the tenth (10th) Business Day immediately following the date that all of the following conditions shall have been satisfied in respect of such lease:

(i)	The tenant thereunder shall have commenced paying regularly scheduled rent in accordance with such lease;
(ii)	RioCan shall have received either:
(A)	a Tenant Estoppel from the applicable tenant, which shall be in a form consistent with the form required pursuant to Section 16(d); or
(B)

where such Tenant Estoppel is not available and the applicable tenant is not a Major Tenant, a certificate of Cedar confirming substantially the same information as would have been in a Tenant Estoppel certificate from the applicable tenant; and

(iii)

RioCan shall have received a reasonably detailed calculation prepared by Cedar of the Earn-Out Proceeds due to Cedar, which shall be conclusive and binding absent manifest error, it being acknowledged and agreed that the calculations set forth on Schedule 9 satisfy the foregoing requirement with respect to the Blue Mountain Leases executed prior to the date hereof and are hereby deemed to have been delivered to RioCan in accordance with this subparagraph (iii);

provided, however, that no Earn-Out Proceeds shall be payable with respect to any Blue Mountain Lease unless each of the conditions set forth in subparagraph (a) above shall have been satisfied (x) on or prior to the second (2nd) anniversary of the Blue Mountain Closing Date, with respect to any Blue Mountain Lease executed prior to the Blue Mountain Closing Date or (y) on or prior to the third (3rd) anniversary of the Blue Mountain Closing Date, with respect to any Blue Mountain Lease executed during the period commencing on the Blue Mountain Closing Date and ending on the second (2nd) anniversary of the Blue Mountain Closing Date.

(b)

Franklin Village. Notwithstanding any other provision of this Agreement, at the Franklin Village Closing, RioCan shall deposit with the Escrow Agent, as escrowee, by wire transfer of immediately available federal funds to an account designated by the Escrow Agent, a portion of the Net Consideration for Franklin Village in the amount of Four Million Three Hundred Eighty Thousand Dollars ($4,380,000) (together with all interest thereon, the “Franklin Village Earn-Out Escrow”) for the purposes of funding the Earn-Out Proceeds payable to Cedar pursuant to this Section 4(b) with respect to all of the Franklin Village Renewal Lease Space. The Franklin Village Earn-Out Escrow shall be held by the Escrow Agent pursuant to an escrow agreement reasonably satisfactory to the parties. For each lease (or renewal thereof) of all or any portion of the Franklin Village Earn-Out Space for which the following conditions are satisfied, Earn-Out Proceeds shall be paid by Escrow Agent to Cedar from the Franklin Village Earn-Out Escrow (or, in the case of the Franklin Village Applebee’s Space and the Franklin Village New Lease Space, by RioCan directly) (x) at the Franklin Village Closing, to the extent such conditions shall have been satisfied prior to the Franklin Village Closing or (y) to the extent such conditions shall not have been satisfied on or prior to the Franklin Village Closing with respect to any such lease (or renewal thereof), on or prior to the tenth (10th) Business Day immediately following the date that all of the following conditions shall have been satisfied in respect of such lease (or renewal thereof):

(i)	The tenant thereunder shall have commenced paying regularly scheduled rent in accordance with such lease in respect to the primary or renewal term thereof, as applicable;
(ii)	RioCan shall have received either:
(A)	a Tenant Estoppel from the applicable tenant, which shall be in a form consistent with the form required pursuant to Section 16(d); or
(B)

where such Tenant Estoppel is not available within the applicable timeframe provided in this Section 4(b), a certificate of Cedar confirming substantially the same information as would have been in a Tenant Estoppel certificate from the applicable tenant;

(iii)

RioCan shall have received a reasonably detailed calculation prepared by Cedar of the Earn-Out Proceeds due to Cedar, which shall be conclusive and binding absent manifest error, it being acknowledged and agreed that the calculations set forth on Schedule 9 satisfy the foregoing requirement with respect to the leases described thereon and are hereby deemed to have been delivered to RioCan in accordance with this subparagraph (iii);

(iv)	with respect to the Franklin Village Renewal Lease Space only, such renewal is executed with a tenant identified on Exhibit J;
(v)

with respect to the Franklin Village New Lease Space only, to the extent not executed and delivered prior to the date hereof, such lease is executed with a tenant identified on Exhibit J in substantial accordance with the terms of the applicable executed letter of intent furnished to RioCan on or prior to the date of this Agreement (or on terms that are more favorable to the applicable Property Owner); and

(vi)

with respect to the Franklin Village Applebee’s Space only, such lease (A) is for the entire Franklin Village Applebee’s Space, (B) is executed with a tenant that is unaffiliated with Cedar, (C) provides for a term of not less than five (5) years, (D) includes a market rental and other material terms that are market (or on terms that are more favorable to the applicable Property Owner) and (E) is with a tenant reasonably approved by RioCan (which approval shall not be unreasonably withheld, conditioned or delayed), provided, however, that (x) no Earn-Out Proceeds shall be payable with respect to any such lease (or renewal thereof) unless the conditions set forth in subparagraph (b) above shall have been satisfied (A) within three (3) months following the expiration of the applicable lease, with respect to the existing leases demising the Franklin Village Renewal Lease Space and described on Exhibit J, (B) March 26, 2010, with respect to any new lease demising any portion of the Franklin Village New Lease Space, and (C) February 28, 2011, with respect to the new lease demising the Franklin Village Applebee’s Space; and (y) in no event shall Cedar be entitled to Earn-Out Proceeds for Franklin Village in excess of the amount of the Franklin Village Earn-Out Escrow with respect to any portion of the Franklin Village Renewal Lease Space (it being understood and agreed that the remainder of the Franklin Village Earn-Out Space shall not be subject to such limitation). Any amounts remaining in the Franklin Village Earn-Out Escrow after payment to Cedar of all Earn-Out Proceeds to which it is entitled pursuant to this Section 4(b) shall be promptly returned to RioCan.

(c)	Payment. The Earn-Out Proceeds shall be paid by the Escrow Agent or RioCan, as applicable, by wire transfer of immediately available federal funds to an account designated by Cedar.
(d)	Survival. The provisions of this Section 4 shall survive the Closings.
5.	Substitution.

If RioCan terminates this Agreement with respect to the acquisition of the Interests applicable to Shaw’s Plaza pursuant to Section 8, or any of the conditions to RioCan’s obligation to consummate a Transaction contained in Section 18(a) are not satisfied or waived on or before the Outside Closing Date, provided that no default by RioCan hereunder or under the Partnership Agreement shall have occurred, then Cedar will co-operate with RioCan for a period of six (6) months following the Outside Closing Date to identify another property or properties owned by it that has a value which is similar to the value of the Property that was subject to such Transaction to be substituted for such Property (each a “Substitute Property”); provided, however, that in no event shall anything contained in this Section 5 obligate either party to consummate any such substitution, it being acknowledged and agreed that any such election shall be made by each party in its sole and absolute discretion and in writing (the date that the parties shall have acknowledged in writing the inclusion of each Substitute Property under this Agreement shall be referred to herein as a “Substitution Date”). If a Substitute Property or Substitute Properties are selected by the parties as aforesaid, the parties shall enter into an amendment to this Agreement on or prior to the Substitution Date acceptable to the parties in their sole and absolute discretion that will provide for all the terms and provisions applicable to such substitution, including, without limitation, modification of defined terms (e.g., “Property”), applicable deadlines (e.g., “Outside Closing Date”, “Outside RioCan Adjournment Date”, “Loan Approval Deadline”, “Title Objection Deadline”, etc.) and the Allotted Consideration. The provisions of this Section 5 shall survive until April 26, 2011.

6.	Closing Costs.

Costs in connection with each of the Transactions shall be allocated as follows:

(a)

The Cedar Partners and RioCan shall pay their respective Percentage Interests of the following costs and expenses due and payable in connection with the Reorganizations and/or the Transactions: (A) any and all state and local recording charges and fees, if any; (B) all of the costs, expenses and charges in connection with the Loan Approvals, including, without limitation, all application fees, processing fees, assumption fees, attorneys’ fees, consultants’ fees and costs and expenses associated with survey updates, record searches, title examinations and updated mortgagee title insurance policies (including endorsements thereto), if any, required by any Lender; (C) any escrow fees charged by the Escrow Agent; (D) any and all state and local deed taxes, real property transfer taxes, controlling-interest taxes and similar taxes (collectively, “Transfer Taxes”); (E) all costs and expenses associated with the formation of additional Indirect Owners and the New Columbus Crossing Preferred Partner Lender and, including, without limitation, legal and filing fees and disbursements; (F) with respect to the Transaction involving Blue Mountain, all of the reasonable costs, expenses and charges incurred in connection with the release of Blue Mountain from the Blue Mountain Line of Credit; and (G) with respect to the Transaction involving Sunset Crossing, all of the reasonable costs, expenses and charges incurred in connection with the release of Sunset Crossing from the Sunset Crossing Line of Credit.

(b)

RioCan shall pay all costs and expenses associated with (A) record searches, title examinations and updated owner title insurance policies (including endorsements thereto), if any, desired by RioCan and not by any Lender; (B) any title insurance policy and/or endorsements insuring or otherwise providing coverage to, RioCan as a partner of the Partnership; (C) obtaining updates to the surveys of the Properties as and to the extent desired by RioCan and not by any Lender; (D) as applicable, all costs and expenses associated with the formation of the REIT, including, without limitation, legal and filing fees and disbursements; (E) as applicable, all costs and expenses associated with the contemplated conversion of the Owners that are limited liability companies, including, without limitation, legal and filing fees and disbursement; and (F) all costs and expenses associated with its Investigations, including, without limitation, legal and filing fees and disbursements.

(c)

In addition, RioCan hereby agrees to pay to Cedar, in its capacity as Manager, at the applicable Closing and as more particularly set forth in the Management Agreement to be executed at such Closing, its Percentage Interest of any Leasing Commission (as defined in such Management Agreement) payable to Cedar with respect to any leases or renewals thereof entered into by and between a Tenant and the applicable Property Owner at any time during the period between the date hereof and the applicable Closing Date (as if such Management Agreement had been effective during such period), provided that such Tenant has paid its first month’s rent on or prior to the applicable Closing Date and provided further that this subparagraph (c) shall not apply to any leases or renewals thereof for which Earn-Out Proceeds shall be earned by Cedar pursuant to Section 4, it being understood and agreed that this subparagraph (c) shall apply to any leases or renewals thereof for which Earn-Out Proceeds shall not be earned by Cedar pursuant to Section 4.

(d)	Except as set forth in Section 39 below, each party shall pay the cost of the fees and disbursements of its attorneys in connection with this Agreement.

The provisions of this Section 6 shall survive the Closings.

7.	Blue Mountain Development Parcel.

The parties acknowledge and agree that the Blue Mountain Development Parcel is not intended to be included in the Blue Mountain Closing and no portion of the Consideration for Blue Mountain is attributable to the Blue Mountain Development Parcel. Accordingly, notwithstanding anything to the contrary contained in this Agreement, the parties covenant and agree as follows:

(a)

If Cedar shall be able to legally separate the Blue Mountain Shopping Center Parcel and the Blue Mountain Development Parcel and deed fee title to the Blue Mountain Development Parcel (the “Blue Mountain Separation”) to its affiliate at or prior to the Blue Mountain Closing, the parties shall cause the Blue Mountain Property Owner and the owner of the Blue Mountain Development Parcel at the Blue Mountain Closing or, at Cedar’s election, at any time thereafter, to enter into a development declaration and reciprocal easement agreement in a form reasonably acceptable to the parties that shall provide for, inter alia, (i) such exclusive and nonexclusive easements as shall be reasonably necessary for the siting, designing, constructing, installing, repairing, restoring, maintaining, improving, demolishing, adding to or replacing of, all or any portion of the improvements now existing or thereinafter located on each property, and (ii) such other mutual rights and obligations as shall be reasonably necessary for the ordinary maintenance and operation of both properties, including, without limitation, customary insurance requirements and mutual indemnities from credit-worthy entities (it being acknowledged that the Partnership is a credit-worthy entity for this purpose) that are reasonably satisfactory to the parties (the “Blue Mountain REA”).

(b)

If, for any reason, the Blue Mountain Separation shall not have occurred as of the time that Cedar satisfies all other conditions set forth herein for the Blue Mountain Closing, then (i) the same shall not constitute a default by Cedar under this Agreement or a failure of a condition precedent to either party’s obligation to proceed with the Blue Mountain Closing under this Agreement, (ii) the parties shall proceed to close the Transaction for Blue Mountain as and when provided in this Agreement, and the Blue Mountain Development Parcel shall be included in such Transaction, (iii) at the Blue Mountain Closing, the parties shall cause the Blue Mountain Property Owner to enter into a ground lease (the “Blue Mountain Ground Lease”) demising the Blue Mountain Development Parcel to an affiliate of Cedar that is not an Owner in a form reasonably acceptable to the parties that shall provide for, inter alia (A) a term of ninety-nine (99) years (or, at Cedar’s election, any lesser term); (B) an annual fixed rent of One Hundred Dollars ($100) for the entirety of the term thereof; (C) the lessee to pay all costs, expenses and charges of every kind and nature relating solely to the Blue Mountain Development Parcel, including, without limitation, its to be agreed upon proportionate share of real estate taxes and other impositions attributable thereto; (D) the lessor to pay all amounts payable under any financing of the Blue Mountain Shopping Center Parcel (and the improvements thereon) that may also encumber the Blue Mountain Development Parcel (except as provided in clause (iv) below); (E) the right of the lessee thereunder to cause the Blue Mountain Separation to occur or, alternatively, at the lessee’s sole election, to cause the Blue Mountain Development Parcel and the Blue Mountain Shopping Center Parcel (and the improvements thereon) to be submitted to a condominium regime whereby each property shall constitute a separate condominium unit and the documents governing such a condominium regime shall provide, inter alia, for substantially the same terms and conditions as are provided in the Blue Mountain REA, in forms otherwise reasonably acceptable to the parties (the “Blue Mountain Condo Conversion”), in each case, pursuant to and in accordance with documentation reasonably acceptable to the parties; (F) an option in favor the lessee thereunder to purchase fee title to the Blue Mountain Development Parcel or the condominium unit comprised of the Blue Mountain Development Parcel, as the case may be, for One Hundred Dollars ($100) at any time following the occurrence of the Blue Mountain Separation or the Blue Mountain Condo Conversion, as applicable; (G) without restriction as to use or subleasing; and (H) the right of the lessee thereunder to record a memorandum of ground lease, and (iv) the parties shall not permit the Blue Mountain Property Owner to enter into any financing unless the same shall permit the Blue Mountain Separation, the Blue Mountain Condo Conversion and the release of the Blue Mountain Development Parcel from the lien of such financing, in each case, without the payment of any fee or expense (other than reimbursement of the applicable lender’s out-of-pocket expenses). Simultaneously with the execution and delivery of the Blue Mountain Ground Lease or, at Cedar’s election, at any time thereafter, the parties thereto shall execute and deliver the Blue Mountain REA.

(c)

Cedar shall pay the following costs and expenses associated with the Blue Mountain Separation, the Blue Mountain REA, the Blue Mountain Ground Lease and/or the Blue Mountain Condo Conversion: (i) any and all state and local recording charges and fees, if any; (ii) the reasonable out-of-pocket expenses of RioCan and any lender under a financing of Blue Mountain in connection with the Blue Mountain Separation, the Blue Mountain Condo Conversion, the Blue Mountain Ground Lease and/or the release of the Blue Mountain Development Parcel from the lien of such financing, including all attorneys’ fees, consultants’ fees and costs and expenses associated with survey updates, record searches, title examinations and updated mortgagee title insurance policies (including endorsements thereto), if any; and (iii) any and all Transfer Taxes.

(d)

The parties shall, and shall cause the Blue Mountain Property Owner and the owner or lessee of the Blue Mountain Development Parcel (as applicable) to cooperate with all reasonable requests of any party hereto in order to effectuate or otherwise accomplish the purposes of this Section 7, including, without limitation, executing and delivering such further documents and instruments as shall be reasonably required in connection therewith.

(e)	The terms and provisions of this Section 7 shall survive the Closings.
8.	Investigations.

RioCan hereby acknowledges that it has been afforded full access to the Due Diligence Site and the Properties, and that it has performed and completed its due diligence examinations, reviews and inspections of all matters pertaining to the Transactions, the Owners, the Interests, the Columbus Crossing Preferred Interests, the Properties, the Loans, and the Columbus Crossing Preferred Partner Loan, including, without limitation, the Information (its “Investigations”) prior to the date of this Agreement except for the completion of the Supplemental Testing.

RioCan shall have until 5:00 p.m. (Eastern time) on (i) November 10, 2009, with respect to the Supplemental Testing for Shaw’s Plaza and (ii) November 24, 2009, with respect to the Supplemental Testing for Sunset Crossing, in each case, TIME BEING OF THE ESSENCE (the period of time commencing upon the date hereof and continuing through and including such time on such date being herein called the “Supplemental Due Diligence Period”), within which to complete the Supplemental Testing, which shall at all times be subject to RioCan’s compliance with the provisions of this Section 8 and Section 9 hereof. Any entry upon the applicable Properties shall be made or performed during Cedar’s normal business hours and at the sole risk and expense of RioCan, and shall not materially interfere with the activities on or about the applicable Properties, their respective Tenants and their employees and invitees. During the Supplemental Due Diligence Period, Cedar shall provide RioCan with reasonable access to the applicable Properties upon reasonable advance notice for the sole purpose of performing the Supplemental Testing. In connection with the foregoing, RioCan shall:

(a)

promptly repair any damage to the applicable Properties resulting from any such Supplemental Testing and replace, refill and regrade any holes made in, or excavations of, any portion of the applicable Properties used for the Supplemental Testing so that each of the applicable Properties shall be substantially in the same condition that they existed in prior to the Supplemental Testing;

(b)	fully comply with all laws applicable to the Supplemental Testing;
(c)	permit Cedar to have a representative present during the Supplemental Testing;
(d)

take all actions and implement all protections reasonably necessary to ensure that the Supplemental Testing and the equipment, materials, and substances generated, used or brought onto the applicable Properties in connection with the Supplemental Testing, pose no threat to the safety or health of persons or the environment, and cause no damage to the applicable Properties or other property of Cedar or other persons;

(e)	furnish to Cedar, at no cost or expense to Cedar, copies of all studies and reports relating to the Supplemental Testing, which RioCan shall obtain promptly after RioCan’s receipt of same;
(f)

maintain or cause to be maintained, at RioCan’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring RioCan, Cedar, CSCI and Cedar-Raynham, LLC, as additional insureds, against any injuries or damages to persons or property that may result from or are related to Supplemental Testing, and/or any and all other activities undertaken by RioCan and/or the RioCan Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Cedar and with an insurance company acceptable to Cedar, and deliver a copy of such insurance policy to Cedar prior to the first entry on the applicable Properties; and

(g)

not permit the Supplemental Testing or any other activities undertaken by RioCan or the RioCan Representatives to result in any liens, judgments or other encumbrances being filed or recorded against any of the applicable Properties, and RioCan shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished).

If, on or before the expiration of the Supplemental Due Diligence Period, the Supplemental Testing for either of the applicable Properties shall evidence a physical or environmental condition not previously known to RioCan that, in its reasonable opinion, can reasonably be expected to have a material adverse impact on the value or operation of the Property that is the subject of such Supplemental Testing and RioCan shall determine that it no longer intends to acquire such Property as a result thereof, then RioCan shall promptly notify Cedar of such determination in writing on or before 5:00 p.m. (Eastern time) on the date that the Supplemental Due Diligence Period shall expire (each such notice being herein called the “Supplemental Due Diligence Termination Notice”), which notice shall contain a reasonably detailed description of such condition and reasonable evidence supporting RioCan’s determination of material adverse impact as aforesaid, whereupon the Consideration shall be reduced by the amount of the applicable Allotted Consideration, and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the applicable Transaction, except for any obligation expressly provided to survive a termination of this Agreement. In the event that RioCan shall fail to deliver the applicable Supplemental Due Diligence Termination Notice to Cedar on or before 5:00 p.m. (Eastern time) on the date that the Supplemental Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, RioCan shall be deemed to have agreed that the foregoing matters are acceptable to RioCan and that it intends to proceed with the acquisition of the applicable Properties without a reduction in, or an abatement of or credit against, the applicable Allocated Consideration (and, thereafter, RioCan shall have no further right to terminate this Agreement pursuant to this Section 8).

9.	Indemnification.

RioCan shall indemnify, defend and hold harmless the Cedar Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs of enforcement of the indemnification obligation hereunder), suffered or incurred by Cedar or any Cedar Related Party, and arising out of or in connection with (i) the entry by RioCan and/or the RioCan Representatives upon any of the Properties (whether conducted prior to or after the date hereof), (ii) any of its Investigations or other activities conducted thereon by RioCan or the RioCan Representatives, (iii) any liens or encumbrances filed or recorded against any Property as a consequence of its Investigations and/or (iv) any and all other activities undertaken by RioCan or the RioCan Representatives with respect to the Properties. The foregoing obligation to indemnify, defend and hold harmless shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) that result solely from the mere discovery, by RioCan or the RioCan Representatives, of existing conditions on any Property during its Investigations.

The provisions of this Section 9 shall survive the Closings and/or any termination of this Agreement.

10.	Confidentiality.

The Confidentiality Agreement remains in full force and effect and is incorporated herein by reference as if fully set forth herein, provided that (a) RioCan shall be deemed to have all the rights and obligations of RioCan REIT set forth therein, (b) Cedar shall be deemed to have all the rights and obligations of CSCI set forth therein, (c) a default by or breach by RioCan REIT, RioCan, any other RioCan Related Party and/or any RioCan Representative under the Confidentiality Agreement (including, but not limited to, as incorporated herein by reference) shall constitute a default by RioCan under this Agreement and (d) a default by or breach by CSCI or any Cedar Related Party under the Confidentiality Agreement (including, but not limited to, as incorporated herein by reference) shall constitute a default by Cedar under this Agreement.

11.	Undertaking.

Cedar shall use commercially reasonable efforts to locate and deliver to RioCan the materials listed on Exhibit H attached hereto and made a part hereof.

12.	Lender Approval.
(a)

With respect to each of the Transactions (other than the Transactions involving Blue Mountain and Sunset Crossing), Cedar shall use commercially reasonable efforts commencing promptly after the date hereof to obtain from the Lenders their respective written approval or agreement, in a form reasonably acceptable to RioCan of (i) the Reorganizations, if applicable, and the Transactions, (ii) the applicable Management Agreement, (iii) a one time transfer on or after the applicable Closing of either (A) forty-nine percent (49%) or a lesser amount of the direct or indirect interests in RioCan to a single Institutional Investor or (B) RioCan’s entire partnership interest in the Partnership to a U.S. entity wholly owned and Controlled by RioCan REIT and a single Institutional Investor and at least fifty-one percent (51%) owned, directly or indirectly, by RioCan REIT and not more than forty-nine percent (49%) owned, directly or indirectly, by such Institutional Investor, and (iv) a transfer pursuant to the buy/sell provisions of the Partnership Agreement (collectively, with any other related approvals required pursuant to the applicable Loan Documents the “Loan Approvals”). Notwithstanding the foregoing, the refusal of a Lender to pre-approve or otherwise permit any of the following without the consent of such Lender shall not be grounds for RioCan to claim that a Loan Approval is not reasonably acceptable to RioCan (or that a condition precedent to RioCan’s obligation to close the applicable Transaction has not been satisfied): (w) any transfer of a partnership interest in the Partnership from Cedar to RioCan (or any affiliate of either of the foregoing) after Closing, (x) any transfer of up to forty-nine percent (49%) of the stock in RioCan to a third party Institutional Investor on or after Closing, (y) any transfer of RioCan’s entire partnership interest in the Partnership to a U.S. entity wholly owned and Controlled by RioCan REIT and a single Institutional Investor on or after Closing and/or (z) any transfer pursuant to the buy/sell and/or right of first refusal provisions of the Partnership Agreement. In addition, if any Lender shall condition its Loan Approval upon modifying the applicable organizational documents of the Owners, any other agreements to be delivered in connection herewith and/or the terms of the contemplated Reorganizations in order for the same to comply with the single purpose entity and/or bankruptcy remoteness requirements of the applicable Loan Documents and/or other reasonable requirements of such Lender, in each case, which modifications do not materially increase the liabilities (including, without limitation, potential tax liabilities) or materially limit the rights or economic benefits of Cedar or RioCan under this Agreement or any other agreements to be delivered in connection herewith, the same shall constitute neither a default by Cedar under this Agreement nor the failure of a condition precedent to the obligation of any party to close hereunder, and the parties shall use commercially reasonable efforts to satisfy any such requirements to the satisfaction of such Lender. Cedar shall request that the documents evidencing a Loan Approval contain a statement from the Lender identifying, in writing, the outstanding principal balance and interest rate of the applicable Loan and whether, to Lender’s knowledge, any default exists under the applicable Loan Documents (the “Loan Estoppel Statement”). Cedar and RioCan agree to use commercially reasonable efforts to cooperate with each other in connection with the foregoing (including, without limitation, promptly furnishing to the Lenders all information and documents (financial and otherwise) which may be required under the Loan Documents or otherwise reasonably requested by the Lenders). For avoidance of doubt, failure by Cedar to obtain (x) any Loan Approval in the manner provided herein shall not constitute a default by Cedar under this Agreement, but shall constitute the mere failure of a condition precedent as more particularly set forth in Section 18 below and/or (y) any Loan Estoppel Statement in the manner provided herein shall constitute neither a default by Cedar under this Agreement nor the failure of a condition precedent to the obligation of any party to close hereunder.

(b)

If, with respect to one (1) or more of the applicable Properties (each, a “Subject Property”), necessary Loan Approvals shall not have been obtained by Cedar and RioCan prior to 5:00 P.M. (Eastern time) on July 26, 2010 (the “Loan Approval Deadline”), then Cedar shall have the right, in its sole and absolute discretion, exercisable by delivery of written notice to RioCan to either (x) extend the Loan Approval Deadline with respect to the Subject Property(ies) by a period not to exceed, in the aggregate, thirty (30) days (the “Extension Period”) and, if necessary, extend the Closing of the related Transaction(s) (the “Subject Transaction(s)”) in connection therewith, or (y) remove the Interests associated with the Subject Property(ies) (the “Subject Interests”) from the Interests being conveyed pursuant to this Agreement, in which case this Agreement shall terminate as to the Subject Transaction, the Deposit shall be refunded to RioCan (if no other Closing with respect to a Property that is not a Subject Property remains outstanding) and the Consideration shall be reduced by the amount of the applicable Allotted Consideration, whereupon the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the Subject Interests, the Subject Property and the Subject Transaction (except for any obligation expressly provided to survive a termination of this Agreement). If Cedar shall make an election under clause (x) of this Section 12(b), then the following shall apply:

(i)	The parties shall proceed with the Closing of any other Transaction that is not a Subject Transaction in accordance with the terms of this Agreement.
(ii)

If Cedar does not obtain any or all outstanding Loan Approval(s) by the expiration of the Extension Period, then this Agreement shall automatically terminate with respect to the Subject Transaction only, in which case the Consideration shall be reduced by the amount of the applicable Allotted Consideration, the Deposit shall be refunded to RioCan (if no other Closing with respect to a Property that is not a Subject Property remains outstanding), and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the Subject Interests, the Subject Property and the Subject Transaction, except for any obligation expressly provided to survive a termination of this Agreement.

13.	Representations and Warranties of Cedar.
(a)	Cedar hereby makes the following representations and warranties to RioCan:
(i)

Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed by Cedar will be duly authorized, executed and delivered by and binding upon Cedar as of each Closing Date. As of each Closing Date, this Agreement will constitute the legal, valid and binding obligations of Cedar and shall be enforceable against Cedar in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditor’s rights generally and (ii) general principles of equity. Cedar is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware and, as of the Closing Date, will be duly authorized and qualified to do all things required of it under this Agreement and all agreements, instruments and documents herein provided to be executed by Cedar. Each of the Owners is, on the date of this Agreement, a limited liability company or limited partnership, duly formed and validly existing and in good standing under the laws of the State or Commonwealth of its formation and, with respect to each Property Owner, is in good standing under the laws of the State or Commonwealth in which its Property is located. On the applicable Closing Date, each of the Owners (other than Columbus Crossing Property Owner) will be a limited partnership or a limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware and, with respect to each Property Owner, in good standing in the State or Commonwealth in which its Property is located. On the applicable Closing Date, Columbus Crossing Property Owner will be a limited partnership, duly formed and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(ii)

No Options: Except as set forth in the Leases, as of the date of this Agreement, neither Cedar nor the Property Owners have entered into any agreement, option, understanding or commitment, or granted any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment with any Person (other than RioCan), for the purchase or ground lease from Cedar and/or any Property Owner of any of the Properties or any rights or interest therein, which remains outstanding. For avoidance of doubt, the foregoing representation shall in no event be interpreted to cover any agreement, option, understanding, commitment right or privilege with respect to all or any portion of the direct or indirect interests in Cedar or CSCI.

(iii)

Pre-RioCan Owner Agreements; Assets. Annexed hereto as Exhibit C and made a part hereof is a true and complete list (in all material respects) of the Pre-RioCan Owner Agreements of each Owner as modified and/or amended through the date of this Agreement, true and correct copies (in all material respects) of which have been delivered or made available to RioCan. As of the date of this Agreement, the Pre-RioCan Owner Agreements of each Owner, as listed in Exhibit C, are in full force and effect and have not been modified, supplemented or amended. Since its inception, no Owner has owned, as applicable, assets other than the applicable Property or Owner or engaged in any business other than the ownership and operation of the applicable Property or other Owner, and the applicable Owners have no liabilities (contingent or otherwise) other than liabilities incurred in connection with the ownership and operation of the applicable Property or other Owner.

(iv)

Interests. Immediately prior to each Closing, Cedar (or its wholly-owned direct or indirect subsidiary) shall own, legally and beneficially, all of the Interests included in such Closing free of all security interests, liens, encumbrances and pledges. There are no options, subscriptions, warrants, calls, preemptive rights, rights of first refusal or other rights, commitments or arrangements, written or oral, outstanding with respect to the Interests or any unissued equity interests in the Owners or any security convertible into or exchangeable or exercisable for any equity interests in the Owners, in each case, other than with respect to the Columbus Crossing Preferred Interests and the terms and conditions of the Loan Documents, the Blue Mountain Line of Credit and the Sunset Crossing Line of Credit. Except for the Interests and the Columbus Crossing Preferred Interests, there are no other equity interests in any Owner held by any Person. Upon delivery to the REIT Property Subsidiary in accordance with Schedule 2 attached hereto, good and valid title to the Interests will pass to the REIT Property Subsidiary, free and clear of any and all security interests, liens, encumbrances and pledges.

(vi)

Taxes. All tax returns that have been required to be filed with respect to the business, operations and assets of each Owner have been filed. All taxes, charges, fees, levies or other assessments, including, without limitation, income, real and personal property taxes, imposed by any Governmental Authority having jurisdiction that are due and payable as of the applicable Closing Date with respect to the business, operations and assets of the applicable Owner, have been paid or shall be paid as of the applicable Closing Date. As of the date of this Agreement, there are no pending audits with respect to taxes payable by the Owners. Immediately following the applicable Reorganization and as of the applicable Closing Date, each applicable Owner (other than the Columbus Crossing Property Owner) shall be classified as a disregarded entity for federal income tax purposes.

(vii)

Leases. Cedar has no knowledge of any leases to which any Property Owner is a party affecting any portion of the applicable Property that will be in force on the applicable Closing Date other than the Leases. As of the date of this Agreement, to the knowledge of Cedar, (x) the Leases are in full force and effect and have not been amended except as set forth in the Lease Exhibit, and (y) the Lease Exhibit is true and correct in all material respects. True and complete (in all material respects) copies of the Leases have been provided to RioCan on the Due Diligence Site. As of the date of this Agreement, except as noted on Schedule 10, Cedar has no knowledge of any material default by any party to any Lease that remains uncured (including, without limitation, violations of (A) representations that would give rise to a termination right under the applicable Lease and (B) radius restrictions). To the knowledge of Cedar, the rent rolls provided in the Due Diligence Site are true and correct in all material respects as of the date of such rent rolls. To Cedar’s knowledge as of the date of this Agreement, no Major Tenant has requested in writing Cedar’s consent to the assignment or surrender of such Major Tenant’s lease, which consent request remains outstanding. With respect to each Blue Mountain Lease executed by a Tenant prior to the date of this Agreement, to the knowledge of Cedar, no such Tenant has an outstanding right (if any) to terminate its Lease or receive a rent reduction by reason of the landlord’s failure to complete the initial construction of Blue Mountain as and when required thereunder.

(viii)

Ground Leases: There are no ground leases pursuant to which a Property Owner, as lessee, leases all or any portion of any Property from a third party, as lessor, other than the Ground Leases. As of the date of this Agreement, to the knowledge of Cedar, the Ground Leases are in full force and effect and have not been amended. True and complete (in all material respects) copies of the Ground Leases have been provided to RioCan on the Due Diligence Site. As of the date of this Agreement, Cedar has no knowledge of any material default by any party to any Ground Lease that remains uncured.

(ix)

Environmental Claims: Except as disclosed in the environmental reports provided to RioCan on the Due Diligence Site, to the knowledge of Cedar, as of the date of this Agreement, neither Cedar nor any Property Owner has received written notice of any material Environmental Claim attributable to the period of Cedar’s or such Property Owner’s ownership of the applicable Property that remains uncured or unsatisfied in any material respect.

(x)

Zoning: To the knowledge of Cedar, as of the date of this Agreement, no written notice has been received by Cedar or any Property Owner of any pending or threatened change to, any zoning by-law materially affecting all or any portion of any Property, or any local improvements made by any authority and chargeable (and not paid) to all or any portion of any Property, in any event, that would have a material adverse effect on the value, use or operation of such Property.

(xi)

Leasing Agents and Commissions: To the knowledge of Cedar as of the date of this Agreement, there are no outstanding agreements with leasing agents in respect of leasing space in the Property nor are there any outstanding commissions payable to any brokers with respect to any Leases, except (x) to Cedar or its affiliate at the applicable Closing pursuant to Section 6(c) hereof, (y) such outstanding commissions that will remain the sole obligation of Cedar pursuant to Section 19(b) hereof and (z) such outstanding commissions that shall be the responsibility of the Partnership pursuant to Section 19 hereof.

(xii)

Intellectual Property: To the knowledge of Cedar as of the date of this Agreement, neither Cedar nor any Property Owner has granted any licenses, rights or interests in the Intellectual Property, none of the Intellectual Property is subject to any licenses, rights or interests, and no payments are made by or to Cedar in respect of the use of the Intellectual Property.

(xiii)

Service Contracts. Cedar has no knowledge of any service or equipment leasing contracts to which any Property Owner is a party affecting any portion of the applicable Property which will be in force on the applicable Closing Date other than the Service Contracts. As of the date of this Agreement, to the knowledge of Cedar, (x) all of the material Service Contracts are in full force and effect and (y) true and complete (in all material respects) copies of the Service Contracts listed on Schedule 4 have been delivered to RioCan on the Due Diligence Site. As of the date of this Agreement, Cedar has no knowledge of any material default by any party to any Service Contract that remains uncured.

(xiv)	Employees. As of the date of this Agreement and the applicable Closing Date, the Owners have no, and shall not have any, employees or former employees.
(xv)

Litigation. As of the date of this Agreement, except as set forth in Schedule 7 attached hereto, there is no material pending (for which any Owner has been served) or, to Cedar’s knowledge, material threatened litigation, claim or proceeding against any Property or against any Owner other than claims made in the ordinary course of the business of owning and operating the Properties and the Property Owners, as applicable, which are covered by insurance maintained by Cedar and/or the applicable Owner. To Cedar’s knowledge as of the date of this Agreement, there is not outstanding against Cedar, any Owner or any Property any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator which materially and adversely affects the Properties.

(xvi)	No Insolvency. Neither Cedar nor any Owner is or shall be on the applicable Closing Date, a debtor in any state or federal insolvency, bankruptcy or receivership proceeding.
(xvii)	Non-Foreign Person. Neither Cedar nor any Owner is or shall be as of the applicable Closing Date, a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended.
(xviii)

Columbus Crossing Loan. The Property commonly known as Columbus Crossing, located in Philadelphia, Pennsylvania is currently encumbered by a mortgage loan in the original principal amount of $17,000,000 made by Susquehanna Bank, a Pennsylvania banking corporation (the “Columbus Crossing Loan”) to the applicable Property Owner. As of the date of this Agreement, (x) to Cedar’s knowledge, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments delivered in connection with the Columbus Crossing Loan (the “Columbus Crossing Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to Cedar’s knowledge, the Columbus Crossing Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) to Cedar’s knowledge, the applicable Property Owner is not in material default of, and has not received written notice from the applicable Lender of any uncured default under, any of such Property Owner’s material obligations under the Columbus Crossing Loan Documents. To the knowledge of Cedar, as of the applicable Closing Date, the outstanding principal amount of the Columbus Crossing Loan set forth on the applicable Settlement Statement shall be the true and correct outstanding principal amount of the Columbus Crossing Loan as of the applicable Closing Date.

(xix)

Franklin Village Loan. The Property commonly known as Franklin Village, located in Franklin, Massachusetts is currently encumbered by a mortgage loan in the original principal amount of $43,500,000 made by Eurohypo AG, New York Branch, a New York branch of a German banking corporation (as subsequently assigned, the “Franklin Village Loan”) to the applicable Property Owner. As of the date of this Agreement, (x) to Cedar’s knowledge, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments delivered in connection with the Franklin Village Loan (the “Franklin Village Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to Cedar’s knowledge, the Franklin Village Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) to Cedar’s knowledge, the applicable Property Owner is not in material default of, and has not received written notice from the applicable Lender of any uncured default under, any of such Property Owner’s material obligations under the Franklin Village Loan Documents. To the knowledge of Cedar, as of the applicable Closing Date, the outstanding principal amount of the Franklin Village Loan set forth on the applicable Settlement Statement shall be the true and correct outstanding principal amount of the Franklin Village Loan as of the applicable Closing Date.

(xx)

Loyal Plaza Loan. The Property commonly known as Loyal Plaza, located in Williamsport, Pennsylvania is currently encumbered by a mortgage loan in the original principal amount of $14,000,000 made by Lehman Brothers Bank, FSB and subsequently assigned to LaSalle Bank National Association, as Trustee for the Registered Holders of LB-UBS Commercial Mortgage Trust 2001-C3, Commercial Mortgage Pass-Through Certificates, Series 2001-C3 (the “Loyal Plaza Loan”) to the applicable Property Owner. As of the date of this Agreement, (x) to Cedar’s knowledge, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments delivered in connection with the Loyal PlazaLoan (the “Loyal Plaza Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to Cedar’s knowledge, the Loyal Plaza Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) to Cedar’s knowledge, the applicable Property Owner is not in material default of, and has not received written notice from the applicable Lender of any uncured default under, any of such Property Owner’s material obligations under the Loyal Plaza Loan Documents. To the knowledge of Cedar, as of the applicable Closing Date, the outstanding principal amount of the Loyal Plaza Loan set forth on the applicable Settlement Statement shall be the true and correct outstanding principal amount of the Loyal Plaza Loan as of the applicable Closing Date.

(xxi)

Bridgeport Loan. The Property commonly known as Shop N Shop Plaza, located in Bridgeport, Connecticut is currently encumbered by a mortgage loan in the original principal amount of $7,000,000 made by Morgan Stanley Mortgage Capital Inc., a New York corporation, as subsequently assigned to LaSalle Bank National Association, as Trustee and Custodian for Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-Top 26 (the “Bridgeport Loan”) to the applicable Property Owner. As of the date of this Agreement, (x) to Cedar’s knowledge, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments delivered in connection with the Bridgeport Loan (the “Bridgeport Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to Cedar’s knowledge, the Bridgeport Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) to Cedar’s knowledge, the applicable Property Owner is not in material default of, and has not received written notice from the applicable Lender of any uncured default under, any of such Property Owner’s material obligations under the Bridgeport Loan Documents. To the knowledge of Cedar, as of the applicable Closing Date, the outstanding principal amount of the Bridgeport Loan set forth on the applicable Settlement Statement shall be the true and correct outstanding principal amount of the Bridgeport Loan as of the applicable Closing Date.

(xxii)

Shaw’s Plaza Loan. The Property commonly known as Shaw’s Plaza, located in Raynham, Massachusetts is currently encumbered by a mortgage loan in the original principal amount of $14,200,000 made by Bear Stearns Commercial Mortgage, Inc., a New York corporation, as subsequently assigned to LaSalle Bank National Association, as Trustee for Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2004-Top 14 (the “Shaw’s Plaza Loan”) to the applicable Property Owner. As of the date of this Agreement, (x) to Cedar’s knowledge, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments delivered in connection with the Shaw’s Plaza Loan (the “Shaw’s Plaza Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to Cedar’s knowledge, the Shaw’s Plaza Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) to Cedar’s knowledge, the applicable Property Owner is not in material default of, and has not received written notice from the applicable Lender of any uncured default under, any of such Property Owner’s material obligations under the Shaw’s Plaza Loan Documents. To the knowledge of Cedar, as of the applicable Closing Date, the outstanding principal amount of the Shaw’s Plaza Loan set forth on the applicable Settlement Statement shall be the true and correct outstanding principal amount of the Shaw’s Plaza Loan as of the applicable Closing Date.

(xxiii)

Columbus Crossing Preferred Partner Loan. The original principal amount of the Columbus Crossing Preferred Partner Loan is $6,367,000, which has not been repaid. As of the date of this Agreement (x) to the knowledge of Cedar, the documents and instruments identified on Schedule 8 attached hereto constitute all of the material documents and instruments entered into in connection with the Columbus Crossing Preferred Partner Loan (the “Columbus Crossing Preferred Partner Loan Documents”), true and complete (in all material respects) copies of which have been provided to RioCan on the Due Diligence Site; (y) to the knowledge of Cedar, the Columbus Crossing Preferred Partner Loan Documents are in full force and effect and have not been amended except as set forth on Schedule 8 attached hereto, and (z) the Existing Columbus Crossing Preferred Partner Lender is the holder of the Columbus Crossing Preferred Partner Loan Documents. To Cedar’s knowledge, as of the date of this Agreement, neither the Existing Columbus Crossing Preferred Partner Lender nor the borrower is in material default under the Columbus Crossing Preferred Partner Loan Documents.

(xxiv)

Loan Documents. No Owner has entered into any loan documents secured in whole or in part by the applicable Property or Property Owner that will be binding on such Owner after the applicable Closing Date other than the Loan Documents.

(xxv)

Notices of Condemnation, Violations. To the knowledge of Cedar, neither Cedar nor any Property Owner has received written notice from any Governmental Authority having jurisdiction of (a) any condemnation of all or any part of the Properties as of the date of this Agreement or (b) any violations by any Property Owner of any zoning ordinance, fire codes, law or other legal requirement relating to the ownership of the Properties, which have not been corrected in all material respects, which are not the responsibility of Tenants and which have a material adverse effect on the value, use or operation of such Property.

(xxvi)	Reports: Cedar has provided to RioCan complete copies of all environmental and physical reports it has commissioned or in its possession or control in respect of the Properties.
(xxvii)	Exempt Assets: The Properties constitute exempt assets for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Rules 802.2(h) and 802.5 thereunder.
(xxviii)

Material Title Contracts. As of the date of this Agreement, to Cedar’s knowledge, (x) the Material Title Contracts are in full force and effect and (y) Cedar is not in default in any material respect with respect to any material obligation under any Material Title Contract.

(xxix)

Surveys. As of the date of this Agreement, to Cedar’s knowledge, there has been no material change with respect to any material physical improvements disclosed on the Existing Surveys furnished to RioCan prior to the date of this Agreement (other than with respect to Blue Mountain), except for such matters that would not materially and adversely affect the ordinary operation of the Properties as currently operated or the value or marketability of the Properties.

(xxx)

Financial Statements. Prior to the date hereof, Cedar has delivered to RioCan: (i) the balance sheets of each applicable Property Owner as of December 31, 2007 and 2008 (collectively, the “Balance Sheets”); (ii) statements of operations, cash flows and owners’ equity for the year ended December 31, 2008; and (iii) a balance sheet of each Property Owner as of June 30, 2009 (the foregoing financial statements, including any notes thereto and any related compilations, reviews and other reports issued by the Property Owners’ accountants with respect thereto, the “Financial Statements”). The Financial Statements have been prepared from the books and records of each respective Property Owner in accordance with GAAP during the periods covered thereby (except as otherwise disclosed therein). To the knowledge of Cedar, the books and records of each Property Owner, all of which have been made available to RioCan before the date hereof, are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. To the knowledge of Cedar, no Property Owner has any material liabilities or obligations of a nature required by GAAP to be reflected on a balance sheet of such Property Owner, except (i) as disclosed, reflected or reserved against in the Balance Sheets and (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the applicable Balance Sheet.

(xxxi)

Withholding Information. Cedar has not knowingly withheld any factual information or documentation regarding the Properties or the Interests which would make any of the representations and warranties contained herein untrue in any material respect

(b)

Knowledge of Cedar; References to “Owner”. References to the “knowledge” of Cedar or words of similar import shall refer only to (i) the knowledge of Cedar of information actually and specifically set forth in written materials physically located in the files and property records maintained by Cedar at its offices and (ii) the current actual (as opposed to implied or constructive) knowledge of Leo S. Ullman and Brenda Walker and shall not be construed, by imputation or otherwise, to refer to the knowledge of Cedar or any parent, subsidiary or affiliate of Cedar or to any other officer, agent, manager, representative or employee of Cedar or to impose upon Leo S. Ullman or Brenda Walker any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains other than the duty of either Leo S. Ullman or Brenda Walker to cause inquiry, verbal or in writing, of the regional asset managers for the applicable Properties, with respect to Property specific representations contained in Section 13(a). Notwithstanding anything to the contrary contained in this Agreement, neither Leo S. Ullman nor Brenda Walker shall have any personal liability hereunder. Notwithstanding anything to the contrary contained in this Agreement, references to “Owner” or “Owners” in the representations and warranties made in this Section 13(a) as of the date of this Agreement shall refer to the Owner or Owners as and to the extent the same has or have been formed as of the date of this Agreement.

(c)

Knowledge of RioCan. Notwithstanding anything to the contrary contained in this Agreement, with respect to each Transaction, (i) if any of the representations or warranties of Cedar contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Cedar is in material breach or default of any of its obligations under this Agreement that survive a Closing, and RioCan nonetheless closes such Transaction hereunder, then none of the Cedar Partners shall have any liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such Closing) in the event that either (x) on or prior to the applicable Closing, RioCan shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information and (ii) to the extent the copies of the Leases, the Service Contracts, any estoppel certificates or any other such Information furnished to or otherwise obtained by RioCan prior to the applicable Closing contain provisions or information that are inconsistent with the foregoing representations and warranties, none of the Cedar Partners shall have any liability or obligation respecting such inconsistent representations or warranties (and RioCan shall have no cause of action with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases, Service Contracts and other Information.

(d)

DISCLAIMER OF REPRESENTATIONS. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSFER OF THE INTERESTS AND THE PROPERTIES HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE INTERESTS, PROPERTIES, THE PHYSICAL CONDITION OF THE PROPERTIES (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTIES (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTIES OR THE OWNERS WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTIES), THE FINANCIAL CONDITION OF THE PROPERTIES, THE OWNERS OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTIES, THE OWNERS, THE INTERESTS OR ANY PART THEREOF. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 25 OF THIS AGREEMENT, RIOCAN ACKNOWLEDGES THAT PRIOR TO THE DATE OF THIS AGREEMENT RIOCAN HAS EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN THE JUDGMENT OF RIOCAN BEAR UPON THE PROPERTIES, THE INTERESTS AND THEIR VALUE AND SUITABILITY EXCEPT FOR THE COMPLETION OF THE SUPPLEMENTAL TESTING (WHICH RIOCAN ACKNOWLEDGES SHALL BE COMPLETED BY THE EXPIRATION OF THE SUPPLEMENTAL DUE DILIGENCE PERIOD). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) RIOCAN WILL ACQUIRE THE INTERESTS (INCLUDING AN INDIRECT INTEREST IN THE PROPERTIES) SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND (B) WITHOUT LIMITING THE FOREGOING, RIOCAN WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM CEDAR IN CONNECTION WITH THE CONDITION OF THE PROPERTIES AND THE INTERESTS, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 13(d) SHALL SURVIVE THE CLOSINGS.

(e)

Survival of Representations and Warranties of Cedar. Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties of Cedar contained in this Section 13 with respect to each Transaction and the related Property, Owner(s), and Interests shall survive the Closing of such Transaction for a period of one (1) year (except that the representations and warranties of Cedar contained in Section 13(a)(i), (iii), (iv) and (v) shall survive the Closing of the applicable Transaction for a period of two (2) years and the representations and warranties of Cedar contained in Section 13(a)(vi) shall survive the Closing until the expiration of the applicable statute of limitations). This Section 13(e) shall survive the Closings.

14.	Representations and Warranties of RioCan.
(a)	RioCan does hereby make the following representations and warranties to Cedar:
(i)

Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed by RioCan have been or by Closing will be, duly authorized, executed and delivered by and are binding upon RioCan. As of the Closing Date, this Agreement will constitute the legal, valid and binding obligations of RioCan and shall be enforceable against RioCan in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditor’s rights generally and (ii) general principles of equity. RioCan is a corporation validly existing and in good standing under the laws of the Delaware, and is duly authorized and qualified to do all things required of it under this Agreement and all agreements, instruments and documents herein provided to be executed by RioCan.

(ii)	Litigation. To the knowledge of RioCan, there is no material pending or threatened litigation, claim or proceeding against RioCan.
(iii)	No Insolvency. RioCan is not and as of the applicable Closing Date, RioCan will not be, a debtor in any state, federal or foreign insolvency, bankruptcy, receivership proceeding.
(iv)

OFAC. Neither RioCan nor any member, partner or shareholder of RioCan, nor to the knowledge of RioCan, any Person with actual authority to direct the actions of RioCan nor, to the knowledge of RioCan any other Persons holding any legal or beneficial interest whatsoever in RioCan (A) are named on any list of Persons and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or any similar list known to RioCan or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (B) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists, or (C) has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to the knowledge of RioCan, otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(v)

Conflicts. Neither the entry into nor the performance of this Agreement by RioCan will (i) violate or result in a breach under, or constitute a default under, any corporate charter, certificate of incorporation, by-law, partnership agreement, indenture, contract, permit, judgment, decree or order to which RioCan is a party or by which RioCan is bound, or (ii) except with respect to the Loan Approvals, require the consent of any third party other than as has already been obtained or is otherwise specifically set forth herein.

(b)

Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties of RioCan contained in this Section 14 shall survive the Closings for a period of one (1) year (except that the representations and warranties of RioCan contained in Section 14(a)(i) and (v) shall survive the Closings for a period of two (2) years and the representations and warranties of Cedar contained in Section 14(a)(iv) shall survive the Closing until the expiration of the applicable statute of limitations, or if there is no applicable statute of limitations, then forever). This Section 14(b) shall survive the Closings.

15.	Investment Representations, Etc.
(a)

Cedar, for itself and for each Cedar Partner, and RioCan, each represents and warrants to the other and each Owner, that (i) it is an “accredited investor” as that term is defined in the Securities Act and was not formed solely for the purpose of purchasing partnership interests in the Partnership (the “Partnership Interests”); (ii) as applicable, the Partnership Interests have been or are being acquired by it, directly or indirectly, pursuant to the Partnership Agreement as an investment for its own account with no intention of distributing or reselling such Partnership Interests in any transaction that would be in violation of the securities laws of the United States or of any state, subject however, to the rights of such purchasers at all times to sell or otherwise dispose of all or any part of the Partnership Interests under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and, subject, nevertheless, to the disposition of such purchaser’s property being at all times within its control; (iii) it (A) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Partnership Interests, (B) has had the opportunity to ask questions of and receive answers concerning such Owner and its investment in the Partnership Interests and to obtain any information necessary to verify the information obtained by it, and (C) is able to bear the economic risks of such investment; and (iv) it has full power and authority to own or acquire the Partnership Interests to be acquired by it directly or indirectly as set forth herein or in the Partnership Agreement.

(b)

Cedar, for itself and for each Cedar Partner, and RioCan each acknowledges that: (i) the offering of the Partnership Interests has not been, and will not be, registered with the Commission under and pursuant to the Securities Act; (ii) the Partnership Interests have not been qualified for sale in any state under applicable state securities or Blue Sky Laws; (iii) in purchasing the Partnership Interests directly or indirectly it must bear the economic risks of the investment for an indefinite period of time because the Partnership Interests cannot be sold unless the offering of such Partnership Interests is subsequently registered under that Securities Act or an exemption from such registration is available; (iv) with respect to the tax and other legal consequences of an investment in the Partnership Interests, it is relying solely upon advice of its own tax and legal advisors; and (v) the Partnership Agreement and any other evidence of ownership of Partnership Interests will bear a legend reflecting the unregistered and restricted nature of the Partnership Interests; provided, however the foregoing Sections 15(a) and 15(b) are subject to and do not derogate from the reliance by each of RioCan and Cedar on the truth and accuracy of the express representations, warranties and covenants of the other in this Agreement or any of the closing documents executed and delivered by the other in connection with a Closing.

(c)

Cedar and RioCan each agrees that: (i) it will not, directly or indirectly, dispose of any of the Partnership Interests without registration under the Securities Act unless and until the proposed sale or transfer of the Partnership Interests is exempt from the registration requirements of the Securities Act, as evidenced (if desired by such Owner) by a written opinion of counsel of recognized standing in Securities Law.

(d)	The provisions of this Section 15 shall survive the Closings.
16.	Interim Covenants of Cedar.
(a)

With respect to each of the Properties, Cedar shall cause each of the Property Owners to operate its Property in substantially the same manner as prior hereto pursuant to its normal course of business, including the maintenance of insurance and the making of claims thereunder, until the applicable Closing Date or prior termination of this Agreement with respect to such Property as provided herein; provided, however, that, without the prior consent of RioCan, Cedar shall not (except to the extent expressly provided herein) prior to the applicable Closing Date or prior termination of this Agreement with respect to such Property as provided herein:

(i)	refinance any of the Loans or, except as contemplated by Section 12(a) hereof, amend, modify or terminate in any material respect any of the Loan Documents;
(ii)

except as required pursuant to the terms of a Lease, enter into, terminate (including evict), accept a surrender, modify or amend, in any material respect, or waive in writing or otherwise any material covenant or obligation of a Tenant under, any Lease for an area in excess of 10,000 rentable square feet;

(iii)

enter into any lease of less than 10,000 rentable square feet if (y) the net effective rent is less than ninety-seven percent (97%) of the proforma net effective rent shown for the applicable portion of a Property shown on Schedule 15 or (z) if such lease is neither substantially in the standard form of lease for the applicable Property (with commercially reasonable changes thereto) nor is otherwise on commercially reasonable terms;

(iv)	terminate, modify or amend, in any material respect, or waive in writing or otherwise any material covenant or obligation of a Ground Lessor under, any Ground Lease; or
(v)

except for leases (or terminations, surrenders, modifications or amendments thereof) which would not require RioCan’s consent pursuant to the foregoing clauses of this Section 16(a), grant any person or entity the right to acquire any fee or leasehold interest in any Property (or any portion thereof).

The provisions of this Section 16(a) shall survive the Closings.

(b)

Cedar shall use commercially reasonable efforts as soon as practicable following the date of this Agreement to cause the release of Blue Mountain from the Blue Mountain Line of Credit. Prior to the Closing of the Transaction involving Blue Mountain, following the release of Blue Mountain from the Blue Mountain Line of Credit, Cedar may, subject to the terms of this Section 16(b), cause the applicable Property Owner to finance Blue Mountain with a mortgage loan secured by such Property on such commercially reasonable terms as Cedar shall determine (the “Blue Mountain Loan”). Promptly upon receipt thereof, Cedar agrees to deliver a copy of either the loan application or commitment received from the applicable lender in connection with the Blue Mountain Loan (the “Blue Mountain Loan Application”) to RioCan for its review and approval, not to be unreasonably withheld or conditioned. Likewise, prior to entering into the loan documents and instruments evidencing the Blue Mountain Loan (the “Blue Mountain Loan Documents”), Cedar agrees to deliver copies of the same to RioCan for its review and approval, not to be unreasonably withheld or conditioned; provided, however, that RioCan shall have no right to disapprove the Blue Mountain Loan Documents unless the same materially and adversely conflict with the terms of the Blue Mountain Loan Application. In the event that RioCan shall fail to deliver written approval or disapproval of the terms of either the Blue Mountain Loan Application or the Blue Mountain Loan Documents within five (5) Business Days after receipt thereof, RioCan shall be deemed to have approved the same. If, in accordance with the terms of this Section 16(b), RioCan shall disapprove of the terms of either the Blue Mountain Loan Application or the Blue Mountain Loan Documents, Cedar shall have the option, in its sole direction, to either (i) cause the Blue Mountain Loan Application or the Blue Mountain Loan Documents, as applicable, to be modified until RioCan shall approve the same (which approval shall not be unreasonably withheld, conditioned or delayed) or (ii) cease pursuit of such Blue Mountain Loan. If the Blue Mountain Loan shall close prior to the Closing of the Transaction involving Blue Mountain as contemplated herein, the Allotted Consideration payable by RioCan at such Closing shall be adjusted (x) to account for the outstanding principal amount of the Blue Mountain Loan and (y) such that RioCan shall be responsible for its respective Percentage Interests of all third party transaction costs and closing costs incurred in obtaining the Blue Mountain Loan. In addition, if the Blue Mountain Loan shall have closed prior to the Closing of the Transaction involving Blue Mountain, RioCan shall pay to Cedar at the Closing of such Transaction, its Percentage Interest of a financing fee equal to one-quarter of one percent (0.25%) of the original principal amount of the Blue Mountain Loan; provided, however, that fifty percent (50%) of such financing fee shall be paid to RioCan if RioCan or RioCan REIT was the sole procuring party with respect to such financing or refinancing, and provided further that any such financing fee payable hereunder shall not exceed $50,000. In the event the Blue Mountain Loan shall close on or after the Closing of the Transaction involving Blue Mountain, the financing fee payable to Cedar in connection therewith shall be governed by the terms of the applicable Management Agreement. The provisions of this Section 16(b) shall survive the Closings.

(c)

Cedar shall use commercially reasonable efforts as soon as practicable following the date of this Agreement to cause the release of Sunset Crossing from the Sunset Crossing Line of Credit. Prior to the Closing of the Transaction involving Sunset Crossing, following the release of Sunset Crossing from the Sunset Crossing Line of Credit, Cedar may, subject to the terms of this Section 16(b), cause the applicable Property Owner to finance Sunset Crossing with a mortgage loan secured by such Property on such commercially reasonable terms as Cedar shall determine (the “Sunset Crossing Loan”). Promptly upon receipt thereof, Cedar agrees to deliver a copy of either the loan application or commitment received from the applicable lender in connection with the Sunset Crossing Loan (the “Sunset Crossing Loan Application”) to RioCan for its review and approval, not to be unreasonably withheld or conditioned. Likewise, prior to entering into the loan documents and instruments evidencing the Sunset Crossing Loan (the “Sunset Crossing Loan Documents”), Cedar agrees to deliver copies of the same to RioCan for its review and approval, not to be unreasonably withheld or conditioned; provided, however, that RioCan shall have no right to disapprove the Sunset Crossing Loan Documents unless the same materially and adversely conflict with the terms of the Sunset Crossing Loan Application. In the event that RioCan shall fail to deliver written approval or disapproval of the terms of either the Sunset Crossing Loan Application or the Sunset Crossing Loan Documents within five (5) Business Days after receipt thereof, RioCan shall be deemed to have approved the same. If, in accordance with the terms of this Section 16(c), RioCan shall disapprove of the terms of either the Sunset Crossing Loan Application or the Sunset Crossing Loan Documents, Cedar shall have the option, in its sole direction, to either (i) cause the Sunset Crossing Loan Application or the Sunset Crossing Loan Documents, as applicable, to be modified until RioCan shall approve the same (which approval shall not be unreasonably withheld, conditioned or delayed) or (ii) cease pursuit of such Sunset Crossing Loan. If the Sunset Crossing Loan shall close prior to the Closing of the Transaction involving Sunset Crossing as contemplated herein, the Allotted Consideration payable by RioCan at such Closing shall be adjusted (x) to account for the outstanding principal amount of the Sunset Crossing Loan and (y) such that RioCan shall be responsible for its respective Percentage Interests of all third party transaction costs and closing costs incurred in obtaining the Sunset Crossing Loan. In addition, if the Sunset Crossing Loan shall have closed prior to the Closing of the Transaction involving Sunset Crossing, RioCan shall pay to Cedar at the Closing of such Transaction, its Percentage Interest of a financing fee equal to one-quarter of one percent (0.25%) of the original principal amount of the Sunset Crossing Loan; provided, however, that fifty percent (50%) of such financing fee shall be paid to RioCan if RioCan or RioCan REIT was the sole procuring party with respect to such financing or refinancing, and provided further that any such financing fee payable hereunder shall not exceed $50,000. In the event the Sunset Crossing Loan shall close on or after the Closing of the Transaction involving Sunset Crossing, the financing fee payable to Cedar in connection therewith shall be governed by the terms of the applicable Management Agreement. The provisions of this Section 16(c) shall survive the Closings.

(d)

Cedar shall use commercially reasonable efforts to deliver to RioCan before the applicable Closing Date, (i) tenant estoppel certificates (“Tenant Estoppels”) from each Major Tenant for the applicable Property and a sufficient number of other Tenants occupying space at the Property such that estoppel certificates have been received with respect to not less than seventy-five percent (75%) of the aggregate occupied rentable square footage of each Property (collectively, “Required Tenants”), in each case dated not more than forty-five (45) days prior to the applicable Closing Date and on the agreed to form prescribed by its Lease (or the substantive equivalent), or on the form previously executed by such Tenant (or the substantive equivalent), a copy of which was furnished to and accepted by RioCan on or prior to the date hereof, or on any other form approved by RioCan in writing (such approval not to be unreasonably withheld), in each case, disclosing no materially adverse matters, and (ii) an estoppel certificate (the “Ground Lessor Estoppel”) from each Ground Lessor, dated not more than forty-five (45) days prior to the applicable Closing Date and on the agreed to form prescribed by the applicable Ground Lease (or the substantive equivalent), or on the form previously obtained by Cedar with respect to such Ground Lessor (or the substantive equivalent), a copy of which was furnished to and accepted by RioCan on or prior to the date hereof, or on any other form approved by RioCan in writing (such approval not to be unreasonably withheld), and disclosing no materially adverse matters. Cedar shall deliver to RioCan (or RioCan’s lawyers) the initial draft of each Tenant Estoppel and Ground Lessor Estoppel at least two (2) Business Days prior to delivery of such estoppels to the recipients. Cedar shall deliver to RioCan copies of all executed Tenant Estoppels and the Ground Lessor Estoppel promptly following receipt thereof by Cedar. For avoidance of doubt, failure by Cedar to obtain any Tenant Estoppel or Ground Lessor Estoppel in the manner provided herein shall not constitute a default by Cedar under this Agreement, but shall constitute the mere failure of a condition precedent as more particularly set forth in Section 18 below.

(e)

Except for any matters disclosed in the documents included in the Due Diligence Site or otherwise made available to RioCan and/or RioCan’s Representatives on or prior to the date of this Agreement, Cedar covenants that, if after the date of this Agreement it obtains knowledge or information prior to Closing of matters then existing which make any representation or warranty of Cedar hereunder materially and adversely inaccurate, Cedar will promptly communicate such information to RioCan.

(f)

Cedar will provide to RioCan draft budgets and leasing plans for the Properties for the 2010 calendar year on or prior to December 8, 2009 and the parties shall use commercially reasonable efforts to approve same prior to the applicable Closings.

17.	Deliveries to be made on the Closing Date.
(a)	Cedar Deliveries: Cedar shall deliver or cause to be delivered to the Owners, RioCan or the Title Company, as the case may be, on the applicable Closing Date the following documents:
(i)

with respect to the first Closing to occur pursuant to the terms of this Agreement, the Partnership Agreement and any formation or similar certificates required by the laws of the State of Delaware, executed by the Cedar Partners;

(ii)

assignment and assumption agreements in the form attached hereto as Exhibit G required in accordance with the steps outlined on Schedule 2 attached hereto, between the applicable Cedar Partner, as assignor, and REIT Property Subsidiary, as assignee, of the applicable Interests, executed by all parties thereto;

(iii)

with respect to Transaction involving Columbus Crossing only, an operating agreement for the New Columbus Crossing Preferred Partner Lender in a form consistent with the terms of the Partnership Agreement in all material respects and otherwise reasonably acceptable to the parties, executed by REIT Property Subsidiary, as the sole member, together with a copy of the certificate of formation of the New Columbus Crossing Preferred Partner Lender;

(iv)

with respect to Transaction involving Columbus Crossing only, conveyance documents mutually acceptable to the parties by which all right, title and interest of Existing Columbus Crossing Preferred Partner Lender in, to and under the Columbus Crossing Preferred Partner Loan and the Columbus Crossing Preferred Partner Loan Documents shall be transferred to New Columbus Crossing Preferred Partner Lender, executed by Existing Columbus Crossing Preferred Partner Lender and New Columbus Crossing Preferred Partner Lender;

(v)

with respect to Transaction involving Columbus Crossing only, a reimbursement agreement in a form reasonably acceptable to the parties whereby Cedar and RioCan REIT shall share liability under the Columbus Crossing Loan Guaranty in accordance with the Percentage Interests of the Cedar Partners and RioCan, respectively (the “Columbus Crossing Reimbursement Agreement”), executed by Cedar;

(vi)	with respect to each Property, the Management Agreement, executed by the applicable Property Owner and the Manager;
(vii)	all applicable transfer tax forms, if any;
(viii)

the affidavit referred to in Section 1445 of the Internal Revenue Code, as amended, with all pertinent information confirming that Cedar is not a foreign person, trust, estate, corporation or partnership;

(ix)

evidence reasonably satisfactory to the Title Company respecting the due organization of the Cedar Partners and the due authorization and execution by the applicable Cedar Partners of this Agreement and the documents required to be delivered hereunder;

(x)	to the extent reasonably required by the Title Company, an affidavit of title in form and substance reasonably acceptable to Cedar and the Title Company;
(xi)

a certificate (the “Update Certificate”) of Cedar dated as of the applicable Closing Date certifying that the representations and warranties of Cedar set forth in Section 13(a) of this Agreement, other than the representations and warranties set forth in Section 13(a) of this Agreement which are made as of the date of this Agreement (such representations and warranties of Cedar set forth in Section 13(a) of this Agreement (other than as aforesaid) are hereafter referred to as “Closing Date Representations”) with respect to the applicable Closing remain true and correct in all material respects as of the applicable Closing Date, it being agreed that if any Closing Date Representation with respect to a particular Closing shall no longer be true and correct in any material respect due to a change in the facts or circumstances which do not otherwise constitute a default of Cedar pursuant to the express terms of this Agreement and Cedar is unable to deliver the Update Certificate, the failure of Cedar to deliver the Update Certificate shall constitute a failure of a condition to such Closing and shall not constitute a default by Cedar under this Agreement (or the failure of a condition to any other Closing), and the sole remedy of RioCan in connection therewith shall be to terminate this Agreement with respect to the applicable Transaction by written notice to Cedar in which event the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding) and no party hereto shall have any further obligations under this Agreement with respect to such Transaction, except under those provisions of this Agreement that expressly survive a termination of this Agreement);

(xii)	a settlement statement prepared by the Title Company and approved by Cedar and RioCan (the “Settlement Statement”);
(xiii)	evidence of the Lender Approval (if applicable);
(xiv)	copies of the Tenant Estoppels;
(xv)	a copy of the Ground Lessor Estoppel (if applicable);
(xvi)	documents with respect to the Blue Mountain Development Parcel in accordance with the terms of Section 7; and
(xvii)	all such other documents which are required or reasonably necessary to give effect to the Agreement and which have been reasonably requested by RioCan on or before the applicable Closing Date.
(b)	RioCan Deliveries: RioCan shall deliver or cause to be delivered to Cedar, the Owners or the Title Company, as the case may be, on the applicable Closing Date the following:
(i)	the applicable Net Consideration required to be paid by RioCan to Cedar pursuant to Section 2 hereof;
(ii)

with respect to the first Closing to occur pursuant to the terms of this Agreement, the Partnership Agreement and any formation or similar certificates required by the laws of the State of Delaware, executed by RioCan;

(iii)	with respect to Transaction involving Columbus Crossing only, the Columbus Crossing Reimbursement Agreement, executed by RioCan REIT;
(iv)	all applicable transfer tax forms, if any;
(v)

evidence reasonably satisfactory to the Title Company respecting the due organization of RioCan and the due authorization and execution by RioCan of this Agreement and the documents required to be delivered hereunder;

(vi)	the Settlement Statement;
(vii)	documents with respect to the Blue Mountain Development Parcel in accordance with the terms of Section 7; and
(viii)	all such other documents which are required or reasonably necessary to give effect to the Agreement and which have been reasonably requested by Cedar on or before the applicable Closing Date.
(c)	All Closing Documents, the forms of which are not attached to this Agreement, shall be in form and content acceptable to the parties acting reasonably and in good faith.
18.	Conditions to the Closings.
(a)	Conditions Precedent to Obligations of RioCan. The obligation of RioCan to consummate each Transaction contemplated by this Agreement shall be subject to the following, as applicable:
(i)

performance and observance in all material respects, by Cedar of all covenants, warranties and agreements of this Agreement to be performed or observed by Cedar with respect to such Transaction prior to or on the applicable Closing Date;

(ii)	receipt of any Loan Approval applicable to such Transaction;
(iii)	the Reorganizations applicable to such Transaction shall have occurred;
(iv)	with respect to the Transaction involving Blue Mountain only, such Property shall have been released from the lien of the Blue Mountain Line of Credit;
(v)	with respect to the Transaction involving Sunset Crossing only, such Property shall have been released from the lien of the Sunset Crossing Line of Credit;
(vi)	the representations and warranties of Cedar set forth in Section 13(a) (other than the Closing Date Representations) being true and correct in all material respects as of the date of this Agreement;
(vii)	the Closing Date Representations and the representations and warranties of Cedar set forth in Section 15 hereof being true and correct in all material respects as of the applicable Closing Date;
(viii)

RioCan shall have received Tenant Estoppels from all the Required Tenants of the applicable Property(ies) (other than Blue Mountain) in the forms consistent with the forms required pursuant to Section 16(d);

(ix)

no Required Operating Tenant of the applicable Property(ies) shall have ceased conducting its business and paying rent, as provided in its Lease, or shall be a debtor in any state or federal insolvency or bankruptcy proceeding;

(x)

as of the Closing Date, the applicable Property Owner shall not be in material default of, and shall not have received written notice from the applicable Lender of any uncured material default under, any of such Property Owner’s material obligations under the applicable Loan Documents;

(xi)

as of the Closing Date, the applicable Property Owner shall not be in material default of, and shall not have received written notice from the applicable Major Tenant or Ground Lessor of any uncured material default under, any of such Property Owner’s material obligations under a Lease with a Major Tenant or a Ground Lease;

(xii)

with respect to the Transaction involving the Property located in Bridgeport, Connecticut only, RioCan shall have received the Ground Lessor Estoppel and the Bridgeport Ground Lease shall be in full force and effect;

(xiii)	with respect to the Transaction involving the Property located in Williamsport, Pennsylvania only, the Loyal Plaza Ground Lease shall be in full force and effect; and
(xiv)	the fulfillment on or before the applicable Closing Date of all other conditions precedent to Closing benefiting RioCan specifically enumerated in this Agreement respecting the subject Transaction.

The conditions set forth in this Section 18(a) are for the sole benefit of RioCan and may be waived in writing in whole or in part by notice to Cedar on or before Closing of the applicable Transaction, without prejudice to the right to terminate this Agreement in the event of the non-fulfillment of any other condition or conditions with respect to such Transaction not so waived.

(b)	Conditions Precedent to Obligations of Cedar. The obligation of Cedar to consummate each Transaction contemplated by this Agreement shall be subject to the following, as applicable:
(i)

performance and observance by RioCan in all material respects, of all covenants and agreements of this Agreement to be performed or observed by RioCan with respect to such Transaction prior to or on the applicable Closing Date;

(ii)	receipt of any Loan Approval applicable to such Transaction;

(iii)

with respect to the Transaction involving Blue Mountain only, such Property shall have been released from the lien of the Blue Mountain Line of Credit and all of the conditions to the payment of Earn-Out Proceeds set forth in Section 4(a) shall have been satisfied with respect to the requisite number of Blue Mountain Leases that would entitle Cedar to receive Blue Mountain Closing Earn-Out Proceeds of not less than Twenty-Four Million Dollars ($24,000,000);

(iv)	with respect to the Transaction involving Sunset Crossing only, such Property shall have been released from the lien of the Sunset Crossing Line of Credit;
(v)	the representations and warranties of RioCan set forth in Section 14(a) and Section 15 hereof being true and correct in all material respects; and
(vi)	the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Cedar specifically set forth in this Agreement respecting the subject Transaction.

The conditions set forth in this Section 18(b) are for the sole benefit of Cedar and may be waived in writing in whole or in part by notice to RioCan on or before Closing of the applicable Transaction, without prejudice to the right to terminate this Agreement in the event of the non-fulfillment of any other condition or conditions with respect to such Transaction not so waived.

(c)

Reasonable Commercial Efforts to Satisfy Conditions. Each of the parties shall act in good faith and use reasonable commercial efforts in the circumstances to satisfy or cause to be satisfied (at its sole cost, except as expressly provided in Section 6 hereof) the conditions set forth in subparagraphs (a) and (b), respectively, provided that no party shall be required to spend money or incur additional obligations to obtain the necessary assistance or co-operation of any third party to satisfy any condition, other than expenditure of reasonable legal fees and provided further that the foregoing shall not limit or prejudice the rights of any party hereto (or its board of directors) to be satisfied in its sole and unfettered discretion as to the fulfillment of a condition in its respective favor if such right is provided pursuant to the terms of such condition. Each party will cooperate in support of all things necessary to give effect to this Agreement.

(d)

If one or more of the conditions set forth in subparagraph (a) is not satisfied or waived as therein provided on or before the applicable Scheduled Closing Date (as such date may be extended by written agreement of the parties or as otherwise expressly provided herein) with respect to a particular Property, this Agreement shall be automatically terminated with respect to such Property, the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by the amount of the applicable Allotted Consideration and, in such event, Cedar shall be released from all obligations hereunder with respect to such Property (except for any obligation expressly provided to survive a termination of this Agreement) and, subject to claims for breach of obligations pursuant to subparagraph (c) hereof, RioCan shall also be released from all obligations hereunder with respect to such Property (except for any obligation expressly provided to survive a termination of this Agreement); it being acknowledged and agreed that the consummation of the Closing with respect to any Property shall constitute the waiver of any such conditions that were not waived or satisfied with respect to such Property.

(e)

If one or more of the conditions set forth in subparagraph (b) is not satisfied or waived as therein provided on or before the applicable Scheduled Closing Date (as such date may be extended by written agreement of the parties or as otherwise expressly provided herein) with respect to a particular Property, this Agreement shall be automatically terminated with respect to such Property, the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by the amount of the applicable Allotted Consideration and, in such event, RioCan shall be released from all obligations hereunder with respect to such Property (except for any obligation expressly provided to survive a termination of this Agreement) and, subject to claims for breach of obligations pursuant to subparagraph (c) hereof, Cedar shall also be released from all obligations hereunder with respect to such Property (except for any obligation expressly provided to survive a termination of this Agreement); it being acknowledged and agreed that the consummation of the Closing with respect to any Property shall constitute the waiver of any such conditions that were not waived or satisfied with respect to such Property.

(f)

The parties agree that all conditions herein are conditions of the obligations of the party named in the relevant section to complete the applicable Transaction and are not conditions precedent to the existence or enforceability of this Agreement.

19.	Apportionments.
(a)

With respect to each Property, the following shall be prorated between the applicable Property Owner as constituted immediately prior to the Closing (assuming that Cedar owned 100% of the Interests in such Property Owner), and the applicable Property Owner as constituted immediately following the Closing (assuming that Cedar owned 20% of the Interests in such Property Owner and the remaining 80% of such Interests were owned by RioCan), as of 11:59 p.m. on the day preceding the Closing Date (the “Adjustment Date”) (on the basis of the actual number of days elapsed over the applicable period):

(i)

Fixed rents, additional rents, percentage rent and all other sums and credits due or payable under the applicable Leases and any other items of income, as and when collected (it being acknowledged that all such amounts received after the applicable Closing shall be applied as provided in Section 19(i));

(ii)

All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed (except to the extent required to be paid by Tenants in good standing pursuant to Leases);

(iii)

All operating expenses, including, without limitation, all amounts payable by the applicable Property Owners pursuant to the Ground Leases (except to the extent required to be paid by Tenants in good standing pursuant to Leases);

(iv)	Any prepaid items, including, without limitation, fees for licenses and annual permit and inspection fees;
(v)

Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor (except to the extent required to be paid by Tenants pursuant to Leases);

(vi)	Deposits with telephone and other utility companies;
(vii)	Payments of principal and interest and other costs payable under any Loan Documents;
(viii)	Cash and cash equivalents (e.g., U.S. Treasuries) held by or for the account of any of the Owners;
(ix)	Deposits, reserves or escrows made by or on behalf of any of the Owners with respect to loans and other obligations that will remain in effect on and after the applicable Closing; and
(x)

Such other items as are customarily apportioned between sellers and purchasers of real properties (and interests therein) of a type similar to the Properties and located in the State or Commonwealth in which each such Property is located, including, without limitation, any items not expressly included in the items that are the responsibility of Cedar pursuant to Section 19(b) through (d) below).

(b)

Items to be Paid by Cedar. Subject to the provisions of Section 6(c) hereof, the parties hereby acknowledge and agree that Cedar shall be responsible and liable to pay and shall pay when due the following (collectively, “Leasing Costs”) for each Property (other than Blue Mountain and the Franklin Village Earn-Out Space, which is provided for in clause (c) below) and the Partnership shall be responsible for payment for all leasing costs not the responsibility of Cedar pursuant to this clause 19(b):

(i)	any real estate or leasing commission in respect of the Leases (or any modification or amendment thereof) executed prior to the date of this Agreement;
(ii)	any tenant inducements or tenant allowances payable under the Leases (or any modification or amendment thereof) executed prior to the date of this Agreement;
(iii)

any costs and expenses of any lease take-over, assignment, assumption or other commitments required pursuant to the Leases (or any modification or amendment thereof) executed prior to the date of this Agreement; and

(iv)

the costs and expenses of any initial tenant build-out work or improvements to rentable or rental space in the Building required to be performed by the landlord thereunder and arising pursuant to the Leases (or any modification or amendment thereof) executed prior to the date of this Agreement.

(c)

Blue Mountain and Franklin Village. With respect to Blue Mountain only, Cedar shall be responsible and liable to pay, and shall pay when due, (i) the cost of completion of the initial construction of the Blue Mountain Property (including, without limitation, penalties incurred in connection therewith) and (ii) all Leasing Costs for which Earn-Out Proceeds shall be earned by Cedar pursuant to Section 4(a) of this Agreement, but excluding all related tenant build-out work or improvements and other Leasing Costs with respect to Leases for which Earn-Out Proceeds shall not be earned by Cedar pursuant to Section 4(a) of this Agreement. With respect to Franklin Village only, Cedar shall be responsible and liable to pay, and shall pay when due, all Leasing Costs for which Earn-Out Proceeds shall be earned by Cedar pursuant to Section 4(b) of this Agreement, but excluding all related tenant build-out work or improvements and other Leasing Costs with respect to leases for the Franklin Village Earn-Out Space for which Earn-Out Proceeds shall not be earned by Cedar pursuant to Section 4(b) of this Agreement.

(d)

Deferred Costs. There will be no adjustment (other than current year adjustments) for deferred amortized common area costs, if any, that are recoverable from Tenants after any Closing nor will any adjustments (other than current year adjustments) be made with respect thereto after any Closing regardless of any amounts received from Tenants relating thereto.

(e)	Statement of Adjustments. A statement of adjustments shall be prepared by Cedar for approval of RioCan, acting reasonably, at least five (5) Business Days before each Closing Date.
(f)

Readjustments. If, on the Closing Date, any items of additional rent or percentage rent under the Leases or other income or expense of the Properties shall not have been ascertained, then such items shall be adjusted retroactively as and when the same are ascertained. If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by Cedar, acting reasonably, as of the Adjustment Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. A final adjustment shall be made no later than the date being one (1) year after the Closing Date for such Property (each, an “Outside Adjustment Date”) other than Blue Mountain. For the case at Blue Mountain the Outside Adjustment Date shall be the third (3rd) anniversary of the Blue Mountain Closing Date. Except as may otherwise be permitted pursuant to this Agreement, no re-adjustment may be claimed by any party with respect to any Property later than the Outside Adjustment Date.

(g)

If, with respect to any Property, the Closing shall occur before the applicable real estate tax rate is fixed, the apportionment of real estate taxes for such Property at the Closing shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

(h)

All apportionments made under this Agreement shall be calculated (1) as between the Property Owners, as constituted prior to the applicable Closing as the prior owners of the Properties (assuming that Cedar owned 100% of the Interests in such Property Owner), and such Property Owners, as constituted following the applicable Closing as the new owners of the Properties (assuming that Cedar owned 20% of the Interests in such Property Owner and the remaining 80% of such Interests were owned by RioCan) and then (2) the applicable Allotted Consideration shall be adjusted at the applicable Closing such that Cedar and RioCan shall share in the credits and debits of the Property Owners in proportion to their respective interests in such Property Owners immediately following the Closing.

(i)

If any tenant at a Property is in arrears in the payment of rent or any other receivables on the Closing Date, any and all rents and receivables received from such tenant after the Closing shall be applied in the following order of priority: (i) first to the month in which the Closing occurred; (ii) then to any month or months following the month in which the Closing occurred; and (iii) then to the months preceding the month in which the Closing occurred. If rents or other receivables or any portion thereof received after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees, costs and expenses of collection thereof, shall be promptly paid to the other party.

(j)

Notwithstanding anything to the contrary contained in this Agreement, with respect to the Properties, Cedar shall remain liable for actual damages (including out-of-pocket expenses actually incurred by the Owners) resulting from (x) any uninsured third party tort claims arising and accruing prior to the applicable Closing Date and which are both unrelated to the environmental condition of any Property or any physical condition known by or disclosed to RioCan or any RioCan Representatives and based solely on the actions or omissions of any Owner prior to the applicable Closing Date (the parties acknowledge that third party tort claims shall not be deemed “uninsured” if the applicable insurance policy provides for a deductible), (y) any breach by any Property Owner of its obligations under any of the Service Contracts and Leases arising prior to the applicable Closing Date, except (A) with respect to any Lease, if the Tenant shall have delivered a Tenant Estoppel prior to the applicable Closing confirming that no such breach exists, (B) if such breach shall have been disclosed to or known by RioCan prior to the applicable Closing Date or (C) if the applicable Allotted Consideration shall have been adjusted to reflect such monetary obligation or breach, or (z) any tax liability of any Owner allocable to periods prior to the applicable Closing Date. RioCan acknowledges and agrees that its sole and exclusive remedy against Cedar in connection with the foregoing responsibilities shall be either an action for specific performance or a claim for direct damages (excluding special, indirect, consequential and punitive damages), RioCan hereby waiving any other right or remedy it may otherwise have at law or equity. The provisions of this Section 19 notwithstanding, nothing contained herein shall limit or in any way be deemed to modify the “as is, where is” nature of the Transactions as more particularly set forth in Section 13(d) of this Agreement and RioCan hereby confirms its agreement to waive any right it may have at law or in equity, including, without limitation, the right to seek damages or contribution from Cedar in connection with the physical (including, without limitation, environmental) condition of the Properties (except in connection with any breach of applicable representations and warranties of Cedar contained in Section 13(a) in accordance with the terms and conditions of this Agreement).

The provisions of this Section 19 shall survive the Closings.

20.	Condemnation or Destruction of the Properties.
(a)

In the event that, after the date hereof but prior to the applicable Closing Date with respect to any Property then owned by Cedar or any affiliate, either any portion of such Property is taken (or so threatened by written notice delivered to the applicable Property Owner by a Governmental Authority having jurisdiction) pursuant to eminent domain proceedings or condemnation or any of the improvements on such Property are damaged or destroyed by fire or other casualty, Cedar shall, promptly upon becoming aware of the same, deliver or cause to be delivered to RioCan, notice of any such eminent domain proceedings or casualty. Except as otherwise expressly provided herein, neither Cedar nor any Owner shall have the obligation to restore, repair or replace any portion of any Property or any such damage or destruction. If, with respect to any Property, the amount of the damage (as determined by an independent third party contractor or engineer selected by Cedar and reasonably approved by RioCan) or the amount of condemnation award shall exceed an amount equal to ten percent (10%) of the applicable Allotted Consideration, RioCan shall have the right to elect to terminate this Agreement as to the applicable Transaction only by written notice to Cedar given within ten (10) days after notification to RioCan of the estimated amount of damages or the determination of the amount of any condemnation award, whereupon the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by an amount equal to the applicable Allotted Consideration and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to such Transaction (except for any obligation expressly provided to survive a termination of this Agreement).

(b)

In the event of any condemnation or casualty as aforesaid, the applicable Closing Date shall be extended as and to the extent necessary to permit the determination of the damage amount or condemnation award in the manner herein provided, to a Business Day selected by Cedar and reasonably approved by RioCan. The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casually or a condemnation or eminent domain proceeding.

(c)

RioCan shall not have any right to terminate this Agreement with respect to any Transaction on account of any condemnation or casualty except as expressly provided in this Section 20. In the event that the parties shall proceed to close a Transaction notwithstanding the occurrence of any condemnation or casualty as aforesaid, the corresponding condemnation awards or proceeds of insurance shall be adjusted, settled, collected and/or applied by the applicable Property Owner or Lender in accordance with the applicable Loan Documents provided that in no event shall any condemnation awards or proceeds of insurance received prior to the applicable Closing Date be distributed to Cedar and the same shall be held by or for the benefit of the applicable Property Owner or applied to the costs and expenses of the applicable Property and provided further that Cedar shall be solely responsible for the payment of the deductible under any insurance policy with respect to any casualty occurring prior to the applicable Closing Date.

21.	Release.
(a)

EFFECTIVE AS OF THE CLOSING OF EACH TRANSACTION, RIOCAN SHALL BE DEEMED TO HAVE RELEASED CEDAR AND ALL CEDAR RELATED PARTIES FROM ALL CLAIMS WHICH RIOCAN OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH, RIOCAN (EACH, A “RIOCAN RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE APPLICABLE PROPERTY AND THE APPLICABLE INTERESTS (INCLUDING, AT THE CLOSING OF COLUMBUS CROSSING, THE COLUMBUS CROSSING PREFERRED INTERESTS AND THE COLUMBUS CROSSING PREFERRED PARTNER LOAN) INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE APPLICABLE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND RIOCAN SHALL NOT LOOK TO CEDAR OR ANY CEDAR RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION; PROVIDED, HOWEVER, THAT THIS RELEASE SHALL NOT BE APPLICABLE TO ANY CLAIMS ARISING OUT OF THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERY THAT SHALL EXPRESSLY SURVIVE THE CLOSING OF A TRANSACTION.

(b)	The provisions of this Section 21 shall survive the Closings or a termination of this Agreement.
22.	Brokers.
(a)

Cedar represents and warrants to RioCan, and RioCan represents and warrants to Cedar, that no broker or finder except Goldman, Sachs & Co. and RBC Dominion Securities Inc. (whose fees and commissions will be paid in accordance with subparagraphs (b) and (c) below) has been engaged by it, respectively, in connection with the Transactions contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement (other than as provided in subparagraphs (b) and (c) below), then Cedar shall indemnify, defend and hold harmless RioCan from the same if it shall be based upon any statement or agreement alleged to have been made by Cedar, and RioCan shall indemnify, defend and hold harmless Cedar from the same if it shall be based upon any statement or agreement alleged to have been made by RioCan.

(b)

Cedar will pay whatever commission is payable to Goldman, Sachs & Co. by reason of the Transactions and will indemnify and save RioCan harmless in respect of any claim or action against RioCan on account thereof.

(c)

RioCan will pay whatever commission is payable to RBC Dominion Securities Inc. by reason of the Transactions and will indemnify and save Cedar harmless in respect of any claim or action against Cedar on account thereof.

(d)	The provisions of this Section 22 shall survive the Closings and/or a termination of this Agreement.
23.	Limitation of Liability.
(a)

Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if one or more of the Transactions shall have closed hereunder, Cedar shall have not have any liability arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Cedar under this Agreement (or any document or certificate executed or delivered in connection herewith) unless claims made by RioCan shall collectively equal or exceed One Hundred Thousand Dollars ($100,000) in the aggregate for all the Properties; provided, however, in no event shall the aggregate liability of Cedar exceed five percent (5%) of the aggregate amount of the Consideration received from all of the Transactions that have closed pursuant to and in accordance with this Agreement (whether paid at Closing or as Earn-Out Proceeds). Notwithstanding the foregoing, the obligations of Cedar contained in Section 19 hereof shall not be subject to the limitations on liability contained in this Section 23(a).

(b)

No partner, member, shareholder, officer, director, employee or agent of Cedar, nor any Cedar Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and RioCan, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(c)

This Agreement and any agreement made or entered into under or pursuant to the provisions of this Agreement, any amendment or amendments to any of the foregoing made at any time or times, shall be conclusively taken to have been executed by, or by officers of RioCan on behalf of, the trustees of RioCan only in their capacity as trustees of RioCan. Cedar hereby disavows any liability upon and waives any claim against holders of units of RioCan and annuitants under plans of which holders of units of RioCan act as trustee or carrier and the obligations created hereunder are not personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from, the private property of any trustee or officer of RioCan or any holder of units of RioCan or annuitant, but the property of RioCan from time to time or a specific portion thereof only shall be bound. It is agreed that the benefit of this provision is restricted to the trustees and officers of RioCan, each holder of units issued by RioCan and annuitants and, solely for that purpose, the undersigned signing officers of RioCan have entered into this Agreement and any agreement made or entered into under or pursuant to the provisions of this Agreement, any amendment or amendments to any of the foregoing made at any time or times, as agent and trustee for and on behalf of the trustees of RioCan, each holder of units of RioCan and each annuitant.

(d)	The provisions of this Section 23 shall survive the Closings and/or a termination of this Agreement.
24.	Remedies For Default.
(a)

CEDAR DEFAULTS. IF ANY TRANSACTION SHALL NOT BE CLOSED SOLELY BY REASON OF CEDAR’S BREACH OR DEFAULT UNDER THIS AGREEMENT, THEN RIOCAN SHALL HAVE AS ITS EXCLUSIVE REMEDY THE RIGHT TO (A) SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE 24(a), TERMINATE THIS AGREEMENT WITH RESPECT TO ALL TRANSACTIONS NOT YET CLOSED (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO RIOCAN AND NO PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A CLOSING OR TERMINATION OF THIS AGREEMENT), RIOCAN HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR CEDAR’S BREACH; OR (B) SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED); PROVIDED THAT ANY ACTION BY RIOCAN FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF CEDAR’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY RIOCAN OF SUCH RIGHT AND REMEDY. NOTWITHSTANDING THE FOREGOING, IF A BREACH OF A REPRESENTATION, WARRANTY OR COVENANT IS SPECIFIC TO A PARTICULAR PROPERTY, RIOCAN’S EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AS TO SUCH PROPERTY IN WHICH EVENT THE CONSIDERATION SHALL BE REDUCED BY THE AMOUNT OF THE APPLICABLE ALLOTTED CONSIDERATION, THE DEPOSIT SHALL BE REFUNDED TO RIOCAN (IF NO OTHER CLOSING WITH RESPECT TO ANOTHER PROPERTY REMAINS OUTSTANDING) AND THE PARTIES HERETO SHALL BE RELIEVED OF ALL FURTHER LIABILITY AND RESPONSIBILITY UNDER THIS AGREEMENT WITH RESPECT TO THE APPLICABLE TRANSACTION, EXCEPT FOR ANY OBLIGATION EXPRESSLY PROVIDED TO SURVIVE A TERMINATION OF THIS AGREEMENT OR, IF APPLICABLE, ANY CLOSING THAT MAY HAVE ALREADY OCCURRED HEREUNDER. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND PROVISIONS OF THIS SECTION 24 ARE NOT INTENDED TO LIMIT RIOCAN’S RIGHTS AND REMEDIES IN THE EVENT OF A BREACH OF CEDAR’S POST-CLOSING OBLIGATIONS UNDER THIS AGREEMENT NOTWITHSTANDING THE FACT THAT ONE OR MORE TRANSACTIONS MAY NOT HAVE CLOSED.

(b)

RIOCAN DEFAULTS. IN THE EVENT ANY TRANSACTION SHALL NOT CLOSE SOLELY ON ACCOUNT OF RIOCAN’S BREACH OR DEFAULT, THEN, AT CEDAR’S ELECTION, THIS AGREEMENT SHALL TERMINATE WITH RESPECT TO ALL TRANSACTIONS NOT YET CLOSED, AND THE RETENTION OF THE DEPOSIT SHALL BE CEDAR’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE SUCH TERMINATION. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT CEDAR WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT THE INTERESTS (AND RELATED PROPERTIES) WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO CEDAR CAUSED BY THE BREACH BY RIOCAN UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION CEDAR SHOULD RECEIVE AS A RESULT OF RIOCAN’S BREACH OR DEFAULT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND PROVISIONS OF THIS SECTION 24 ARE NOT INTENDED TO LIMIT CEDAR’S RIGHTS AND REMEDIES IN THE EVENT OF A BREACH OF RIOCAN’S POST-CLOSING OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE OBLIGATION TO PAY EARN-OUT PROCEEDS AS AND WHEN DUE HEREUNDER) NOTWITHSTANDING THE FACT THAT ONE OR MORE TRANSACTIONS MAY NOT HAVE CLOSED.

(c)

Prior to the exercise by Cedar or RioCan of any right or remedy afforded to it pursuant to Section 24(a) or Section 24(b) herein, as applicable, such party (the “Non-Defaulting Party”) shall deliver written notice (a “Default Notice”) to the other party hereunder (the “Defaulting Party”) identifying the applicable breach or default and the Defaulting Party shall have ten (10) days after delivery such Default Notice to cure such breach or default. If a Defaulting Party fails to cure any default or breach that is the subject of a Default Notice within such ten (10) day period, the Non-Defaulting Party may exercise all rights and remedies afforded to it pursuant to Section 24(a) or Section 24(b) above, as applicable.

(d)	The provisions of this Section 24 shall survive the Closings and/or a termination of this Agreement.
25.	Title Reviews.
(a)

RioCan has obtained, or shall promptly after the date hereof obtain, current title reports for each of the Properties from the Title Company or Stewart Title Insurance Company (the “Title Reports”). If any exceptions(s) to title to any Property should appear in the Title Reports that are not Permitted Exceptions, then, no later than November 5, 2009 (the “Title Objection Deadline”), RioCan shall promptly deliver copies thereof to Cedar, together with copies of the applicable exception documentation and written notice of disapproval of said exceptions (a “Title Objection Letter”). Any such title exceptions so objected to by RioCan pursuant to this Section 25(a) shall be deemed to be “Title Objections.” Subject to Section 25(c) below, within ten (10) days following receipt of the Title Objection Letter, Cedar shall deliver written notice to RioCan of any Title Objections with respect to which Cedar, in its sole and absolute discretion, elects to undertake the removal prior to or at the applicable Closing (the “Title Objection Response”); provided, however, that if Cedar shall fail to deliver any Title Objection Response by the expiration of such ten (10) day period, Cedar shall be deemed to have elected not to undertake the removal of the subject Title Objections. Subject to Section 25(c) below, if Cedar elects or is deemed to have elected not to cure any Title Objection, RioCan’s only options in response thereto shall be waive the Title Objections or to terminate this Agreement within ten (10) days following its receipt or deemed receipt of the Title Objection Response as it relates to the applicable Property or Properties (it being acknowledged and agreed that RioCan’s failure to so terminate with the aforementioned ten (10) day period shall constitute an election to waive such Title Objections), whereupon the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by the amount of the applicable Allotted Consideration, and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the applicable Transaction, except for any obligation expressly provided to survive a termination of this Agreement or, if applicable, any Closing that may have already occurred hereunder. Subject to Section 25(c) below, if Cedar shall have elected to undertake the removal of a Title Objection but does not cause the removal thereof by the applicable Scheduled Closing Date, RioCan shall have the option, to be exercised by RioCan by written notice to Cedar on or before the applicable Scheduled Closing Date, to either (A) accept the Property “as is” with respect to such Title Objections and consummate the Closings in accordance with the terms of this Agreement or (B) terminate this Agreement as it relates to the applicable Property or Properties by written notice thereof to Cedar, whereupon the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by the amount of the applicable Allotted Consideration, and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the applicable Transaction, except for any obligation expressly provided to survive a termination of this Agreement or, if applicable, any Closing that may have already occurred hereunder. Should RioCan fail to elect an option in writing by the applicable Scheduled Closing Date, RioCan shall be deemed to have elected option (A) above. For avoidance of doubt, Cedar shall not under any circumstance be required or obligated to cause the cure or removal of any Title Objection (other than Mandatory Cure Items) including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Title Objection or to arrange for title insurance insuring against enforcement of such Title Objection against, or collection of the same out of, the applicable Property, notwithstanding that Cedar may have attempted to do so.

(b)

If RioCan shall object to any exceptions(s) to title to the Property, other than the Permitted Exceptions, of which RioCan is first made aware in any update made to any Title Report or in any updated survey received after the earlier of the date of the Title Objection Letter delivered pursuant to Section 25(a) above or the Title Objection Deadline, RioCan shall deliver copies thereof to Cedar, together with copies of the applicable exception documentation(s) or updated survey, if applicable, and written notice of disapproval of said exceptions no later than the earlier of (i) the applicable Scheduled Closing Date and (ii) ten (10) days after receipt by RioCan of the applicable updated Title Report. Any such title exceptions so objected to by RioCan pursuant to this Section 25(b) shall be deemed to be “Additional Title Objections.” Subject to Section 25(c) below, no later than the earlier of (i) the applicable Scheduled Closing Date and (ii) ten (10) days after receipt by Cedar of written notice from RioCan of any Additional Title Objections, Cedar shall deliver a Title Objection Response to RioCan of any Additional Title Objections with respect to which Cedar, in its sole and absolute discretion, elects to undertake the removal prior to or at the applicable Closing; provided, however, that if Cedar shall fail to deliver any Title Objection Response by the applicable Scheduled Closing Date, Cedar shall be deemed to have elected not to cause the removal of the subject Additional Title Objections. Notwithstanding the foregoing, in the event Cedar shall elect to undertake the removal of any Additional Title Objections hereunder, Cedar shall have the right in its sole and absolute discretion upon delivery of prior written notice to RioCan, to extend the applicable Scheduled Closing Date by up to thirty (30) days in the aggregate, to cause the removal thereof. Subject to Section 25(c) below, if Cedar indicates or is deemed to have indicated that it will not cure any Additional Title Objection or, if Cedar shall have elected to undertake the removal of an Additional Title Objection but does not cause the removal thereof by the applicable Scheduled Closing Date, RioCan shall have the option, by (I) if Cedar shall have elected (or is deemed to have elected) not to cause the removal of the Additional Title Objection, the earlier of the Scheduled Closing Date and third (3rd) Business Day after receipt of the Title Objection Response (or the date such Title Objection Response shall have been due, as applicable) or (II) if Cedar shall have elected to undertake the removal of an Additional Title Objection but does not cause the removal thereof by the applicable Scheduled Closing Date, the Scheduled Closing Date, to either (A) accept the applicable Property “as is” with respect to such Additional Title Objections and consummate applicable the Closings in accordance with the terms of this Agreement or (B) terminate this Agreement as it relates to the applicable Property or Properties by written notice thereof to Cedar, whereupon the Deposit shall be refunded to RioCan (if no other Closing with respect to another Property remains outstanding), the Consideration shall be reduced by the amount of the applicable Allotted Consideration, and the parties hereto shall be relieved of all further liability and responsibility under this Agreement with respect to the applicable Transaction, except for any obligation expressly provided to survive a termination of this Agreement or, if applicable, any Closing that may have already occurred hereunder. Should RioCan fail to elect an option in writing within said three (3) Business Day period, RioCan shall be deemed to have elected option (A) above. For avoidance of doubt, Cedar shall not under any circumstance be required or obligated to cause the cure or removal of any Additional Title Objection (other than Mandatory Cure Items) including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Additional Title Objection or to arrange for title insurance insuring against enforcement of such Additional Title Objection against, or collection of the same out of, the applicable Property, notwithstanding that Cedar may have attempted to do so.

(c)

Notwithstanding anything to the contrary contained herein, Cedar shall cause the removal (by bonding or otherwise) prior to the applicable Scheduled Closing Date of any monetary liens encumbering any Property (that is not a Permitted Exception hereunder) objected to by RioCan in accordance with Section 25(a) or Section 25(b) above, if the placing of such lien was solely the direct result of the actions of Cedar (including, without limitation, resulting from the initial construction of Blue Mountain) and not otherwise caused by any tenant at, or prior owner of, the Property or any other third party (each, a “Mandatory Cure Item”).

26.	Notices.

All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in this Section and shall be given to the party to whom it is addressed at the address set forth below.

To Cedar:

c/o Cedar Shopping Centers, Inc.

44 South Bayles Avenue

Port Washington, New York 11050

Attention: Leo S. Ullman

Facsimile: (516) 767-6497

With a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038-4982

Attention: Steven P. Moskowitz, Esq.

Facsimile: (212) 806-6006

To RioCan (prior to December 20, 2009):

c/o RioCan Holdings USA Inc.

Yonge Eglinton Centre

2300 Yonge Street

Suite 500, P.O. Box 2386

Toronto, Ontario

M4P 1E4

Attention: Rags Davloor

Facsimile: (416) 866-3020

With a copy to:

c/o RioCan Holdings USA Inc.

Yonge Eglinton Centre

2300 Yonge Street

Suite 500, P.O. Box 2386

Toronto, Ontario

M4P 1E4

Attention: Jonathan Gitlin

Facsimile: (416) 866-3020

With a copy to (if prior to December 20, 2009):

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario M5B 2M6

Attention: Juli Morrow

Facsimile: (416) 979-1234

With a copy to (if on or after December 20, 2009):

Goodmans LLP

333 Bay Street, Suite 3400

Bay Adelaide Centre, West Tower

Toronto, Ontario M5H 2S7

Attention: Juli Morrow

Facsimile: (416) 979-1234

Any party hereto may change the address to which notice may be delivered hereunder by the giving of written notice thereof to the other Parties as provided herein below. Any notice or other communication delivered pursuant to this Section may be mailed by United States or Canadian certified air mail, return receipt requested, postage prepaid, deposited in a United States or Canadian Post Office or a depository for the receipt of mail regularly maintained by the United States Post Office or the Canadian Post Office, as applicable. Such notices, demands, consents and reports may also be delivered (i) by hand or reputable international courier service which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivery by hand or reputable international courier service which maintains evidence of receipt. Any notices, demands, consents or other communications shall be deemed given and effective when delivered by hand or courier or facsimile if sent before 5:00 p.m. on a Business Day, and otherwise, the Business Day next following the day of transmittal, or if mailed only, five (5) Business Days after mailing. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. The provisions of this Section 26 shall survive the Closings and/or a termination of this Agreement.

27.	Amendments.

Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest. The provisions of this Section 27 shall survive the Closings and/or a termination of this Agreement.

28.	Governing Law; Jurisdiction; Construction.
(a)

This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and (ii) shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto and without regard to, or aid of, any rules of construction requiring construction against any party drafting this Agreement.

(b)

The parties agree that this Agreement has been made in New York, New York and that exclusive jurisdiction for matters arising under this Agreement shall be in the State courts in New York County, New York. Each party by signing this Agreement irrevocably consents to and shall submit to such jurisdiction.

(c)

Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement.

(d)

Words importing the singular include the plural and vice versa. Words importing gender include all genders. If anything herein is to be done or held on a day that is not a Business Day, the same will be done or held either on the next succeeding Business Day or as otherwise expressly provided in this Agreement.

(e)	The provisions of this Section 28 shall survive the Closings and/or a termination of this Agreement.

29.	Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable as against any Person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other Persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The provisions of this Section 29 shall survive the Closings and/or a termination of this Agreement.

30.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile, which shall be deemed an original for all purposes. In the event this Agreement is executed by the exchange of facsimile copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement. The provisions of this Section 30 shall survive the Closings and/or a termination of this Agreement.

31.	No Third Party Beneficiaries.

The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any Person or entity other than the parties hereto and the Cedar Related Parties, except as otherwise expressly set forth in Section 33 hereof. The provisions of this Section 31 shall survive the Closings and/or a termination of this Agreement.

32.	Waiver.

No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof. The provisions of this Section 32 shall survive the Closings and/or a termination of this Agreement.

33.	Assignment.

Without the prior written consent of the other parties hereunder, no party hereto may assign this Agreement or any of its rights or obligations hereunder, and any purported unpermitted assignment shall be null and void. Notwithstanding the foregoing, (a) Cedar shall be permitted to assign this Agreement without the consent of any other party to any entity Controlled, directly or indirectly, by Cedar, provided that any such assignment by Cedar shall not release Cedar of its obligations under this Agreement and (b) RioCan shall have the right to designate either (i) a wholly-owned subsidiary of RioCan or (ii) an entity wholly-owned and Controlled by RioCan and an Institutional Investor and at least fifty-one percent (51%) owned, directly or indirectly, by RioCan and not more than forty-nine percent (49%) owned, directly or indirectly, by such Institutional Investor, to be the RioCan affiliated limited partner in the Partnership, in which case such subsidiary or other entity shall be entitled to the rights and benefits of RioCan under this Agreement and shall be deemed a third party beneficiary of the representations, warranties, certifications, covenants, agreements and indemnities made by Cedar for the benefit of RioCan pursuant to this Agreement, in any event under this clause (b), however, subject to any and all restrictions set forth in the Partnership Agreement and provided that (i) all of the Lenders shall have delivered Loan Approvals expressly permitting such a subsidiary or entity to be a limited partner in the Partnership, (ii) any such designation by RioCan shall not release RioCan of its obligations under this Agreement, and (iii) such designee shall assume all of the obligations of RioCan under this Agreement (including, without limitation, the obligation to pay the Earn-Out Proceeds as and when required hereunder) pursuant to an assumption agreement reasonably satisfactory to Cedar. The provisions of this Section 33 shall survive the Closings and/or a termination of this Agreement.

34.	Binding Effect.

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement. The provisions of this Section 34 shall survive the Closings and/or a termination of this Agreement.

35.	Entire Agreement.

This Agreement and the documents herein contemplated to be entered into by the parties sets forth the entire agreement between the parties pertaining to the subject matter hereof and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. The provisions of this Section 35 shall survive the Closings and/or a termination of this Agreement.

36.	Further Assurances.

After the Closings, the parties hereunder shall from time to time execute and deliver each to the other such documents and instruments and take such further actions as may be reasonably necessary or required to consummate the Transactions contemplated by this Agreement or more effectually implement and carry out the true intent and meaning of this Agreement. The provisions of this Section 36 shall survive the Closings and/or a termination of this Agreement.

37.	Paragraph Headings/Schedules.

The headings of the various sections of this Agreement have been inserted only for the purpose of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement. The provisions of this Section 37 shall survive the Closings and/or a termination of this Agreement. The Schedules referred to in this Agreement are attached to and form part of it.

38.	Waiver of Trial by Jury.

THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 38 SHALL SURVIVE THE CLOSINGS AND/OR A TERMINATION OF THIS AGREEMENT.

39.	Litigation Costs.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, the terms of Section 5), in the event of any litigation arising in connection with this Agreement, the substantially prevailing party shall be entitled to recover from the substantially non-prevailing party its reasonable legal fees and expenses at trial and all appellate levels. The provisions of this Section 39 shall survive the Closings and/or a termination of this Agreement.

40.	Currency.

Any and all amounts owing by any party hereto pursuant to this Agreement, shall be paid in lawful currency of the United States of America (i.e. U.S. Dollars). The provisions of this Section 40 shall survive the Closings and/or a termination of this Agreement.

41.	Time of the Essence

Time shall be of the essence of this Agreement, provided that the time for doing or completing any matter may be extended or abridged by an agreement in writing between the parties hereto or their respective solicitors.

42.	Press Releases.

Cedar and RioCan agree to consult with each other before issuing any press releases with respect to this Agreement or the Transactions and shall endeavor to agree as to the content of such press releases (which agreement shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall be deemed to prevent either party, or their respective affiliates, from issuing any press release if such parties shall believe, in the exercise of its reasonable judgment, that such press release is required to be made by applicable law. The provisions of this Section 42 shall survive the Closings.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CEDAR:

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership

By: Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By: /s/ Leo S. Ullman
Leo S. Ullman
President

RIOCAN:

RIOCAN HOLDINGS USA INC., a Delaware corporation

By: /s/ Rags Davloor
Rags Davloor
Chief Financial Officer

EXHIBIT A

LAND

Property	Exhibit #
Columbus Crossing	A-1
Franklin Village	A-2
Loyal Plaza	A-3
Stop & Shop – Bridgeport	A-4
Blue Mountain Commons	A-5
Sunset Crossing	A-6
Shaw’s Plaza	A-7

EXHBIIT B

________________________ AGREEMENT OF LIMITED PARTNERSHIP OF [CR] L.P. ________________________ Dated as of ____, 2009

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ACQUISITION, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY PARTNERSHIP INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS LIMITED PARTNERSHIP AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE, ACQUISITION, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE GENERAL PARTNER OF THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE, ACQUISITION, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT, EACH PARTNER REPRESENTS THAT IT WILL NOT SELL, ACQUIRE, ASSIGN, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHERWISE DISPOSE OF A PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS LIMITED PARTNERSHIP AGREEMENT.

Table of Contents

Page

ARTICLE I GENERAL PROVISIONS		1
1.1	Formation.	1
1.2	Name.	2
1.3	Principal Office.	2
1.4	Registered Office and Registered Agent.	2
1.5	Qualification.	2
1.6	Purpose.	2
1.7	Term.	3
1.8	Definitions.	3

ARTICLE II CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS		19
2.1	Initial Capital Contributions.	19
2.2	Additional Capital Contributions.	20

ARTICLE III PARTNERSHIP INTERESTS		25
3.1	Percentage Interests of General Partner and Limited Partners.	25
3.2	Capital Accounts.	25
3.3	Return of Capital.	27

ARTICLE IV DISTRIBUTIONS		27
4.1	General.	27
4.2	Net Cash Flow.	27
4.3	Net Proceeds of a Capital Transaction.	27
4.4	Tax Payments.	27
4.5	Limitation on Distributions.	28

ARTICLE V ALLOCATION OF PROFITS AND LOSSES		28
5.1	Allocations for Accounting Purposes.	28
5.2	Special Allocations.	28
5.3	Other Allocation Rules.	31
5.4	Tax Allocations. Code Section 704(c).	32

ARTICLE VI MANAGEMENT; LIABILITY OF PARTNERS; EXPENSES		32
6.1	Management.	32
6.2	Advisory Board.	36
6.3	Partnership Decisions.	38
6.4	Duties and Conflicts.	42
6.5	Partnership Counsel.	43
6.6	Exculpation/Indemnification.	43
6.7	Cedar LP Obligations	46
6.8	Transactions with Partners or Affiliates.	46
6.9	Rights of the Limited Partners.	47
6.10	Expenses.	48
6.11	Certain Tax Matters.	48

ARTICLE VII INVESTMENT OPPORTUNITIES; NONCOMPETITION AND NONSOLICITATION		49
7.1	Investment Opportunities.	49
7.2	Noncompetition.	52
7.3	Nonsolicitation.	53

ARTICLE VIII BOOKS AND RECORDS, REPORTS TO PARTNERS		54
8.1	Bank Accounts.	54
8.2	Books of Account.	54
8.3	Audit and Reports.	54
8.4	Accountants.	57
8.5	Annual Budget.	58
8.6	Accounting Fee.	58

ARTICLE IX TRANSFER; WITHDRAWAL; REMOVAL OF GENERAL PARTNER		58
9.1	Transfers Generally.	58
9.2	Succession by Operation of Law/Prorations/Cooperation.	59
9.3	General Conditions Applicable to Transfers.	59
9.4	Buy Sell Rights.	61
9.5	Right of First Refusal.	65
9.6	Bankruptcy or Withdrawal of a Partner.	67
9.7	Death or Incompetency of an Individual Partner.	68
9.8	General Partner’s Withdrawal Rights.	68
9.9	Intentionally Omitted.	68
9.10	Removal of General Partner.	68

ARTICLE X TERMINATION		69
10.1	Dissolution.	69
10.2	Termination.	70
10.3	Liquidating Partner.	71
10.4	Partnership Assets Reserved and Pending Claims.	71
10.5	No Redemption.	72
10.6	Governance.	72
10.7	Return of Capital.	73

ARTICLE XI INTENTIONALLY OMITTED		73

ARTICLE XII CONFIDENTIALITY		73
12.1	Disclosure.	73
12.2	Confidentiality.	73
12.3	Additional Information/Deliveries.	74

ARTICLE XIII POWER OF ATTORNEY		75

ARTICLE XIV AMENDMENTS; WAIVER		76
14.1	Amendments; Waiver.	76

ARTICLE XV MISCELLANEOUS		76
15.1	Further Assurances.	76
15.2	Notices.	76
15.3	Applicable Law.	78
15.4	Headings, Etc.	78
15.5	Gender.	78
15.6	Successors and Assigns.	78
15.7	No Waiver.	79
15.8	Rule of Construction.	79
15.9	Severability.	79
15.10	Consents.	79
15.11	Entire Agreement.	79
15.12	Consent to Jurisdiction.	80
15.13	Counterparts.	80
15.14	Representations and Warranties.	80
15.15	Partnership Name.	82
15.16	Ownership of Partnership Property.	83
15.17	Time of the Essence.	83
15.18	Status Reports.	83
15.19	Waiver of Partition.	83
15.20	Calculation of Days	84
15.21	Dollar Amounts.	84
15.22	No Third-Party Rights.	84

Exhibits

EXHIBIT A PROPERTY MANAGEMENT AGREEMENT

EXHIBIT B PROPERTY INFORMATION

EXHIBIT C EXCLUDED PARTIES

                 AGREEMENT OF LIMITED PARTNERSHIP OF [CR] L.P., dated as of __, 2009, by and among ____ LLC, a Delaware limited liability company having an office at 44 South Bayles Avenue, Port Washington, New York, 11050, as the initial General Partner (as hereinafter defined), and _____ LLC, a Delaware limited liability company having an office at 44 South Bayles Avenue, Port Washington, New York 11050, and RIOCAN HOLDINGS USA INC., a Delaware corporation, having an office at c/o RioCan Real Estate Investment Trust, RioCan Yonge Eglinton Centre, 2300 Yonge St., Suite 500, P.O. Box 2386, Toronto, Ontario, M4P 1E4, as the initial Limited Partners (as hereinafter defined), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, Title 6 of the Delaware Code, Section 17-101 et. seq. (as amended from time to time, including any successor thereto, the “Delaware Act”). Capitalized terms used herein are defined in Section 1.8 below or as elsewhere provided herein.

WHEREAS, the Partners desire to form a limited partnership pursuant to the provisions of the Delaware Act and to constitute themselves a limited partnership for the purposes set forth in Section 1.6 of this Agreement; and

WHEREAS, each Partner desires to make its respective capital contributions to the Partnership as described in this Agreement and to be a Partner of the Partnership.

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1	Formation.
(a)

The General Partner has caused the Partnership to be formed pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in the Certificate. The rights and liabilities of all Partners shall be as provided under the Delaware Act, the Certificate and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction between them.

(b)

In order to maintain the Partnership as a limited partnership under the laws of the State of Delaware, the Partnership shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:

(i)	any change in the Partnership name; or
(ii)

any correction of false or erroneous statements in the Certificate or the desire of the Partners to make a change in any statement therein in order that it shall accurately represent the agreement among the Partners.

(c)

Each necessary Partner shall further execute, and the Partnership shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which any of the Portfolio Investments is located in connection with the Partnership carrying on of its business. The General Partner shall be an authorized person of the Partnership for purposes of any filings under the Delaware Act and shall be authorized to execute and deliver on behalf of the Partnership any of the foregoing certificates.

1.2	Name.

The name of the Partnership is “[CR] L.P.” All business of the Partnership shall be conducted under the name of the Partnership and title to all property, real, personal, or mixed, owned by or leased to the Partnership shall be held in such name.

1.3	Principal Office.

The principal place of business and office of the Partnership shall be located at 44 South Bayles Avenue, Port Washington, New York 11050 or at such other place or places in the United States as the General Partner may from time to time designate. The Partnership may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Partners. The Partnership shall keep its books and records at its principal office. The General Partner shall give prompt notice to each Limited Partner of any change in the location of the Partnership’s principal office.

1.4	Registered Office and Registered Agent.

The street address of the registered office of the Partnership in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801, or such other place in the State of Delaware as may from time to time be designated by the General Partner in accordance with the Delaware Act, and the Partnership’s registered agent at such address is Corporation Trust Company. The General Partner shall promptly notify the Limited Partners of any change in the registered office or registered agent of the Partnership.

1.5	Qualification.

The General Partner shall qualify the Partnership to do business or become licensed in each jurisdiction where the activities of the Partnership make such qualification or licensing necessary or where failure to so qualify or become licensed would have an adverse effect on the limited liability of the Limited Partners.

1.6	Purpose.
(a)

The purpose and business of the Partnership shall be to (i) directly or indirectly, through one or more Property Owners, acquire, own and hold the Initial Properties and other Portfolio Investments, and in connection therewith, finance, own, operate, lease, develop, construct, redevelop, manage, dispose of (in whole or in part) and otherwise deal with the Initial Properties and any Partnership Assets acquired, directly or indirectly, by the Partnership in accordance with the terms hereof, (ii) engage in activities incidental or ancillary thereto; and (iii) engage in any other lawful acts or activities consistent with the terms of this Agreement and the foregoing for which limited partnerships may be organized under the Delaware Act.

(b)	The Partnership shall not engage in any other business or activity without the prior written consent of all the Partners.
1.7	Term.

The term of the Partnership (the “Term”) commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2059, unless sooner terminated pursuant to the provisions hereof. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Delaware Act.

1.8	Definitions.

For the purpose of this Agreement, the following terms shall have the following meanings:

“$” or “U.S. Dollars” shall mean the official currency of the United States of America.

“Accountant” shall have the meaning ascribed thereto in Section 8.4.

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the adjustments set forth herein and the following adjustments:

(a)

Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)	Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.

“Advisory Board” shall mean the advisory board of the Partnership established pursuant to
Section 6.2(a).

“Advisory Board Member” shall have the meaning ascribed thereto in Section 6.2(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. No Limited Partner shall be deemed to be an “Affiliate” of the Partnership or the General Partner solely by reason of being a Limited Partner of the Partnership.

“Agreement” shall mean this Agreement of Limited Partnership, as amended from time to time in accordance with the terms hereof.

“Applicable Contributions” shall have the meaning ascribed thereto in Section 2.2(d)(vii).

“Approved Budget” shall mean the annual budget for each Portfolio Investment for the applicable Fiscal Year prepared by the applicable Property Manager pursuant to and in incordance with its Property Management Agreement that has been approved by the Advisory Board.

“Approved Investment Structure” shall mean the acquisition of Portfolio Invesments, directly or indirectly, through REIT Property Subsidiary pursuant to the terms of this Agreement and/or the Purchase and Sale Agreement, as applicable.

“Approved Leasing Plan” shall mean the leasing plan for each Portfolio Investment for the applicable Fiscal Year prepared by the applicable Property Manager pursuant to and in incordance with its Property Management Agreement that has been approved by the Advisory Board.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following events: (i) the filing by it of a voluntary petition in bankruptcy, (ii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief of debtors in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iii) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iv) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iii), (v) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets, or (vi) the failure within ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, to have the proceeding stayed or dismissed, or the failure within one hundred twenty (120) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its assets to have such the appointment vacated or stayed, or the failure within ninety (90) days after the expiration of any such stay to have the proceeding dismissed or the appointment vacated, or (vii) such party generally shall be unable to pay, or shall admit in writing its inability to pay, its debts as they become due.

“Bonus Percentage” shall have the meaning ascribed thereto in Section 2.2(d)(vii).

“Business Day” means any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.

“Buy Sell Applicable Purchase Price” shall have the meaning ascribed thereto in Section 9.4(a).

“Buy Sell Deposit” shall have the meaning ascribed thereto in Section 9.4(c).

“Buy Sell Election Date” shall have the meaning ascribed thereto in Section 9.4(b).

“Buy Sell Exercise Period” means (a) with respect to the Cedar Partners, any time on or after (i) the third (3rd) anniversary of the date of this Agreement, or (ii) a Change of Control with respect to RioCan, or (iii) the removal of Cedar GP as the General Partner pursuant to Section 9.10 hereof or (iv) the removal of Cedar Operating Partnership (or its Affiliate) as a Property Manager by reason of a Cause Event (as defined in the applicable Property Management Agreement), and (b) with respect to RioCan, any time on or after (i) the third (3rd) anniversary of the date of this Agreement, or (ii) a Change of Control with respect to the Cedar Partners, or (iii) the removal of Cedar GP as the General Partner pursuant to Section 9.10 hereof or (iv) the removal of Cedar Operating Partnership (or its Affiliate) as a Property Manager by reason of a Cause Event (as defined in the applicable Property Management Agreement).

“Buy Sell Interests” shall have the meaning ascribed thereto in Section 9.4(a).

“Buy Sell Notice” shall have the meaning ascribed thereto in Section 9.4(a).

“Buy Sell Offeree” shall have the meaning ascribed thereto in Section 9.4(a).

“Buy Sell Offeror” shall have the meaning ascribed thereto in Section 9.4(a).

“Call Amounts” shall have the meaning ascribed thereto in Section 2.2(c)(i).

“Call Notice” shall have the meaning ascribed thereto in Section 2.2(c)(i).

“Capital Account” shall mean, with respect to each Partner, an account to be maintained by the Partnership in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and Section 3.2 of this Agreement.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the Gross Asset Value of any property (other than money) contributed or deemed contributed by such Partner to the capital of the Partnership (for Portfolio Investments or otherwise, in each case, in accordance with this Agreement) (net of any liabilities secured by such property or to which such property is otherwise subject, or otherwise assumed by the Partnership in connection with the acquisition of such property).

“Capital Expenditures” means for any period, the amount expended for items capitalized under GAAP.

“Capital Transaction” means any of the following: (a) a sale, transfer or other disposition of all or a portion of any Partnership Asset (other than tangible personal property that (i) is not sold, transferred or otherwise disposed in connection with the sale, transfer or other disposition of a fee interest or leasehold interest in real property and (ii) is otherwise sold, transferred or disposed in the ordinary course of business); (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Partnership Asset; (c) any financing or refinancing of any Partnership Asset or other financing obtained by the Partnership or any of its Subsidiaries; (d) the receipt of proceeds due to any fire or other casualty to any Portfolio Investment or any other Partnership Asset; and (e) any other transaction involving Partnership Assets, in each case the proceeds of which, in accordance with GAAP, are considered to be capital in nature.

“Cause Event” means, with respect to any Partner, the occurrence of any of the following events: (a) such Partner committed fraud, willful misconduct or gross negligence in the performance of its duties and obligations under this Agreement; (b) such Partner is in material default in the performance or observance of any of its covenants or obligations under this Agreement, which default continues uncured for a period of sixty (60) days after written notice to such Partner, provided, that if such default is not reasonably susceptible of being cured with such sixty (60) day period and such Partner shall have commenced a cure of such default within such sixty (60) day period and is diligently pursuing a cure of such default, such Partner shall have such additional time as is reasonably necessary to cure such default; (c) in the case of either Cedar Partner only, the Cedar Partners shall not be under common Control; (d) in the case of either Cedar Partner only, if the Property Manager is under common Control with the Cedar Partners, the removal of the Property Manager by reason of a “Cause Event” pursuant to the terms of a Property Management Agreement; or (e) any Bankruptcy Event with respect to such Partner. Notwithstanding the foregoing, in no event shall any default under Section 2.2 (including, without limitation, a Default), 9.4 or 9.5 of this Agreement constitute or give rise to a Cause Event.

“Cedar Direct Contribution” shall have the meaning ascribed thereto in Section 2.2(e).

“Cedar GP” means _____ LLC, a Delaware limited liability company, and its permitted successors and assigns hereunder.

“Cedar LP” means ____ LLC, a Delaware limited liability company, and its permitted successors and assigns hereunder.

“Cedar Operating Partnership” means Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership.

“Cedar Partners” means Cedar GP and Cedar LP.

“Certificate” means the Certificate of Limited Partnership for the Partnership that complies with Section 17-201 of the Delaware Act dated [_____] filed with the Secretary of State of the State of Delaware pursuant to Section 17-206 of the Delaware Act, as the same may be amended and restated.

“Change of Control” shall mean, (a) with respect to the Cedar Partners, if (i) either of the Cedar Partners shall no longer be Controlled or at least fifty-one percent (51%) owned, directly or indirectly, by CSCI; (ii) there shall be consummated (x) any consolidation or merger of CSCI in which CSCI is not the continuing or surviving corporation or pursuant to which the stock of CSCI would be converted into cash, securities or other property, other than a merger or consolidation of CSCI in which the holders of CSCI’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of CSCI; (iii) the board of directors of CSCI approves any plan or proposal for liquidation or dissolution of CSCI; or (iv) any Person acquires more than twenty-five percent (25%) of the issued and outstanding common stock of CSCI; and (b) with respect to RioCan, if (i) RioCan shall no longer be Controlled and at least fifty-one percent owned, directly or indirectly, by RioCan REIT; (ii) any direct or indirect interests in RioCan (other than direct or indirect interests in RioCan REIT) are held by any Person that is not an Institutional Investor; (iii) there shall be consummated (x) any consolidation or merger of RioCan REIT in which RioCan REIT is not the continuing or surviving corporation or pursuant to which the units of RioCan REIT would be converted into cash, securities or other property, other than a merger or consolidation of RioCan REIT in which the holders of RioCan REIT’s units immediately prior to the merger or consolidation hold more than fifty percent (50%) of the units or other forms of equity of the surviving corporation immediately after the merger or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of RioCan REIT; (iv) the board of directors of RioCan REIT approves any plan or proposal for liquidation or dissolution of RioCan REIT; or (v) any Person acquires more than twenty-five percent (25%) of the issued and outstanding units of RioCan REIT.

“Closing” shall mean the execution and delivery of this Agreement by the General Partner and the Limited Partners.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” shall have the meaning ascribed thereto in Section 12.2(b).

“Consent Notice” shall have the meaning ascribed thereto as defined in Section 6.3(c).

“Control” means with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“CSCI” means Cedar Shopping Centers, Inc., a Maryland corporation.

“Default” shall have the meaning ascribed thereto in Section 2.2(d)(i).

“Default Contribution” shall have the meaning ascribed thereto in Section 2.2(d)(v).

“Default Contribution Notice” shall have the meaning ascribed thereto in Section 2.2(d)(v).

“Default Loan” shall have the meaning ascribed thereto in Section 2.2(d)(ii).

“Default Loan Maturity Date” shall have the meaning ascribed thereto in Section 2.2(d)(iii).

“Default Loan Rate” means eighteen percent (18%) per annum, compounded monthly.

“Defaulting Partner” shall have the meaning ascribed thereto in Section 2.2(d)(i).

“Defaulting Partner Contribution” shall have the meaning ascribed thereto in Section 2.2(d)(ii).

“Delaware Act” shall have the meaning ascribed thereto in the Preamble.

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Partners.

“Dissolution Event” shall have the meaning ascribed thereto in 10.1.

“Economic Risk of Loss” shall have the meaning ascribed thereto in Regulations Section 1.752-2.

“Escrow Agent” shall mean any reputable, nationally recognized and financially solvent title insurance company designated by the Partner purchasing an Interest, an Indirect Owner, a Property Owner or a Portfolio Investment.

“Executive Order 13224” shall mean Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued by OFAC.

“Fair Market Value” shall mean the value of the particular asset or interest in question determined on the basis of an arm’s length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion to purchase), taking into account, among other things, the anticipated cash flow, taxable income and taxable loss attributable to the asset or interest in question. Except as otherwise expressly set forth herein, in the case of any asset other than a marketable security, the Fair Market Value shall be determined in good faith by the General Partner provided, that if the General Partner determines Fair Market Value other than by engaging an independent third-party appraiser, the Advisory Board shall have the right to object in its reasonable discretion to any determination of Fair Market Value made by the General Partner, in which case the Fair Market Value of the asset(s) in question shall be re-determined at the expense of the Partners (based on their respective Percentage Interests in the applicable Portfolio Investment) by an independent third-party appraiser selected mutually by the General Partner and the Advisory Board. In determining the value of any asset other than a marketable security, the General Partner may, but shall not be under any obligation to, engage an independent appraiser having recognized qualifications necessary in order to make such determination and the fees and expenses of such appraiser shall be borne by the Partnership. Except as otherwise expressly set forth herein, in the case of any marketable security at any date, the Fair Market Value of such security shall equal the closing sale price of such security on the Business Day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange (other than NASDAQ Stock Market, Inc.) or in the Global Market List of NASDAQ Stock Market, Inc., or, if there is no such closing sale price of such security, the final price of such security at face value quoted on such Business Day by a financial institution of recognized standing which regularly deals in securities of such type.

“Financing” means any indebtedness, financing or refinancing by debt, bonds, sale and leaseback, derivatives (e.g., hedging instruments) or other form of financing with respect to any Portfolio Investment or any of the direct or indirect interests in the Partnership’s Subsidiaries or any debt or other similar monetary obligation of the Partnership or any of its Subsidiaries (but excluding trade payables incurred in the ordinary course of business).

“Financing Document” shall mean any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture or other instrument or agreement relating to a Financing.

“Fiscal Year” shall mean, except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Partnership shall have commenced on the date of commencement of the Partnership and end on the next succeeding December 31, and the last Fiscal Year of the Partnership shall end on the date on which the Partnership shall terminate and commence on the January 1 immediately preceding such date of termination.

“GAAP” shall mean generally accepted accounting principles of the United States, consistently applied.

“General Partner” shall mean the general partner or general partners, from time to time, of the Partnership authorized to carry out the management of the business and affairs of the Partnership pursuant to Article VI hereof. As of the date of this Agreement, the General Partner is Cedar GP.

“Governing Agreements” means, with respect to each Subsidiary of the Partnership or any joint venture in which the Partnership owns a direct or indirect interest, its operating agreement, partnership agreement, shareholder agreement or similar governing agreement.

“Governmental Authority” shall mean: (i) any government or political subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)

The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset, as determined by the Partners (as evidenced by this Agreement or an amendment hereto);

(b)

The Gross Asset Values of all Partnership Assets shall be adjusted to equal their respective gross Fair Market Values, (taking Section 7701(g) of the Code into account), as of the following times: (i) the acquisition of an interest or an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or other consideration; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property or money as consideration for an Interest in the Partnership; (iii) a more than de minimis change in the Interests of the Partners; and (iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner, acting reasonably and in good faith, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners;

(c)

The Gross Asset Value of any Partnership Asset distributed to a Partner shall be the gross Fair Market Value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution;

(d)

The Gross Asset Values of Partnership Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.2(a)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the General Partner determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses;

“IFRS” shall mean International Financial Reporting Standards.

“Impositions” shall mean all taxes (including sales and use taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority having jurisdiction over the Partnership, any of its Subsidiaries or any Portfolio Investment, as applicable, on or in respect of or be a lien upon (i) such Portfolio Investment or any estate or interest therein, (ii) any occupancy, use or possession of, or activity conducted on, such Portfolio Investment, or (iii) the rents from such Portfolio Investment or the use or occupancy thereof.

“Indemnified Losses” shall have the meaning ascribed thereto in Section 6.6(a)(iii).

“Indirect Owner” shall mean any entity that is a Subsidiary of REIT Property Subsidiary and is an indirect owner of assets constituting a Portfolio Investment.

“Initial Properties” means the Portfolio Investments acquired pursuant to the Purchase and Sale Agreement.

“Initial Real Property Costs” means with respect to any Portfolio Investment, as of the date of determination thereof, without duplication, the aggregate of:

(a)

the aggregate acquisition cost of such Portfolio Investment including, without any limitations or duplications, deposits paid on account of options for the purchase or leasing of such real property, net of interest earned, whether or not credited to the purchase price; cash payments made on account of the purchase price of such real property, whether paid before, at, or after acquisition of such real property; principal payments made as prepaid rentals or in lieu of rentals to acquire a leasehold interest in real property; and principal payments made upon mortgages, charges and encumbrances upon real property, paid at or in connection with the acquisition of such real property; and

(b)

the aggregate of all third party expenses ancillary to the acquisition of such real property, including, without any limitation or duplication, due diligence expenses, and subject to, clause (a) above, (y) any travel, lodging or meal expenses of the Partners or their Affiliates, real estate commissions, fees and expenses relating to obtaining financing, legal fees, consultants fees, land transfer taxes, survey expenses, registration fees, inspection fees, title premiums, insurance premiums, and all other acquisition expenses relating to such acquisition;

Notwithstanding the foregoing, Initial Real Property Costs shall not include the Net Consideration payable for any Initial Property.

“Institutional Investor” means any of the following types of entities (or any entity that is directly or indirectly wholly-owned (except de minimis interests) and Controlled by any of the following types of entities), whether domestic or Canadian: (a) a commercial bank, trust company (whether acting individually or in a fiduciary capacity for another entity that constitutes an Institutional Investor), savings and loan association, savings bank, financing company or similar institution; (b) an insurance company; (c) an investment bank; or (d) an employee’s welfare, benefit, profit-sharing, pension or retirement trust, fund or system (whether federal, state, municipal, private or otherwise); in each case on the condition that such Institutional Investor (i) is regularly engaged in the business of owning or operating commercial real estate properties, (ii) is recognized as a reputable investor, (iii) has net assets (in name or under management) in excess of One Billion Dollars ($1,000,000,000), (iv) is not one of Persons described in Section 9.3(a) hereof, (v) is neither one of the Persons listed on Exhibit C nor Controlled by any such Persons, and (vi) is otherwise reasonably acceptable to the Cedar Partners, it being acknowledged that CPP Investment Board, a Canadian corporation, is acceptable to the Cedar Partners.

“Interest” means, with respect to each Partner at a given time, the interest of such Partner in the Partnership at such time, including the rights and obligations of such Partner as provided in the Agreement and under applicable law and any economic interest of such Partner in the Partnership.

“Investment Period” shall mean the period ending on the second anniversary of the Closing.

“Joint Venture Investment” means a Portfolio Investment that is not 100% owned, directly or indirectly, by the Partnership or any of its Subsidiaries.

“Lending Eligible Partner” shall have the meaning ascribed thereto in Section 2.2(d)(i).

“Lending Partner” shall have the meaning ascribed thereto in Section 2.2(d)(iii).

“Limited Partner” means, at any time, any Person admitted and remaining as a limited partner of the Partnership pursuant to the terms of this Agreement, including any substituted limited partners admitted to the Partnership pursuant to Article IX. As of the date of this Agreement, the Limited Partners of the Partnership are Cedar LP and RioCan.

“Liquidating Partner” shall have the meaning ascribed thereto in Section 10.3(a).

“Litigation” shall have the meaning ascribed thereto in Section 6.3(b)(vii).

“Majority Decision” shall have the meaning ascribed thereto in Section 6.3(b).

“Maximum Rate” means the highest lawful rate of interest allowable under applicable law.

“Necessary Expenses” shall mean expenses incurred or required to be incurred (without duplication) for (a) compliance with legal requirements, (b) Impositions, (c) amounts payable by the Partnership under Section 6.6, (d) obligations under any (i) ground lease existing as of the date hereof or entered into in accordance with the Purchase and Sale Agreement or this Agreement, pursuant to which the Partnership or any of its Subsidiaries is the lessee, to the extent the expenses thereunder (or the amounts thereof) are non-discretionary, (ii) other leases and contracts with third parties existing as of the date hereof or entered into in accordance with the Purchase and Sale Agreement or this Agreement, to the extent the expenses thereunder (or the amounts thereof) are non-discretionary, (iii) Financing Documents existing as of the date hereof or entered into in accordance with the Purchase and Sale Agreement or this Agreement, other than amounts due upon maturity of the applicable Financing unless the payment of such amounts has been unanimously approved by the Advisory Board, and (iv) Governing Agreements with respect to Joint Venture Investments existing as of the date hereof or entered into in accordance with the Purchase and Sale Agreement or this Agreement, to the extent the expenses thereunder (or the amounts thereof) are non-discretionary, (e) utility charges, (f) amounts payable to or reimbursable to a Property Manager under its Property Management Agreement, (g) amounts payable to or reimbursable to the General Partner under this Agreement, (h) insurance, and (i) protecting against (or deemed necessary or prudent in the good faith judgment of the General Partner to protect against) injury to persons or damage to property, including, without limitation, in respect of security and life safety.

“Net Cash Flow” means, with respect to the Partnership, with respect to any period, the sum of all money available to the Partnership at the end of that period for distribution to its Partners after (1) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to operating and maintenance expenses, general and administrative expenses, insurance costs, Impositions and other expenses paid or required to be paid) by the Partnership or any of its Subsidiaries; (2) satisfaction of the Partnership’s and each of its Subsidiaries’ liabilities as they come due; and (3) establishment of (and contributions to) such reserves as are required under any Financing Documents or additional reasonable reserves required to operate the Partnership and/or any of its Subsidiaries (including the Portfolio Investments) established in accordance with Section 6.3; provided, however, that Net Cash Flow shall not include Net Proceeds of a Capital Transaction, Capital Contributions, loans, tenant security deposits or earnest money deposits or any interest thereon so long as the Partnership or one of its Subsidiaries has a contingent obligation to return the same.

“Net Proceeds of a Capital Transaction” means the net cash proceeds (other than insurance proceeds for lost rental incomes) from a Capital Transaction less any portion thereof used to (i) establish (and contribute to) such reserves as are required under any Financing Documents or additional reasonable reserves required to operate the applicable Portfolio Investment and established in accordance with Section 6.3, (ii) repay any debts or other obligations of the Partnership and/or its applicable Subsidiaries in connection with such Capital Transaction, (iii) restore a Portfolio Investment following a casualty or condemnation, (iv) pay costs reasonably and actually incurred in connection with the Capital Transaction, or (v) pay creditors in the event of a liquidation. “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Partnership and/or any of its Subsidiaries in connection with a Capital Transaction.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning ascribed thereto in Treasury Regulations Section 1.704-2(b)(3).

“Notices” shall have the meaning ascribed thereto in Section 15.2.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” shall have the meaning ascribed thereto in Section 9.3(a).

“Open Call Amount” shall have the meaning ascribed thereto in Section 2.2(d)(i).

“Partner” means, at any time, any person or entity admitted and remaining as a partner of the Partnership pursuant to the terms of this Agreement. As of the date of this Agreement, the Partners of the Partnership are Cedar GP, Cedar LP and RioCan.

“Partner Nonrecourse Debt” means “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).

“Partner Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2). For any Fiscal Year, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Partner that bears the Economic Risk of Loss for such Partner Nonrecourse Debt to the extent such distributions are from proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).

“Partnership” shall mean [CR] L.P., a Delaware limited partnership.

“Partnership Assets”means the assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Partnership and all direct or indirect interests in the Partnership’s Subsidiaries and the Portfolio Investments.

“Partnership Asset Price” shall have the meaning ascribed thereto in Section 9.4(a)

“Partnership Counsel” shall have the meaning ascribed thereto in Section 6.5.

“Partnership Decision” means a Majority Decision or a Unanimous Decision, as applicable.

“Partnership Minimum Gain” shall mean the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Partnership Subsidiary GP” shall mean ____, a Delaware limited liability company wholly owned by the Partnership that is the general partner of REIT.

“Percentage Interest” means, as to any Partner, the percentage interest of such Partner specified in Section 3.1, as the same may be increased or decreased pursuant to Section 2.2(d)(vii) or 2.2(e).

“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a Governmental Authority or other entity.

“Portfolio Investment” shall mean all real property (including, without limitation, leasehold interests) now owned or hereafter acquired by the Partnership or any of its Subsidiaries pursuant to and in accordance with this Agreement, and all improvements, fixtures, tangible and intangible personal property, appurtenances, rights and interests in connection therewith, including, without limitation, the Initial Properties, and any equity interest now owned or hereafter acquired by the Partnership or any Subsidiary thereof in or relating to such real property.

“Profits” and “Losses” means for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)

Any income of the Partnership that is exempt from federal income tax, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be added to such taxable income or loss;

(b)

Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)

In the event the Gross Asset Value of any Partnership Asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Partnership Asset for purposes of computing Profits or Losses;

(d)

Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)

In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

(f)

In the event of an adjustment of the Gross Asset Value of any Partnership Asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e),(f) and (m), the amount of such adjustment shall be taken into account as additional Profit or Loss; and

(g)	Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.

“Property Management Agreement” means any property management agreement between a Property Owner and a Property Manager respecting the management of a Portfolio Investment entered into in accordance with this Agreement, as the same may be amended, restated, replaced, supplemented or modified from time to time in accordance with this Agreement.

“Property Manager” means any property manager engaged by a Property Owner to manage a Portfolio Investment in accordance with this Agreement.

“Property Owner” shall means any entity that is the direct owner of real property assets (including, without limitation, leasehold interests) constituting a Portfolio Investment.

“Proposed Transfer” shall have the meaning ascribed thereto in Section 12.2(a)(ii).

“Protected Person” shall have the meaning ascribed thereto in Section 6.6(d).

“Purchase and Sale Agreement” means that certain Agreement Regarding Purchase of Partnership Interests, dated October 26, 2009, between Cedar Operating Partnership and RioCan.

“Purchasing Partner” shall have the meaning ascribed thereto in Section 9.4(c).

“Receiving Party” shall have the meaning ascribed thereto in Section 7.1(c).

“Referring Party” shall have the meaning ascribed thereto in Section 7.1(b).

“Regulations” or “Treasury Regulations” means the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Regulatory Allocations” shall have the meaning ascribed thereto in Section 5.2(a)(viii).

“REIT” shall mean ____, a Delaware limited partnership that has elected to be treated as a real estate investment trust for United States income tax purposes.

“REIT Property Subsidiary” shall mean ____, a Delaware limited partnership that is owned 99.9% by REIT, as the limited partner, and 0.1% by REIT Subsidiary GP, as the general partner.

“REIT Subsidiary GP” shall mean ____, a Delaware limited liability company wholly owned by REIT that is the general partner of REIT Property Subsidiary.

“Related Party” shall have the meaning ascribed thereto in Section 6.8(b).

“Related Party Transaction” shall have the meaning ascribed thereto in Section 6.8(a).

“Representatives” shall have the meaning ascribed thereto in Section 12.2(a).

“Restricted Party” shall have the meaning ascribed thereto in Section 7.1(a).

“RioCan” means RioCan Holdings USA Inc., a Delaware corporation, and its permitted successors and assigns hereunder.

“RioCan REIT” mean RioCan Real Estate Investment Trust, an Ontario trust.

“ROFR Interest” shall have the meaning ascribed thereto in Section 9.5(a).

“ROFR Offer Notice” shall have the meaning ascribed thereto in Section 9.5(a).

“ROFR Offeree” shall have the meaning ascribed thereto in Section 9.5(a).

“ROFR Offeror” shall have the meaning ascribed thereto in Section 9.5(a).

“ROFR Response Notice” shall have the meaning ascribed thereto in Section 9.5(b).

“ROFR Sale” shall have the meaning ascribed thereto in Section 9.5(a).

“ROFR Third Party Offer” shall have the meaning ascribed thereto in Section 9.5(c).

“Selling Partner” shall have the meaning ascribed thereto in Section 9.4(c).

“Shortfall” means that the gross receipts of the Partnership, its applicable Subsidiary or the applicable Portfolio Investment (including, without limitation, proceeds under any applicable Financings) together with the proceeds of any accessible reserve account maintained by or on behalf of the Partnership or its applicable Subsidiary, are reasonably anticipated to be insufficient to pay when due (a) all expenses incurred or reasonably anticipated to be incurred by the Partnership or any of its Subsidiaries to own, operate, lease, develop, construct, redevelop, manage, dispose of (in whole or in part) or otherwise deal with such Portfolio Investment pursuant to the applicable Approved Budget, and (b) all Necessary Expenses, irrespective of whether the same shall have been included in the applicable Approved Budget.

“Subsidiary” of any Person shall mean (i) a corporation all or any portion of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has an ownership interest and/or the power to Control such other Person. The Subsidiaries of the Partnership include, without limitation, REIT, Partnership Subsidiary GP, REIT Property Subsidiary, REIT Subsidiary GP, the Indirect Owners and the Property Owners.

“Target Investment” shall have the meaning ascribed thereto in Section 7.1(a).

“Tax Matters Partner” shall have the meaning ascribed thereto in Section 6.11(a).

“Tax Payments” shall have the meaning ascribed thereto in Section 4.4.

“Taxed Partner” shall have the meaning ascribed thereto in Section 4.4.

“Term” shall have the meaning ascribed thereto in Section 1.7.

“Termination” shall mean the date of the cancellation or withdrawal of the Certificate by the filing of a Certificate of Cancellation of the Partnership in the Office of the Secretary of State of the State of Delaware pursuant to Section 17-203 of the Delaware Act.

“Transaction Documents” shall have the meaning ascribed thereto in Section 15.14(a)(ii).

“Transfer” shall have the meaning ascribed thereto in Section 9.1.

“Unanimous Decision” shall have the meaning ascribed thereto in Section 6.3(a).

“United States” or “U.S.” shall mean the United States of America, its territories and possessions, any State of the United States and the District of Columbia, as the context requires.

“Withdrawal Event” shall have the meaning ascribed thereto in Section 9.6.

“Withdrawn Partner” shall have the meaning ascribed thereto in Section 9.6.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

2.1	Initial Capital Contributions.
(a)	As of the date of this Agreement, the Partners shall be deemed to have made Capital Contributions, and the Capital Accounts of the Partners shall be, as follows:
Capital Contribution
Cedar GP:	$1
Cedar LP:	$19
RioCan:	$80

(b)

Except with the prior written consent of all of the Partners or as otherwise provided in this Agreement, no Partner shall be required or permitted to make any further Capital Contribution to the Partnership.

2.2	Additional Capital Contributions.
(a)

Additional Capital Contribution Obligations. Each Partner shall be required to make additional Capital Contributions from time to time in accordance with this Section 2.2 to fund its Percentage Interest of (i) any Initial Real Property Costs for a Portfolio Invesment approved for acquisition in accordance with Section 7.1 and (ii) any Shortfall; provided, that if any capital call to the Cedar Partners for Capital Expenditures in any single Fiscal Year, when aggregated with all prior capital calls for Capital Expenditures funded by the Cedar Partners in such Fiscal Year with respect to all of the Portfolio Investments, exceeds Five Million Dollars ($5,000,000), such capital call shall require the unanimous approval of the Advisory Board. No Partner shall be entitled to interest on its Capital Contributions. All payments by the Partners to the Partnership pursuant to this Section 2.2 shall be made in U.S. Dollars and in immediately available funds.

(b)

Net Consideration for the Initial Properties. On each Closing Date (as defined in the Purchase and Sale Agreement) RioCan shall contribute to the Partnership as a Capital Contribution, the Net Consideration (as defined in the Purchase and Sale Agreement) related to the applicable Closing (as defined in the Purchase and Sale Agreement) in exchange for the transfer by Cedar Operating Partnership (or its Subsidiaries) of all of the ownership interests in the related Indirect Owners and/or Property Owners, as applicable, to REIT Property Subsidiary, all in accordance with the Purchase and Sale Agreement. The amounts contributed by RioCan shall be distributed to the Cedar Partners.

(c)	Call Amounts and Call Notices.
(i)

Each Partner’s Capital Contribution required to be made pursuant to subsections (a) and (b) above shall be paid to the Partnership as calls are made by the General Partner upon the Partners, in such amounts (the “Call Amounts”) and on such dates as shall be specified by the General Partner upon at least ten (10) Business Days’ prior written notice (the “Call Notice”) by the General Partner. With respect to each Call Notice, the Call Amount therein shall not exceed the applicable Partner’s Percentage Interest of the total amount required to be funded by all Partners. The General Partner may withdraw a Call Notice at any time. Notwithstanding the foregoing, the parties acknowledge and agree that the Advisory Board (at the election of a majority of the Advisory Board Members) shall be entitled to send a Call Notice to the Partners in the event that the General Partner shall have failed to make a call in accordance with Section 2.2(a) if, in the reasonable judgment of such Advisory Board Members, any further delay in making such a capital call would have an imminent material adverse effect on a Portfolio Investment, the Partnership and/or any of its Subsidiaries, in which event the provisions of this Section 2.2 shall apply to such Call Notice.

(ii)

In addition to the Call Amount, each Call Notice shall set forth (A) whether it relates to a Portfolio Investment (in each case including a detailed itemized listing of such expenses) and other fees payable by the Partnership to the General Partner (or its Affiliate) pursuant to this Agreement, and (B) the aggregate amount of Capital Contributions to be made by the Partners on such date.

(d)	Defaults.
(i)

If any Partner shall fail to contribute all or a portion of any Call Amount on or before the date set forth on the applicable Call Notice (each of the foregoing, a “Default”, such defaulting Partner being herein referred to as a “Defaulting Partner,” and the unpaid portion of such Defaulting Partner’s share of any Call Amount, the “Open Call Amount”), such Defaulting Partner shall remain liable in respect of its obligation to fund its Call Amount and any other amounts due and payable by such Partner hereunder, and the General Partner or its Affiliate that is a Limited Partner (or if the Defaulting Partner is the General Partner or such Affiliate, the other Limited Partner) may elect, in its sole discretion, to take any one or more of the remedial actions set forth in the remaining provisions of this subsection (d), provided that the General Partner or such Affiliate (or if the Defaulting Partner is the General Partner or such Affiliate, the other Limited Partner) shall have funded its entire Call Amount under the applicable Call Notice and does not have an outstanding Default Loan made to it hereunder (such non-defaulting Partner being referred to herein as the “Lending Eligible Partner”).

(ii)

Default Loans. The Lending Eligible Partner shall have the right, but not the obligation, to make a loan (a “Default Loan”) to such Defaulting Partner in an amount equal to the Open Call Amount at any time within forty-five (45) days after the funding date set forth on the applicable Call Notice, provided that such Defaulting Partner has not funded the entire Open Call Amount prior to the making of such Default Loan. If a Default Loan shall be made in accordance with this Section 2.2(d)(ii), the Lending Partner shall notify the Defaulting Partner of the amount and date of the Default Loan, which, subject to Section 2.2(d)(vi) below, shall be deemed to be a Capital Contribution (a “Defaulting Partner Contribution”) made by the Defaulting Partner, and the Capital Account of the Defaulting Partner shall be credited to reflect the payment of the proceeds of the Default Loan to the Partnership. Each Default Loan shall be deemed to be made to the Defaulting Partner, with the proceeds of each Default Loan being delivered to the Partnership by the Lending Eligible Partner making same in immediately available funds on such Defaulting Partner’s behalf. A Default Loan shall be deemed to have been advanced on the date actually advanced. Default Loans shall earn interest on the outstanding principal amount thereof at a rate equal to the lesser of (i) the Default Loan Rate or (ii) the Maximum Rate, from the date actually advanced until the same is repaid in full.

(iii)

Default Loans shall be secured as provided in Section 2.2(d)(iv) and shall have a term of one hundred eighty (180) days (the “Default Loan Maturity Date”). A Lending Eligible Partner making a Default Loan (a “Lending Partner”) may, in the exercise of such Partner’s sole and absolute discretion, extend the term of a Default Loan for a period(s) to be determined by such Partner. If a Default Loan has been made, the Defaulting Partner shall not receive any distributions of Net Cash Flow or Net Proceeds of a Capital Transaction or any proceeds from the transfer of all or any part of its Interest while the Default Loan, including all interest thereon, if applicable, remains unpaid. Instead, the Defaulting Partner’s share of Net Cash Flow and Net Proceeds of a Capital Transaction or such other proceeds shall first be paid to the Lending Partner until all Default Loans to such Defaulting Partner, including interest thereon, shall have been repaid in full. Such payments shall be applied first to accrued interest on such Default Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Defaulting Partner. Distributions of Net Cash Flow and Net Proceeds of a Capital Transaction to such Defaulting Partner shall be immediately reinstated prospectively upon the full repayment of a Default Loan, including all accrued and unpaid interest thereon, to the Lending Partner. If a Default Loan, including all accrued and unpaid interest thereon, has not been repaid in full on or before the date the same is due, in addition to any other rights or remedies provided in this Agreement, the Lending Partner shall have all rights and remedies available at law or in equity against the Defaulting Partner. The Defaulting Partner shall be liable for the reasonable fees and expenses incurred by the Lending Partner (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any enforcement or foreclosure upon any Default Loan and such costs, to the extent enforceable under applicable law, shall be added to the principal amount of the applicable Default Loan. In addition, at any time during the term of such Default Loan, the Defaulting Partner shall have the right to repay, in full, the Default Loan (including interest and other charges).

(iv)

The Defaulting Partner shall be deemed to have pledged to the Lending Partner, and granted to such Lending Partner, a continuing first priority security interest in all of the Defaulting Partner’s Interest to secure the payment of the principal of, and interest on, any Default Loans made in accordance with the provisions hereof, and for such purpose this Agreement shall constitute a security agreement. The Defaulting Partner shall promptly execute, acknowledge and deliver such financing statements, continuation statements or other documents and take such other actions as the Lending Partner shall request in order to perfect or continue the perfection of such security interest; and, if the Defaulting Partner shall fail to do so within seven (7) days after demand therefor, the Lending Partner is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Defaulting Partner, to execute, acknowledge and deliver all such documents and take all such other actions as may be required to perfect such security interest. Such appointment and authorization are coupled with an interest and shall be irrevocable.

(v)

Default Contributions. Except as provided in Section 2.2(d)(vi) below, in lieu of making a Default Loan, a Lending Eligible Partner may elect to make a Capital Contribution to the Partnership (a “Default Contribution”) in the amount of the Open Call Amount by delivering a notice (a “Default Contribution Notice”) to the Defaulting Partner which shall include the following statement set forth in all capital letters “NOTE: YOU HAVE FAILED TO MAKE A REQUIRED CAPITAL CONTRIBUTION TO [CR], L.P. IN THE AMOUNT OF $________, AND THE UNDERSIGNED CAN ELECT TO FUND THE SAME AS A “DEFAULT CONTRIBUTION” AS DEFINED IN SECTION 2.2(D)(V) OF THE AGREEMENT OF LIMITED PARTNERSHIP OF [CR], L.P. IF SUCH REQUIRED CAPITAL CONTRIBUTION IS NOT MADE BY YOU ON OR BEFORE SEVEN (7) DAYS FOLLOWING THE DATE HEREOF.” A Lending Eligible Partner shall have the right, but not the obligation, to make a Default Contribution to the Partnership in an amount equal to the Open Call Amount at any time within forty-five (45) days after the seventh (7th) day following the delivery of a Default Contribution Notice provided that such Defaulting Partner has not funded the entire Open Call Amount prior to the making of such Default Contribution. If a Default Contribution(s) shall be made in accordance with this Section 2.2(d)(v), the Lending Eligible Partner shall notify the Defaulting Partner of the amount and date of the Default Contribution(s), and the Capital Account of the Lending Eligible Partner shall be credited to reflect the contribution of the Default Contribution to the Partnership. A Default Contribution shall be deemed to have been made on the date actually delivered to the Partnership.

(vi)

A Lending Partner may elect at any time to convert all of a Default Loan into a Default Contribution on the terms hereinafter provided at any time after the seventh (7th) day following the delivery of a Default Contribution Notice. If a Default Loan is converted into a Default Contribution, then as of the date of such conversion, (1) the Lending Partner will be deemed to have made a Default Contribution in the amount of the outstanding balance of principal and accrued and unpaid interest under such Default Loan, (2) the Defaulting Partner shall be treated as receiving a distribution in the amount of such Default Contribution which distribution shall be deemed as having repaid the outstanding balance of principal and interest under such Default Loan, and (3) the Defaulting Partner Contribution shall be deemed refunded and shall be null and void ab initio.

(vii)

At the time the Lending Eligible Partner makes a Default Contribution or converts all of a Default Loan into a Default Contribution, (x) the Percentage Interest of each Partner shall be recalculated to equal the percentage equivalent of a fraction the numerator of which is the amount by which (A) the sum of (1) all Applicable Contributions made or deemed made by such Partner, and (2) an amount equal to ten percent (10%)(the “Bonus Percentage”) of all Default Contributions made or deemed made by such Partner, exceeds (B) the Bonus Percentage of all Default Contributions made or deemed made by the other unaffiliated Partners (i.e., for purposes of this subparagraph (vii), the Cedar Partners shall be “affiliates” of each other, but shall be “unaffiliated” with RioCan); and the denominator of which is the total amount of all Applicable Contributions by all Partners, and (y) the Capital Accounts and Capital Contributions of each Partner shall be adjusted so that the ratio of such Partner’s Capital Account and Capital Contributions to the aggregate Capital Accounts and aggregate Capital Contributions, respectively, of all Partners is equal to such Partner’s Percentage Interest (as adjusted hereunder). As used herein, “Applicable Contributions” means all Capital Contributions to the Partnership by all Partners, including Default Contributions and Defaulting Partner Contributions, but excluding all Defaulting Partner Contributions that are deemed to have been refunded pursuant to clause (3) of Section 2.2(d)(vi).

(viii)

Withdrawal. If a Partner is not a Lending Eligible Partner but nevertheless funded all of its applicable Call Amount, or such Partner elects not to make a Default Loan or Default Contribution (or fails to make a Default Loan or Default Contribution in the time periods provided in Section 2.2(d)(ii) and Section 2.2(d)(v), as applicable), at the election of such Partner, the Capital Contribution advanced by such Partner in respect of such Call Amount shall promptly be returned by the Partnership to such Partner.

(ix)

No Third Party Beneficiaries. The right of a Partner to send a Call Notice or to make a Default Loan or Default Contribution shall not confer upon any creditor or other third party having dealings with the Partnership or any of its Subsidiaries any right, claim or other benefit, including the right to require any such Call Notice, Default Loan or Default Contribution.

(e)

If Cedar LP is required to make additional Capital Contributions pursuant to Section 2.2(a) to fund Initial Real Property Costs or Shortfalls with respect to any Portfolio Investment (other than any of the Initial Properties), and Cedar LP, in good faith, has determined that making such additional Capital Contributions directly to the Partnership may adversely impact CSCI’s qualification as a “real estate investment trust” in accordance with Section 856 of the Code or otherwise may have material adverse tax consequences to the Cedar Partners, CSCI or Cedar Operating Partnership, Cedar LP shall have the right to make a contribution (such contribution, a “Cedar Direct Contribution”) to REIT Property Subsidiary, in an amount equal to the applicable Call Amount in lieu of making a Capital Contribution of such amount to the Partnership. Cedar LP shall notify RioCan of its intention to make a Cedar Direct Contribution and the Partners shall work in good faith to amend REIT Property Subsidiary’s partnership agreement to reflect the Cedar Direct Contribution and to amend this Agreement to reflect the dilution of the interests of Cedar LP in the Partnership that results from RioCan and Cedar GP making contributions to the Partnership with respect to the applicable Call Notice pursuant to Section 2.2(a) and as further provided in this Section 2.2(e). The obligation of Cedar LP to make additional Capital Contributions under Section 2.2(a) shall be reduced by the amount of any Cedar Direct Contribution. It is the intention of the Partners that following such amendments the aggregate interests, directly and indirectly, of the Cedar Partners in the assets owned by REIT Property Subsidiary shall equal twenty percent (20%) and the aggregate interests, directly and indirectly, of RioCan in the assets owned by REIT Property Subsidiary shall equal eighty percent (80%), subject, in each case, to any applicable adjustment that may have occurred pursuant to Section 2.2(d)(vii). Prior to or simultaneously with the funding of the first such Cedar Direct Contribution, REIT Property Subsidiary’s partnership agreement shall also be amended to provide for the admission of Cedar LP as an additional limited partner of REIT Property Subsidiary and the inclusion of such other provisions that are analogous to the provisions of this Agreement as may be necessary to preserve the substantive rights and obligations of the Partners provided herein in all material respects (e.g., with respect to transfer rights, in order to provide that all of the interests of Cedar LP in the Partnership and REIT Property Subsidiary will be included in a sale pursuant to Section 9.4 or 9.5 and the analogous provisions of REIT Property Subsidiary’s partnership agreement).

ARTICLE III

PARTNERSHIP INTERESTS

3.1	Percentage Interests of General Partner and Limited Partners.

The Percentage Interest of Cedar GP as a general partner in the Partnership shall be one percent (1%), the Percentage Interest of Cedar LP as a limited partner in the Partnership shall be nineteen percent (19%) and the Percentage Interest of RioCan as a limited partner in the Partnership shall be eighty percent (80%). The Percentage Interests shall not be changed without the prior written consent of all of the Partners, except as expressly provided in Section 2.2(d)(vii) or (e).

3.2	Capital Accounts.
(a)

Maintenance of Capital Accounts. The Partnership shall establish and maintain a separate “Capital Account” for each Partner on the books of the Partnership in accordance with the following provisions for accounting purposes:

(i)

To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Partner under this Agreement, and the amount of any Partnership liabilities that are assumed by such Partner in accordance with the terms hereof (other than liabilities that are secured by any Partnership Asset distributed to such Partner).

(ii)

To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752), such Partner’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Partner under this Agreement, and the amount of any liabilities of such Partner that are assumed by the Partnership (other than liabilities that are secured by any property contributed by such Partner to the Partnership).

(iii)

In the event an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest. In the case of Transfer of an Interest at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Partner shall not be adjusted to reflect the adjustments to the adjusted tax bases of Partnership property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(iv)

In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

(v)

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

(b)

Adjustments of Capital Accounts. The Partnership shall revalue the Capital Accounts of the Partners in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for an interest in the Partnership; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an Interest; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the General Partner reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interest of the Partners.

3.3	Return of Capital.

No Partner shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Partner, it being expressly understood that any such return shall be made solely from the Partnership Assets. No Partner shall be required to pay to the Partnership or to any other Partner any deficit in its Capital Account upon dissolution of the Partnership or otherwise, and no Partner shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Partnership, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.

ARTICLE IV

DISTRIBUTIONS

4.1	General.

Net Cash Flow and/or Net Proceeds of a Capital Transaction shall be distributed to the Partners as set forth in Section 4.2 and 4.3 below.

4.2	Net Cash Flow.

Subject to Section 10.2, Net Cash Flow shall be distributed monthly (if available) by the General Partner to the Partners in accordance with their respective Percentage Interests.

4.3	Net Proceeds of a Capital Transaction.

Subject to Section 10.2, Net Proceeds of a Capital Transaction shall be distributed by the General Partner as soon as practicable after the receipt thereof to the Partners in accordance with their respective Percentage Interests.

4.4	Tax Payments.

To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Partner and the Partnership is required by law to withhold or to make such tax payments (“Tax Payments”), the Partnership shall withhold such amounts and make such Tax Payments as so required. The withholdings referred to in this Section 4.4 shall be made at the required applicable statutory rate under the applicable tax law. Each Tax Payment made on behalf of or with respect to a Partner shall be deemed a distribution of Net Cash Flow in such amount to such Partner to the extent such Tax Payment was not attributable to a Capital Transaction, and to the extent such Tax Payment is attributable to a Capital Transaction, it shall be deemed a distribution of Net Proceeds of a Capital Transaction to such Partner, and any such deemed distribution shall be deemed to have been paid to the Partner on the earlier of the date when the corresponding Tax Payment is made by the Partnership or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made. If the Partnership is required to make a Tax Payment on behalf of or with respect to any Partner (the “Taxed Partner”) and the amount of such payment exceeds the cash that would otherwise be distributed to such Taxed Partner, the Taxed Partner shall pay to the Partnership by wire transfer the amount of such Tax Payment within ten (10) days of receipt by the Taxed Partner of a notice from the General Partner that it is required to make such Tax Payment. Any amounts paid by the Taxed Partner to the Partnership pursuant to the preceding sentence shall not be treated as a Capital Contribution and the remittance of such Tax Payment to the appropriate taxing authority shall not be treated as a deemed distribution to the Taxed Partner. Each Partner for which the Partnership is required to make a Tax Payment shall indemnify, defend and hold the Partnership and the other Partners harmless of, from and against Indemnified Losses incurred by the Partnership or any other Partner arising out of or in connection with the Tax Payments or obligations attendant thereto.

4.5	Limitation on Distributions.

Notwithstanding anything to the contrary contained herein, without the prior consent of the Partners, no distribution of Net Cash Flow or Net Proceeds of a Capital Transaction shall be made hereunder if such distribution would cause the Partnership to violate Section 17-607 of the Delaware Act or any other applicable law.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

5.1	Allocations for Accounting Purposes.
(a)

Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary in the year of liquidation and to the extent permitted by Section 761 of the Code, the prior year, individual items of income, gain, loss, deduction or credit) of the Partnership shall be allocated among the Partners for accounting purposes in a manner such that the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the amount each Partner’s Percentage Interests.

(b)

Tax Allocations. For United States federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.1(a), except that items with respect to which there is a difference between tax basis and Gross Asset Value will be allocated in accordance with Section 704(c) of the Code, the Regulations thereunder including Regulation Section 1.704-1(b)(4)(i).

5.2	Special Allocations.
(a)	The following special allocations shall be made in the following order:
(i)

Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, the Partners shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)

Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.2(a), subject to the exceptions contained in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) as at the beginning of such Fiscal Year, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.2(a)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)

Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), modified, as appropriate, by Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), items of Partnership income and gain for such Fiscal Year shall be specially allocated to such Partners in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Partners as quickly as possible, provided that an allocation pursuant to this Section 5.2(a)(iii) shall be made only if and to the extent that such Partners would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(a)(iii) were not in this Agreement.

(iv)	Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.
(v)

Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). If more than one Partner bears the Economic Risk of Loss, such deduction shall be allocated between or among such Partners in accordance with the ratios in which such Partners share such Economic Risk of Loss.

(vi)

Limitation on Allocation of Losses. Notwithstanding any provision of this Agreement, in no event shall Losses be allocated to a Partner to the extent such allocation would result in such Partner having an Adjusted Capital Account deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Partners in proportion to their respective Percentage Interests, provided, however, that appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder.

(vii)

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of distributions to a Partner, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations as the result of distributions to a Partner in accordance with their interests in the Partnership as determined under Regulations Section 1.704-1(b)(3) in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)

Curative Allocations. The allocations contained in Sections 5.2(a)(i) through 5.2(a)(vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations. The Partners intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(a)(viii). Therefore, notwithstanding any other provisions of this Agreement (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 5.1. In exercising its discretion under this Section 5.2(a)(viii), the Partnership shall take into account future Regulatory Allocations under Section 5.2(a)(i) through Section 5.2(a)(viii) that are likely to offset other Regulatory Allocations previously made.

5.3	Other Allocation Rules.
(a)

For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b)

Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(c)

The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

(d)

Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), the interest of the Partners in Partnership Profits equals one hundred percent (100%), in proportion to their Percentage Interests.

(e)

To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Partners shall treat distributions of Net Proceeds of a Capital Transaction as not allocable to an increase in Partnership Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Adjusted Capital Account of any Partner.

5.4	Tax Allocations. Code Section 704(c).
(a)

In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value using the “traditional method” with curative allocations upon disposition.

(b)

In the event the Gross Asset Value of any Partnership property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder using the traditional method.

(c)

Any elections or other decisions relating to such allocations shall be made by the General Partner, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI

MANAGEMENT; LIABILITY OF PARTNERS; EXPENSES

6.1	Management.
(a)

Except as otherwise expressly provided in this Agreement, the business and affairs of the Partnership shall be exclusively vested in the General Partner. The General Partner shall carry out and implement the day to day affairs of the Partnership within the scope of the authority granted pursuant to this Agreement. The General Partner shall keep the other Partners reasonably informed as to all matters of concern to the Partnership and the Partners. The General Partner shall devote to the Partnership’s business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder. Except to the extent limited by the provisions of Section 6.3 or otherwise in this Agreement, the General Partner shall have the full, exclusive and complete discretion in the management and control of the affairs of the Partnership and no Limited Partner shall participate in the management of the Partnership or have any control over the Partnership business or have any right or authority to act for or by the Partnership, including, without limitation, the authority provided by the Delaware Act and, in addition, the General Partner shall have the power on behalf of the Partnership, without the consent of the other Partners except as expressly provided in this Agreement, including without limitation, Section 6.3, to (or cause any of its Subsidiaries to):

(i)

acquire, hold, manage, own, operate, repair, maintain, remediate, improve, develop, redevelop, construct, reconstruct, grant options with respect to, sell, transfer, convey, assign, exchange or otherwise dispose of, grant easements with respect to, or otherwise restrict the use of, all or any part of any Portfolio Investment or the Partnership’s or any of its Subsidiaries’ interests therein, and to execute and deliver in the Partnership’s or any such Subsidiary’s name any and all instruments necessary to effectuate such transactions;

(ii)

execute, in furtherance of any or all of the purposes of the Partnership or any of its Subsidiaries, any deed, assignment, lease, easement, covenant, restriction, bill of sale, contract or other document or instrument;

(iii)	vote at any election or meeting of any Person, or by proxy, and appoint agents to do so in its place and stead;
(iv)

enter into sale and leaseback financing arrangements with respect to all or part of any Portfolio Investment and, in connection therewith, execute for and on behalf of the Partnership or any of its Subsidiaries any documents relating thereto;

(v)

lease or sublease, in whole or in part, any Portfolio Investment, real and personal, as lessor, sublessor, lessee or sublessee, and, in connection therewith, execute for and on behalf of the Partnership or any of its Subsidiaries any leases or subleases or agreements terminating, amending or modifying leases or subleases;

(vi)

borrow money on behalf of the Partnership or any of its Subsidiaries, and, in connection therewith, execute for and on behalf of the Partnership or any of its Subsidiaries, bonds, notes, mortgages, security agreements, financing statements, assignments, guarantees and other agreements and documents creating liens on or otherwise affecting any Portfolio Investment, and extensions, renewals, and modifications thereof, and to repay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Partnership or any of its Subsidiaries;

(vii)

engage, on behalf of the Partnership or any of its Subsidiaries, such Persons as it shall reasonably deem advisable for the operation and management of the business of the Partnership or any of its Subsidiaries, in each case as independent contractors (and not as employees of the Partnership or any of its Subsidiaries), including, without limitation, agents, managers, accountants, attorneys, consultants, and brokers, all on such terms and for such compensation as the General Partner shall reasonably determine to be proper;

(viii)	make and implement all decisions for the Partnership and each of its Subsidiaries, other than Partnership Decisions;
(ix)	implement all Partnership Decisions made in accordance with Section 6.3;
(x)

deposit, withdraw, invest, pay, retain and distribute the Partnership’s and each of its Subsidiaries’ funds, and open and maintain bank accounts for such funds in the name of the Partnership or its applicable Subsidiary and designate the persons authorized on behalf of the Partnership or any of its Subsidiaries to make deposits therein and withdrawals therefrom;

(xi)

pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise any obligation, suit, liability, cause of action or claim, either in favor of or against the Partnership or any of its Subsidiaries, and execute all documents and make all representations, admissions and waivers in connection therewith;

(xii)

enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments the General Partner deems necessary or appropriate in connection with the business or affairs of the Partnership or any of its Subsidiaries;

(xiii)

apply for, file, prosecute, obtain, appeal and challenge any permit, approval, authorization, filing or consent with respect to the Partnership, any of its Subsidiaries or any Portfolio Investment issued by any Governmental Authority;

(xiv)

either by itself or by contract with others (including with a Person whose shareholders, partners, officers or employees are also shareholders, partners, officers or employees of the General Partner or its Affiliates), establish, have, maintain or close one or more offices, and in connection therewith to maintain office space, facilities and equipment and to engage and pay personnel and to do such other acts and things, it being acknowledged and agreed that the Partnership and its Subsidiaries will enjoy the benefit of the existing facilities and personnel of the General Partner and its Affiliates without payment of any fees or expenses, except as expressly set out herein or in the applicable Property Management Agreement;

(xv)

possess, transfer, or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, any Portfolio Investment or other property held or owned by the Partnership or any of its Subsidiaries;

(xvi)	set aside funds for reasonable reserves, anticipated contingencies and working capital;
(xvii)	to distribute the Partnership’s funds in accordance with the provisions of this Agreement;
(xviii)

take all actions that may be reasonably necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the Delaware Act (and each of its Subsidiaries’ valid existence in accordance with the applicable laws of its state of formation) and under the laws of each other jurisdiction in which such action is necessary to protect the limited liability of the Limited Partners or to enable the Partnership and each of its Subsidiaries, consistent with such limited liability, to conduct the business in which it is engaged;

(xix)

register or qualify the Partnership or any of its Subsidiaries under any applicable United States federal or state laws, or to obtain exemptions under such laws, if such registration, qualification or exemption is reasonably deemed necessary or advisable by the General Partner;

(xx)

enter into, make and perform all contracts, agreements, instruments and other undertakings and pay all expenses as the General Partner may reasonably determine to be necessary, advisable or incidental to the carrying out of the purposes of the Partnership or any of its Subsidiaries;

(xxi)	create special purpose entities to make or pursue Portfolio Investments in accordance with the Approved Investment Structure;
(xxii)

engage in any kind of activity and execute, perform and carry out contracts of any kind necessary, or in connection with or convenient or incidental to any of the foregoing or the Partnership’s or any of its Subsidiaries’ purposes as set forth herein; execute any and all other documents to carry out the intention and purpose hereof; and

(xxiii)	otherwise take any other action in furtherance of the Partnership’s or any of its Subsidiaries’ stated purposes hereunder.

No Person dealing with the Partnership or any of its Subsidiaries or their respective assets (other than the Property Manager),whether as lender, assignee, purchaser, lessee, grantee, or otherwise, shall be required to investigate the authority of the General Partner in dealing with the Partnership or any of its Subsidiaries or any of their assets, nor shall any Person entering into a contract with the Partnership or any of its Subsidiaries or relying on any such contract or agreement be required to inquire as to whether such contract or agreement was properly approved by the General Partner. Any such Person may conclusively rely on a certificate of authority signed by the General Partner and may conclusively rely on the due authorization of any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.

(b)

Standard of Conduct. The General Partner will exercise its powers and discharge its duties under this Agreement diligently, honestly, and in good faith. Without limitation, in making decisions and managing the Partnership and its Subsidiaries, the General Partner will exercise the standard of care that a prudent general partner of a similar partnership would exercise in similar circumstances. The foregoing is not intended to create any fiduciary responsibilities of the General Partner to the Partnership or any other Partner.

(c)

No Commissions, Rebates. The General Partner shall not accept for its own account in the execution of its duties hereunder, any commissions, reductions, finder’s fees or other concessions from tradesmen, suppliers, contractors, insurers, or tenants. If such concessions are received by the General Partner, they shall be remitted to or credited to the Partnership forthwith after receipt.

(d)

Activities of the General Partner. The General Partner shall, and shall cause (by contract or otherwise) the senior management personnel of Cedar Operating Partnership to remain actively involved in the affairs of the Partnership, the Partnership’s Subsidiaries and the Portfolio Investments.

6.2	Advisory Board.
(a)

Formation of Advisory Board. The Partnership shall have an advisory board (the “Advisory Board”), the members (each, an “Advisory Board Member”) of which shall be comprised of not more than three (3) natural Persons and shall include two (2) representatives of RioCan and one (1) representative of Cedar LP (and one or more alternate Advisory Board Members identified in writing by RioCan or Cedar LP, as applicable, to the other Partners from time to time). None of the Advisory Board Members shall receive any compensation in connection with its position on the Advisory Board.

(b)

Functions of Advisory Board. The functions of the Advisory Board will be to approve such matters as may be required pursuant to the terms of this Agreement to be determined by the “Advisory Board” or the “Partners”, other than matters expressly provided in this Agreement to be determined by a Partner acting unilaterally; provided, notwithstanding any other provision in this Agreement to the contrary, that if any provision of this Agreement makes reference to the approval of the Advisory Board Members or the Partners without specifying if unilateral, majority or unanimous approval shall be required, such matter shall be deemed to require the unanimous approval of the Advisiory Board Members. Notwithstanding anything to the contrary contained herein, the participation by any representative of a Limited Partner who is an Advisory Board Member in the activities of the Advisory Board shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership.

(c)

Meetings of Advisory Board. Regular meetings of the Advisory Board shall be held as and when called by the General Partner or any Advisory Board Member but at least annually beginning after the first full Fiscal Year, upon not less than seven (7) Business Days’ prior written notice by the General Partner or any Advisory Board Member to the Advisory Board Members. Special meetings of the Advisory Board may be called by the General Partner or any Advisory Board Member at any time, upon not less than seven (7) Business Days’ prior written notice by the General Partner or any Advisory Board Member to the Advisory Board Members, to consider matters for which the consent, approval, review, comment or waiver of the Advisory Board is required by this Agreement or is requested by the General Partner. Advisory Board Members may participate in a meeting of the Advisory Board by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A quorum for any meeting of the Advisory Board called to approve a Unanimous Decision shall be three (3) Advisory Board Members and to approve a Majority Decision shall be two (2) Advisory Board Members. All actions to be taken by the Advisory Board shall be by the affirmative vote or written consent of the requisite number of Advisory Board Members needed for the matter in question as provided in this Agreement.

(d)	Advisory Board Notices. Notices to the Advisory Board shall be deemed received if sent to each Limited Partner that has appointed an Advisory Board Member.
(e)	Joint Venture Investments.
(i)

With respect to any matter that would require a Partnership Decision, the General Partner shall make the applicable election and exercise or waive the rights of the Partnership or any of its Subsidiaries, in each case as a direct or indirect shareholder, member or equity holder of any Joint Venture Investment, only pursuant to the direction of the Advisory Board.

(ii)

With respect to each Joint Venture Investment, (A) capital contributions shall be made by the Partnership or its applicable Subsidiary only to the extent required pursuant to the terms of the applicable Governing Agreements, (B) the General Partner shall cause the Partnership or its applicable Subsidiary, as a direct or indirect shareholder, member or equity holder of any such Joint Venture Investment, to approve any matter and/or take any action only pursuant to the direction of the Advisory Board if the same would constitute a Partnership Decision hereunder to the extent that the Partnership or its applicable Subsidiary shall have the right to approve any such matter or action pursuant to the applicable Governing Agreements, including, without limitation, approving any indemnification claim or vote for dissolution of the applicable Joint Venture Investment, (C) except as required by applicable law or the applicable Governing Agreements, the General Partner shall cause the Partnership or its applicable Subsidiary, as a direct or indirect shareholder, member or equity holder of any such Joint Venture Investment, to distribute all profits received by the Partnership or such Subsidiary to the Partners on a monthly basis in accordance with Article IV, (D) except as required by the applicable Governing Agreements, the General Partner shall not cause or permit the Partnership or its applicable Subsidiary, as a direct or indirect shareholder, member or equity holder of any such Joint Venture Investment, to sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its interest in such Joint Venture Investment without the prior written consent of the Advisory Board if the same would constitute a Partnership Decision hereunder, and (E) except to the extent required by applicable law, the Governing Agreements for the applicable joint venture entity may be amended and/or otherwise modified only if approved by the Advisory Board, other than with respect to changes that are ministerial or otherwise de minimis in nature.

6.3	Partnership Decisions.
(a)

Notwithstanding the provisions of Section 6.1, without the unanimous consent of the Advisory Board Members, in each instance (a “Unanimous Decision”), the Partnership shall not and shall not cause any of its Subsidiaries to:

(i)

sell (including, without limitation, sell and leaseback), promise to sell, assign, convey, exchange, pledge, transfer, give, dispose, hypothecate or otherwise encumber, directly or indirectly, any Partnership Asset or Portfolio Investment or any material part thereof or material interest therein, other than (i) personal property which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business, (ii) easements and other property rights granted in the ordinary course of business (and which do not have a material adverse impact on the value of a Portfolio Investment), and (iii) leases, which shall be governed by Section 6.3(b);

(ii)

except as expressly provided in the Purchase and Sale Agreement and Section 7.1 hereof, acquire other real or personal property or any direct or indirect interest in another Person, or any material interest therein on behalf of the Partnership or any of its Subsidiaries, either directly or indirectly, other than personal property, easements and other property rights acquired in connection with the ordinary operation of a Portfolio Investment;

(iii)

other than trade payables incurred in the ordinary course of business, incur debt on behalf of the Partnership or any of its Subsidiaries (or refinance or recast or prepay such debt, other than as required pursuant to the terms of the Financing Documents);

(iv)

enter into, amend, modify or terminate any Financing Document except for modifications or amendments which are ministerial or otherwise have a de minimis impact on the Partnership or any of its Subsidiaries or otherwise required pursuant to the terms of the Financing Documents;

(v)

except as expressly provided in Article IX, admit any Person as a Partner or, except as provided in Section 2.2(e) or as required by the applicable Governing Agreements of a joint venture, admit any Person as a partner or member of any of the Partnership’s Subsidiaries;

(vi)	demolish or redevelop any Portfolio Investment and approve the plans and specifications for any redevelopment on account of such demolition or redevelopment;
(vii)	guarantee the debts of any other Person (other than wholly-owned Subsidiaries);
(viii)	make any loans to any Person (other than wholly-owned Subsidiaries of the Partnership);
(ix)	cause the Partnership or any of its Subsidiaries to make any distributions of cash or property except as provided in this Agreeement;
(x)

terminate any Property Management Agreement other than for a “Cause Event” or consent to the assignment by the Property Manager of its interest in any Property Management Agreement (except as otherwise expressly permitted thereunder with respect to a designation by the Property Manager);

(xi)	merge or consolidate the Partnership or any of its Subsidiaries with or into another Person;
(xii)	execute and deliver any document which is prohibited under the Delaware Act, this Agreement or any Financing Document;
(xiii)	amend, modify or terminate this Agreement;
(xiv)	take any action not in furtherance of the stated purposes or intended business of the Partnership as set forth in this Agreement;
(xv)	take any action under applicable bankruptcy, insolvency or similar laws with respect to the bankruptcy or insolvency of the Partnership or any of its Subsidiaries;
(xvi)	enter into any Related Party Transaction, except as provided in Section 6.8(b);
(xvii)

enter into any Governing Agreement (other than on a form previously approved for use by all of the Partners or the Advisory Board), or amend or modify any Property Management Agreement, Approved Investment Structure, or Governing Agreement of any of the Partnership’s Subsidiaries in any manner, in each case (other than any Property Management Agreement), except for modifications or amendments which are ministerial or otherwise have a de minimis impact on the Partnership or any of its Subsidiaries, or are otherwise required pursuant to the terms of any agreements entered into by the Partnership or any of its Subsidiaries in accordance with the terms of this Agreement (such as, by way of example only, changes to Governing Agreements required to comply with the terms of any Financing Documents);

(xviii)	take any action which would cause the REIT not to qualify as a “real estate investment trust” within the meaning of Section 856 of the Code;
(xix)

take any action on behalf of any Subsidiary of the Partnership (including a Joint Venture Investment, unless non-discretionary) which, if taken by the Partnership, would constitute a Unanimous Decision; or

(xx)	approve any other matter set forth in this Agreement requiring unanimous approval of the Advisory Board Members or the Partners, as applicable.
(b)

Notwithstanding the provisions of Section 6.1, without the consent of a majority of the Advisory Board Members, in each instance (a “Majority Decision”), the Partnership shall not and shall not cause any of its Subsidiaries to:

(i)	approve any budget for the Partnership, any its Subsidiaries or any Portfolio Investment or, once approved, modify any Approved Budget;
(ii)

make any single Capital Expenditure or group of Capital Expenditures in any Fiscal Year in respect of any single Portfolio Investment (including with respect of any redevelopment thereof), except as provided for in the applicable Approved Budget for such Portfolio Investment;

(iii)

make any single expenditure or group of expenditures (other than Capital Expenditures) in any Fiscal Year in respect of any single Portfolio Investment exceeding (1) a line item of the applicable Approved Budget by more than fifteen percent (15%) or (2) the aggregate amount of such Approved Budget by more than ten percent (10%) (exclusive of increases attributable to temporary timing differences arising in the ordinary course of business which the General Partner reasonably expects will be reversed over time);

(iv)

set aside funds for reasonable reserves, anticipated contingencies and working capital in excess of $100,000 in the aggregate for any single Portfolio Investment, other than as required by law or contract (including Financing Documents) or in accordance the applicable Approved Budget;

(v)	approve any leasing plan for any Portfolio Investment or, once approved, modify in any material respect any Approved Leasing Plan;
(vi)

(w) enter into, terminate (including evict), modify or amend any lease of space at any Portfolio Investment for an area in excess of 10,000 square feet of the rentable area of the improvements on the property, or (x) enter into, modify or amend any lease of space at any Portfolio Investment if such lease, modification or amendment would set the net effective rent for such space below ninety seven percent (97%) of the net effective rent for such space provided in the applicable Approved Budget or Approved Leasing Plan, or such lease (or amendment or modification thereof) is not otherwise materially in accordance with the Approved Leasing Plan or (y) enter into, modify or amend any lease of space at any Portfolio Investment if such lease, modification or amendment is neither substantially in the standard form of lease for such Portfolio Investment (with commercially reasonable changes thereto) nor is otherwise on commercially reasonable terms, or (z) approve the plans and specifications for the initial tenant and/or landlord work (or any major renovation) with respect to any lease for an area in excess of 10,000 square feet of the rentable area of the improvements on the property; provided, notwithstanding the foregoing, that no such termination, modification, amendment or approval described in the foregoing clauses (w), (x), (y) or (z) shall be a Majority Decision to the extent the same is expressly required (or the Property Owner shall not have approval rights, in the case of clause (z)) under an existing lease or if such amendment or modification is ministerial or otherwise de minimis in nature (or if such tenant improvements are de minimis in nature, with respect to clause (z));

(vii)

initiate any action, suit, arbitration, or litigation (“Litigation”) on behalf of the Partnership or any of its Subsidiaries, except any Litigation initiated in the ordinary course of business or which could reasonably be expected to result in payment to the Partnership or any of its Subsidiaries of $100,000 or less;

(viii)

settle any Litigation except any Litigation which is covered in full by an insurance policy which is in effect (other than for any deductible which may apply) or that shall result in the payment by the Partnership or any of its Subsidiaries of amounts in excess of $50,000 to the counterparty in such Litigation;

(ix)

settle or adjust any insurance claim or condemnation action with respect to any single Portfolio Investment that individually or, with respect to a series of related claims in any Fiscal Year with respect to such Portfolio Investment, in the aggregate, exceeds $100,000;

(x)	approve any audited financial statements of the Partnership;
(xi)

object to the determination of, or thereafter approve on behalf of the Advisory Board, the selection of an independent third party appraiser to determine, the “Fair Market Value” of any Partnership Asset as provided in the definition of such term set forth in Section 1.8 of this Agreement;

(xii)	approve the plans and specifications for any single project for common area improvements with respect to a Portfolio Investment that would require Capital Expenditures of $100,000 or more;
(xiii)	approve any material change to an insurance program, it being acknowledged and agreed that the insurance program in place as of the date of this Agreement is acceptable to the Advisory Board;
(xiv)

take any action on behalf of any Subsidiary of the Partnership (including a Joint Venture Investment, unless non-discretionary) which, if taken by the Partnership, would constitute a Majority Decision; or

(xv)	approve any other matter set forth in this Agreement requiring majority approval of the Advisory Board Members or the Partners, as applicable.
(c)

All requests for approval of a Partnership Decision shall be made by the General Partner or any Advisory Board Member in writing and shall be accompanied by (x) pertinent information regarding such proposed Partnership Decision, and (y) a description of the Partnership Decision proposed to be taken by the Partnership and the basis on which the General Partner or Advisory Board Member recommends taking the proposed Partnership Decision action (a “Consent Notice”). Each Consent Notice shall also specify the date by which the Advisory Board Members shall respond to such Consent Notice, which date shall be not less than ten (10) days after delivery thereof to the Advisory Board. If any Advisory Board Member shall not deliver a written response to a proposed Partnership Decision prior to the date specified in the Consent Notice pertaining thereto, then such Advisory Board Member shall be deemed not to have consented to such Partnership Decision.

6.4	Duties and Conflicts.
(a)

The Partners, in connection with their respective duties and responsibilities hereunder, shall at all times act in good faith and, except as expressly set forth herein, any decision or exercise of right of approval, consent, disapproval or deferral of approval by a Partner is to be made by such Partner pursuant to the terms of this Agreement in good faith. Except for reimbursement of the General Partner’s expenses pursuant to and in accordance with the terms of this Agreement, or as otherwise agreed to in writing by the Partners, no Partner or any partner, officer, shareholder or employee of any Partner shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)

Subject to the terms of Article VII, each Partner recognizes that the Partners have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership (or any of its Subsidiaries) and that the other Partners are entitled to carry on such other business interests, activities and investments. No Limited Partner shall be obligated to devote all or any particular part of its time and effort to the Partnership and its affairs.

(c)

Except as set out in Article VII, any Partner or Affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership (or any of its Subsidiaries), and neither the Partnership (nor any of its Subsidiaries) nor any Partner shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Partner or Affiliate thereof, or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Partner or its Affiliate shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Partnership (or any of its Subsidiaries). Except as set out in Article VII, no Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership (or any of its Subsidiaries) even if such opportunity is of a character which, if presented to the Partnership (or any of its Subsidiaries), could be taken by the Partnership (or any of its Subsidiaries), and except as set out in Article VII, any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner, partner or fiduciary) or to recommend to others any such particular investment opportunity.

6.5	Partnership Counsel.

To the extent that the General Partner deems necessary, the Partnership shall retain one or more law firms to be the Partnership’s legal counsel (the “Partnership Counsel”). The fees and expenses of the Partnership Counsel shall be a Partnership expense. Nothing herein shall restrict the Partnership Counsel from acting as counsel to any Partner or any Affiliate of such Partner (at the expense of such Partner or Affiliate), but Partnership Counsel may not represent such Partner or any Affiliate of such Partner in any dispute involving any other Partner or the Partnership (or any of its Subsidiaries).

6.6	Exculpation/Indemnification.
(a)	Limited Partners and Advisory Board Members.
(i)

Under the laws of the State of Delaware, to the extent that, at law or in equity, any Limited Partner has any duties (including, without limitation, fiduciary duties) and liabilities relating thereto to the Partnership or to the other Partners, such duties are hereby waived and eliminated and superceded by the provisions of this Agreement.

(ii)

No Limited Partner shall be liable to the Partnership or to any other Partner for any act performed or omitted to be performed by it on behalf of the Partnership (or any of its Subsidiaries) provided such act or omission was taken in good faith, and did not constitute fraud, gross negligence or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement).

(iii)

The Limited Partners shall be indemnified, defended and held harmless by the Partnership from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever including the cost of seeking to enforce this indemnification right (collectively “Indemnified Losses”), incurred by them in their capacities as Limited Partners, arising out of or incidental to any act performed or omitted to be performed by any one or more of the Limited Partners in good faith in their capacities as Limited Partners and/or in connection with the business of the Partnership (or any of its Subsidiaries), including any act or omission constituting ordinary negligence of such Limited Partners, provided that such act or omission did not constitute fraud, gross negligence or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement).

(iv)

The Partnership and the other Partners shall be indemnified and held harmless by each Limited Partner from and against any and all Indemnified Losses arising out of or incidental to any act or omission taken in bad faith by such Limited Partner, or any fraudulent act, gross negligence, or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement) performed or committed by such Limited Partner.

(v)

No Advisory Board Member, nor the Limited Partner such Advisory Board Member represents, nor any other Protected Person, shall be liable to any Partner or the Partnership by virtue of such Advisory Board Member acting as an “Advisory Board Member” hereunder, and each of the foregoing Persons shall be indemnified, defended and held harmless by the Partnership from and against any and all Indemnified Losses incurred by them by virtue of such Advisory Board Member acting as an “Advisory Board Member” hereunder; provided, notwithstanding the foregoing, that the Limited Partner represented by an Advisory Board Member shall be liable for any fraudulent act, gross negligence or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement) performed or committed by such Advisory Board Member. Under the laws of the State of Delaware, to the extent that, at law or in equity, the Advisory Board Members have any duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, such duties are hereby eliminated to the fullest extent permitted under such laws.

(b)	General Partner.
(i)

Under the laws of the State of Delaware, to the extent that, at law or in equity, the General Partner has any duties (including, without limitation, fiduciary duties) and liabilities relating thereto to the Partnership or to the other Partners, such duties are hereby waived and eliminated and superceded by the provisions of this Agreement.

(ii)

The General Partner shall not be liable to the Partnership or to any Limited Partner for any act performed or omitted to be performed by it on behalf of the Partnership (or any of its Subsidiaries) provided such act or omission was taken in good faith, and did not constitute fraud, gross negligence or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement).

(iii)

The General Partner shall be indemnified, defended and held harmless by the Partnership from and against any and all Indemnified Losses incurred by it in its capacity as a General Partner, arising out of or incidental to any act performed or omitted to be performed by it in good faith in its capacity as the General Partner and/or in connection with the business of the Partnership (or any of its Subsidiaries) including, without limitation, any act or omission constituting ordinary negligence of the General Partner, provided that such act or omission did not constitute fraud, gross negligence or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement).

(iv)

The General Partner shall indemnify each Limited Partner and the Partnership (each, and “Indemnified Party”), for any Indemnified Losses resulting from any fraudulent act, gross negligence and/or willful misconduct (including, without limitation, an intentional material breach of the terms of this Agreement) by the General Partner.

(c)	General.
(i)

All indemnification obligations under this Agreement shall also run to the benefit of any Affiliate of any Partner or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of any of the aforesaid Persons (each of the foregoing a “Protected Person”).

(ii)

The Partnership shall promptly reimburse (or advance, to the extent reasonably requested by a Protected Person other than in connection with Indemnified Losses resulting from claims made by the Partnership or any Partner) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Indemnified Losses for which the Protected Person may be indemnified pursuant to Section 6.6(a) or 6.6(b), as applicable; provided, that such Protected Person executes a written undertaking to repay the Partnership for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by Section 6.6(a) or 6.6(b), as applicable.

(iii)

The provisions of this Section 6.6 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 6.6 and regardless of any subsequent amendment to or termination of this Agreement.

(d)	The provisions of this Section 6.6 shall survive a termination of this Agreement.
6.7	Cedar LP Obligations
(a)	As a material inducement to RioCan to enter into this Agreement, Cedar LP shall guarantee to RioCan, the payment and performance of the obligations of Cedar GP under this Agreement.
(b)

Cedar LP hereby agrees and acknowledges that it is a primary obligor for the obligations of Cedar GP hereunder and not merely a surety and hereby absolutely, irrevocably and unconditionally guarantees the full and punctual payment and performance of such obligations without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Partnership or any Limited Partner and without the necessity of any notice or demand to which Cedar LP might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, change in nature or form of Cedar LP or the obligations, acceptance of security, release of security, imposition or agreement arrived at as to the amount of or the terms of the obligations, notice of adverse change in Cedar LP’s financial condition an any other fact which might materially increase the risk to Cedar LP).

(c)

The provisions of this Section 6.7 shall solely be for the benefit of RioCan and shall not confer upon any creditor or other third party having dealings with the Partnership or any of its Subsidiaries any right, claim or other benefit.

(d)	The provisions of this Section 6.7 shall survive a termination of this Agreement.
6.8	Transactions with Partners or Affiliates.
(a)

Neither the Partnership nor any of it Subsidiaries may enter into any transaction with any Partner or any of its Affiliates (each, a “Related Party Transaction”), without first obtaining the unanimous written consent of the Advisory Board and satisfying the remaining requirements of this Section 6.8.

(b)

No Related Party Transaction between the Partnership or any of its Subsidiaries on the one hand and any Partner or any Affiliate of any Partner (each, a “Related Party”) on the other hand shall be void or voidable solely by reason of such relationship. The entering into of any Related Party Transaction by the Partnership or any of its Subsidiaries shall not subject the participating Related Party or any of its Affiliates, or their respective officers, directors, managers, partners or stockholders to liability to the Partnership, any of its Subsidiaries or any Partner if all of the material facts as to the Related Party Transaction and the nature of any conflict of interest are disclosed or are known to the Advisory Board Members prior to entering into the Related Party Transaction. In furtherance of the foregoing, the Partners acknowledge and agree that Cedar Operating Partnership or an affiliate of Cedar Operating Partnersip, as determined by Cedar GP (provided such affiliate is directly or indirectly wholly-owned by Cedar Operating Partnership or CSCI and generally manages the other properties directly or indirectly owned by Cedar Operating Partnership) shall act as Property Manager for each Portfolio Investments pursuant to a Property Management Agreement substantially in the form attached hereto as Exhibit A, and the foregoing Related Party Transactions shall not require the consent of the Advisory Board for so long as Cedar GP remains the General Partner. In the event of a default under a Related Party Transaction between the Partnership and any of the Cedar Partners or any Affiliate or permitted assignee thereof, RioCan shall have the right to enforce the terms of such Related Party Transaction on behalf of the Partnership. In the event that any of the Property Management Agreements with respect to which Cedar Operating Partnership or its Affiliate is the Property Manager is terminated, with respect to any decision to enter into a replacement Property Management Agreement the following procedure shall govern:

(i)

RioCan shall forthwith submit to the Cedar Partners the names of at least three (3) property managers (the “Nominees”) each of whom is at arm’s length to RioCan, and is an experienced operator of properties similar to the Portfolio Investments, and the market terms and conditions on which each of the Nominees is prepared to manage the Portfolio Investments (the “Proposed Terms”); and

(ii)

Cedar shall consider, in good faith acting reasonably, the Nominees and the Proposed Terms and within ten (10) Business Days after RioCan has submitted the names of the Nominees and their respective Proposed Terms, Cedar shall notify RioCan which one of the Nominees it has selected. All selections made in this regard shall be binding upon the Partners.

6.9	Rights of the Limited Partners.

Except as otherwise expressly provided in this Agreement, neither the Advisory Board nor the Limited Partners shall take part in the management or control of the business of the Partnership (or any of its Subsidiaries) or transact any business for or in the name of the Partnership (or any of its Subsidiaries), nor shall any Advisory Board Member or Limited Partner have the power to sign for or bind the Partnership (or any of its Subsidiaries). Except as otherwise expressly provided herein, any exercise by the Advisory Board or the Limited Partners of their rights under this Agreement shall be deemed to be an action affecting the agreement among the Partners and not an action affecting the management or control of the business of the Partnership (or any of its Subsidiaries).

6.10	Expenses.

The General Partner shall be reimbursed for all of its reasonable and actual out-of-pocket expenses (not including any general office overhead) in accordance with the terms of this Agreement and the Approved Budgets.

6.11	Certain Tax Matters.
(a)

Tax Matters Partner. The “Tax Matters Partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Partnership shall be the General Partner. The Tax Matters Partner shall cause to be prepared and filed all returns of the Partnership and each Limited Partner shall take all actions required to authorize and appoint the General Partner as the party with the sole authority to handle all tax matters of the Partnership. The provisions of Section 8.3(f) shall govern tax elections to be made on behalf of the Partnership. The Tax Matters Partner shall comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Regulations promulgated thereunder) and shall have all powers necessary to perform fully in such capacity. The Tax Matters Partner is authorized to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as such and shall keep the Partners informed of any such administrative and judicial proceedings and shall allow the Limited Partners to participate, at their own expense, in such proceedings; provided, that the Tax Matters Partner shall have no right to enter into any settlement agreement or otherwise settle or compromise any matter in its capacity as Tax Matters Partner without the majority consent of the Advisory Board. The Tax Matters Partner shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Partnership and the Partners in their capacity as such and to be indemnified by the Partnership (solely out of Partnership Assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding (subject to any limitation on the right to indemnification pursuant to Section 6.6 hereof). Any Partner who enters into a settlement agreement with respect to any Partnership item shall notify the Tax Matters Partner of such settlement agreement and its terms within thirty (30) days after the date of settlement. The Tax Matters Partner shall also manage audits of the Partnership conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Treasury Regulations promulgated thereunder or other applicable law. This provision shall survive any termination of this Agreement.

(b)

Classification as a Partnership. The parties hereto intend the Partnership be classified as a partnership for United States federal, state and local income tax purposes effective as of the date of this Agreement. No Partner shall elect to have the Partnership classified as an association taxable as a corporation for United States federal income tax purposes pursuant to Regulations Section 301.7701-3. The Tax Matters Partner shall, for and on behalf of the Partnership, take all steps as may be required to maintain the Partnership’s classification as a partnership for United States federal income tax purposes, including, if necessary, affirmatively filing Internal Revenue Service Form 8832 no later than seventy-five (75) days after the effective date of this Agreement. By executing this Agreement, each of the parties hereto consents to the authority of the Tax Matters Partner to make any such election and shall cooperate in the making of such election (including providing consents and other authorizations that may be required).

(c)

Tax Election. The Partners shall take all actions necessary to cause the REIT to be qualified, operated and maintained as a real estate investment trust for federal, state and, if applicable, local income tax purposes.

(d)

Transparent Entities. The General Partner will use commercially reasonable efforts to cause Portfolio Investments to be owned through entities that are treated as “transparent” for Canadian tax purposes, provided that the use of such entities does not have an adverse impact on the ability of either CSCI or the REIT to qualify as a real estate investment trust under the Code, and provided, further, that the General Partner’s obligation under this Section 6.11(d) shall be deemed satisfied with respect to any transaction structure that has been approved by the Advisory Board.

ARTICLE VII

INVESTMENT OPPORTUNITIES; NONCOMPETITION AND NONSOLICITATION

7.1	Investment Opportunities.
(a)

Notwithstanding anything to the contrary contained in this Agreement, during the Investment Period, if any opportunity to acquire a freehold, leasehold or indirect ownership interest (i.e., through the purchase of the ownership interests in a property owning entity or its direct or indirect owners) with respect to a Target Investment is identified by, presented or offered to any Partner or any of its Restricted Parties, that such Person desires to pursue, such Partner shall provide notice of such proposed investment to the other Partners and the Advisory Board and such investment shall be offered to the other Partners for investment by the Partnership as a Portfolio Investment in accordance with subsection (b) below. For the purposes of this subsection (a), “Target Investment” means a potential Portfolio Investment that is: (i) primarily a supermarket-anchored retail property or other retail-anchored property; (ii) comprised of at least 50,000 square feet of gross leaseable area, provided that this subparagraph (ii) shall not apply to any supermarket-anchored retail property; (iii) located in Connecticut, Maryland, Massachusetts, New Jersey, New York, Pennsylvania or Virginia; and (iv) not part of a larger portfolio primarily comprised of real estate properties that include properties that are not in one of the States listed in subparagraph (iii) above; provided however, except for the redevelopment of existing supermarket-anchored or other retail-anchored properties, a Target Investment for purposes of this Section 7.1 only shall not include any potential Portfolio Investment that requires ground-up construction of substantially all of the improvements to be located on the applicable site. For purposes of this Agreement, “Restricted Parties” shall mean (1) with respect to the Cedar Partners only, CSCI, Cedar Operating Partnership, or any Subsidiary of CSCI or Cedar Operating Partnership (other than the Partnership and its Subsidiaries), and (3) with respect to RioCan only, RioCan REIT, RioCan Private REIT, Inc. or any Subsidiary of RioCan REIT or RioCan Private REIT, Inc. (other than the Partnership and its Subsidiaries); provided, that “Restricted Parties” shall not include any Subsidiary of CSCI, Cedar Operating Partnership, RioCan REIT or RioCan Private REIT, Inc. which is a joint venture existing as of the date of this Agreement pursuant to which CSCI, Cedar Operating Partnership, RioCan REIT or RioCan Private REIT, Inc., as applicable, does not have the right, directly or indirectly, to prevent such joint venture from acquiring a Target Investment or soliciting and hiring employees; and, anything contained herein to the contrary notwithstanding, in no event shall the provisions of this Section 7.1 apply to any Target Investment owned as of the date hereof, in whole or in part, directly or indirectly, by any of CSCI, Cedar Operating Partnership, RioCan REIT or RioCan Private REIT, Inc. (including, without limitation, if a direct or indirect interest in a Target Investment is offered to a Restricted Party pursuant to the exercise of a buy/sell, right of first offer, right of first refusal or similar right provided in the Governing Agreements of any Subsidiaries of such Persons that are joint ventures). For purposes of Section 7.1 only, “Subsidiary” shall mean any Subsidiary of the applicable Person that is Controlled or at least fifty percent (50%) owned, directly or indirectly, by such Person.

(b)

Any notice provided pursuant to subparagraph (a) above shall set out the material terms of the acquisition of the applicable Target Investment then known or in the possession or control of the party sending the notice (the “Referring Party”). The notice shall include a reasonably detailed report related to such Target Investment which includes, based upon information then known or in the possession or control of the Referring Party:

(i)	an investment summary containing such details and information regarding the acquisition of such Target Investment as set out in Exhibit B annexed hereto;
(ii)	a good faith estimate of the Initial Real Property Costs to be required in connection with the acquisition of such Target Investment;
(iii)

a copy of the agreement of purchase and sale (if available), the letter of intent (if applicable), and/or the basic terms and conditions (or permitted parameters of terms and conditions) respecting a proposed offer to be made or agreement of purchase and sale to be entered into in connection with the acquisition of such Target Investment ;

(iv)	a development pro-forma (if applicable) and valuation and returns analysis of such Target Investment, including an ARGUS report (if applicable);
(v)	a summary of material terms of any proposed financing with respect to the acquisition of such Target Investment, if any, including the status of discussions with respect thereto;
(vi)	copies of building condition reports and environmental reports (if available) with respect to such Target Investment; and
(vii)

a list of properties which are directly or indirectly owned or managed by the Referring Party or any of its Restricted Parties which may compete with the Target Investment or would otherwise trigger the restrictions set forth in Section 7.2(a).

(c)

The party receiving the notice provided for in subsection (a) (in each case, the “Receiving Party”) shall have (i) fifteen (15) days from receipt of such notice, in the case of a Target Investment which has an estimated purchase price which is below $15,000,000 as set out in such notice or (ii) thirty (30) days from receipt of such notice, in the case of a Target Investment with an estimated purchase price of $15,000,000 or more as set out in such notice, to elect pursuant to a written notice delivered to the other Partners to cause the Partnership (through one of its Subsidiaries) to acquire such Target Investment. Any failure by the Receiving Party to make such election in writing as and when required in this subsection (c) shall constitute a rejection of such Target Investment.

(d)

During the period of time referred in subsection (c), the Partners will cause their Advisory Board Members to be available to meet at mutually convenient times to discuss the applicable Target Investment. In addition to the information to be provided with the aforesaid notice, the Referring Party shall provide such additional information as may be reasonably requested by the Receiving Party in connection with the applicable Target Investment as shall be in the possession or control of the Referring Party at such time. Any assumptions, analyses and conclusions contained in the reports provided pursuant to subsection (b) shall be without representation or warranty by the Referring Party including, without limitation, any representation or warranty with respect to the realization of incremental value with respect to such Target Investment.

(e)

If the Receiving Party approves a Target Investment within the period of time provided in subsection (c) above, the General Partner shall proceed to cause such Target Investment to be acquired by the Partnership (through one of its Subsidiaries) in accordance with the Approved Investment Structure, provided that (i) the acquisition shall be on terms and conditions materially the same as (or more favorable to the Partnership or its applicable Subsidiary than) those contained in the notice provided for in subsection (a); (ii) all reports of consultants (including environmental, audits and building condition reports) will be provided to the Advisory Board; and (iii) the Partnership (or its applicable Subsidiary) will not proceed to waive any material conditions to its obligation to acquire the applicable Target Investment unless same are approved by a majority of the Advisory Board.

(f)

If the Receiving Party rejects (or is deemed to have rejected in accordance with subsection (c)) any Target Investment, the Referring Party shall have the right to pursue the acquisition of such Target Investment alone or with any other third party; provided that (i) if the terms of any such acquistion become more favorable to the Referring Party in any material respect than those previously disclosed pursuant to the notice provided for in subsection (a), the Referring Party shall be obliged to deliver another notice to the Receiving Party disclosing the terms of such acquisition in accordance with the provisions of this Section 7.1 and each Partner shall comply again with such provisions, and (ii) such investment complies with the requirements of Section 7.2.

7.2	Noncompetition.
(a)

During the Investment Period, each of the Partners agrees, except as otherwise provided herein, not to (and not permit any of its Restricted Parties to), directly or indirectly, within three (3) miles in any direction on any road, street, highway, freeway or other public or private thoroughfare fronting, adjacent, parallel to or providing access to or from each respective Portfolio Investment, own any interest in, manage, operate, develop or control any Target Investment (including, without limitation, any Target Investment to be developed or redeveloped, but excluding any Target Investment that will be included in a portfolio acquisition if such Target Investment constitutes less than ten percent (10%) of the gross leasable area of the entire portfolio and such portfolio acquisition includes not more than two (2) Target Investments). The Partners further acknowledge and agree that the prohibition on ownership of Target Investments described herein shall not constitute, and shall not be construed to constitute, a prohibition on any Person’s non-controlling ownership of stock in any publicly traded companies listed on any national stock exchange.

(b)

Each of the Partners acknowledges and agrees that (i) the other Partners would not have agreed to acquire the Portfolio Investments by and through the Partnership and its Subsidiaries without the provisions of this Section 7.2 and each and every provision in this Section 7.2, including without limitation the provisions of subsection (c) below, and (ii) the foregoing territorial and time limitations and restrictive covenants are reasonable and properly required for the adequate protection of the business and affairs of the Partnership and its Subsidiaries, and in the event any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, each of the Partners agrees and submits to the reduction of either said territorial or time limitation or both, to such an area or period as the court may determine to be reasonable.

(c)

Each of the Partners acknowledges that the Partnership and/or its Subsidiaries will suffer damages incapable of ascertainment in the event that any of the provisions of Section 7.2(a) hereof are breached and that Partnership and/or its Subsidiaries will be irreparably damaged in the event that the provisions of Section 7.2(a) are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Section 7.2(a), each of the Partners agrees and consents, that in addition to any and all other remedies available to the Partnership or its Subsidiaries, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Section 7.2(a). Each of the Partners agrees not to assert in any such action that an adequate remedy exists at law. All expenses, including, without limitation, reasonable attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Section 7.2(a) shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

7.3	Nonsolicitation.
(a)

During the Term, no Partner shall, and each Partner shall cause their respective Restricted Parties not to, without the prior written consent of the other Partners, directly or indirectly, solicit to hire (or cause to leave the employ of such Partner or its Restricted Parties) any employee of such Partner or its Restricted Parties unless such Person ceased to be an employee of such Partner or its Restricted Parties due to such Partner’s or such Restricted Parties’ termination of such Person, or, in the case of such Person’s voluntary termination of employment with such Partner or its Restricted Parties, at least six (6) months has elapsed since such Person’s voluntary termination; provided, however, that nothing in this Section 7.3(a) shall prohibit or restrict any Partner or any of its Restricted Parties from soliciting or hiring any such employee pursuant to any general solicitation. In addition, no Partner shall, and each Partner shall cause their respective Restricted Parties not to, directly, or indirectly, during the Term, call on, solicit or service any tenant, subtenant, landlord, licensee, licensor or other business relation of the Partnership or any of its Subsidiaries in order to induce or attempt to induce such Person to (x) cease doing business with the Partnership or any of its Subsidiaries or (y) deal with any competitor of the Partnership or any of its Subsidiaries.

(b)

Each of the Partners acknowledges that the Partnership and/or its Subsidiaries will suffer damages incapable of ascertainment in the event that any of the provisions of Section 7.3(a) hereof are breached and that Partnership and/or its Subsidiaries will be irreparably damaged in the event that the provisions of Section 7.3(a) are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Section 7.3(a), each of the Partners agrees and consents, that in addition to any and all other remedies available to the Partnership or its Subsidiaries, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Section 7.3(a). Each of the Partners agrees not to assert in any such action that an adequate remedy exists at law. All expenses, including, without limitation, reasonable attorney’s fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Section 7.3(a) shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

ARTICLE VIII

BOOKS AND RECORDS, REPORTS TO PARTNERS

8.1	Bank Accounts.

Subject to Section 6.3, the General Partner shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Partnership or any of its Subsidiaries as it shall deem necessary or desirable for the conduct of Partnership’s or any of its Subsidiaries’ business. One or more individuals designated by the General Partner, from time to time, shall at all times be designated signatories with respect to such bank accounts. The funds of the Partnership and each of its Subsidiaries shall not be commingled with any other funds.

8.2	Books of Account.

The Partnership shall keep books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Partnership, its Subsidiaries and the Portfolio Investments on an accrual basis in accordance with GAAP. The books of account and records of the Partnership, its Subsidiaries and the Portfolio Investments shall at all times be maintained at the principal office of the Partnership. All such books of account and records may be inspected, copied and audited (including, without limitation, internal control testing) by any Partner, its designees or representatives from time to time upon reasonable prior written notice to the General Partner at the office of the Partnership. The General Partner will consult the Limited Partners on all accounting policies and shall, as soon as possible, advise the Limited Partners in writing in advance of any proposed material change. The General Partner will provide to a Limited Partner, upon request, a description of its principal internal controls and results of testing as they relate to the Portfolio Investments and such other matters relating to internal controls as such Limited Partner may reasonably request from time to time.

8.3	Audit and Reports.
(a)

Operating Statements. The General Partner shall, as a Partnership expense, at least once every calendar year have the Partnership’s books and records audited by the Accountant. A copy of the annual audited financial statements of the Partnership shall be submitted, promptly after completion, to all Partners and shall include:

(i)	a balance sheet;
(ii)	a statement of the income for such year;
(iii)	a statement of cash flows;
(iv)	a statement of each Partner’s Capital Account, including such Partner’s allocations and share of Profits, Losses and Regulatory Allocations pursuant to Section 5.2(a)(viii); and
(v)	all notes to the financial statements; and
(vi)	supplemental unaudited consolidating statements of income and balance sheets.

The General Partner shall cause such submission to occur not later than ninety (90) days after the end of each Fiscal Year. Each of the items described in clauses (i) through (vi) above shall be prepared in accordance with GAAP. All financial information required to be provided to the Partners or otherwise required hereunder shall be compiled in U.S. Dollars. The Cedar Partners acknowledge that RioCan and its shareholders will be subject to IFRS commencing January 1, 2011 with retroactive impact to January 1, 2010. Consequently, periodic third party appraisals may be necessitated and the General Partner will cause the Property Manager to oversee such process; provided that RioCan shall bear the cost of any appraisals not required under any Financing and any audit expenses in connection therewith, if applicable. In addition, the Cedar Partners will make all reasonable efforts to provide RioCan with the information it requires in connection with the conversion to IFRS.

(b)

Tax Information. Within forty (40) days following the end of the Fiscal Year of the Partnership, the General Partner shall, as a Partnership expense, furnish each Partner with copies of the Partnership’s federal partnership Return of Income and other income tax returns, together with each Partner’s Schedule K-1 or analogous schedule, in draft form which returns shall be signed by the chief financial officer of Cedar Shopping Centers Inc., if Cedar GP is the Tax Matters Partner. The General Partner shall also provide such other information reasonably requested by a Partner to assist the Partner in preparing its tax returns.

(c)

Quarterly Reports. Within thirty (30) days after the end of each quarter of each Fiscal Year, the General Partner shall cause to be prepared and made available to each Limited Partner through the General Partner’s web site:

(i)

unaudited financial information for the Partnership, including a complete set of financial statements comprising a balance sheet, income statement, cash flow statement and statement of partner’s capital and consolidating statements of income and balance sheets;

(ii)	reports for each Portfolio Investment prepared on GAAP basis in accordance with the Property Management Agreement, Section 10; and
(iii)	an internal control certificate signed by the chief financial officer of Cedar Shopping Centers Inc., if Cedar GP is the General Partner.
(d)

Partnership Records. The General Partner hereby agrees (a) to cause the Partnership to preserve all financial and accounting records pertaining to the Partnership during the Term and for six (6) years thereafter (in electronic form, at the General Partner’s election), (b) to prepare its financial statements in accordance with GAAP, (c) to not take or fail to take any action that would cause the auditor’s report of such statements to include any qualifications due to scope of limitations, lack of sufficient component evidential matter, or a departure from GAAP, and (d) that the following items shall be included with the package of information containing the audited financial statements: (i) a schedule of all Partners, (ii) the annual independent auditor’s statement, (iii) any management representation letter that the General Partner provides to its auditors in connection with the preparation of the Partnership’s financial statements, and (iv) schedule of unadjusted errors.

(e)

Tax Returns. The General Partner shall, as a Partnership expense, use commercially reasonable efforts to cause to be filed all tax returns related to the Partnership, its Subsidiaries and each Portfolio Investment in a timely manner. The General Partner shall use commercially reasonable efforts to provide the Limited Partners with drafts of all tax returns thirty (30) days prior to the date such returns are filed. Each of the Partners shall promptly provide to the General Partner such information as may be in its possession as shall be necessary or appropriate for the preparation of such returns. The Limited Partners shall have no obligation to deliver any document or other instrument to the General Partner or to any other party except to the extent that such document or instrument is otherwise publicly available, and in no event shall any Limited Partner have any obligation to execute any agreement, certificate or other document unless the same is in a form reasonably acceptable to such Limited Partner. No later than forty (40) days after the end of each Fiscal Year of the Partnership, the Partnership shall, as a Partnership expense, furnish the Partners with all necessary tax reporting information required by the Partners for the preparation of their respective federal, state and local income tax returns, including each Partner’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year. The General Partner shall supervise the Accountant in the preparation of the Partnership’s tax returns, the cost of which shall be a Partnership expense.

(f)

Elections. Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Partnership’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Partnership under applicable tax law, shall be made by the Tax Matters Partner (subject to approval by the Advisory Board with respect to any such decision or election that would have a disproportionate material adverse effect on RioCan). Upon the request of any Partner in connection with the transfer of all or part of such Partner’s Interest, the Partnership shall make an election under Code Section 754. The General Partner shall not elect to have the Partnership classified as an association taxable as a corporation for federal income tax purposes and shall take any steps required to maintain the Partnership’s classification as a partnership for such purposes.

(g)

Internal Reports. The Cedar Partners shall, at no cost or expense to the Cedar Partners, cooperate with RioCan in good faith in connection with the preparation of internal reports required to be prepared by or on behalf of RioCan or RioCan REIT, including providing readily available information to RioCan in connection therewith.

(h)

Portfolio Investments. As soon as reasonably practicable after the consummation of the acquisition of a Portfolio Investment other than an Initial Property (taking into account the time reasonably necessary to record the closing of a transaction in the appropriate registry(s), as applicable), but in any event not more than thirty (30) days after such acquisition, the General Partner will deliver to the Limited Partners a letter prepared by the General Partner, that (i) states that the transaction has been completed, (ii) lists the amount of dollars that were transferred to the seller of the Portfolio Investment, (iii) contains a sources and uses chart detailing how invested capital was obtained and applied and (iv) states that title to the Portfolio Investment has transferred to the applicable Subsidiary of the Partnership.

(i)

REIT Compliance. The General Partner will (i) monitor the compliance of the REIT with the rules governing “real estate investment trusts” as provided in Section 856 of the Code (the “REIT Rules”) and (ii) provide quarterly reporting to the Limited Partners, within thirty (30) days after the end of each quarter, regarding the REIT’s compliance with the REIT Rules.

(j)

RioCan’s Reporting Expenses. Notwithstanding anything to the contrary contained in this Agreement, if RioCan shall request additional information or materials that are not readily available to the General Partner, or the preparation of additional reports not customarily prepared by the General Partner or the Property Manager (if and to the extent it is an Affiliate of the General Partner), the reasonable cost and expense of providing such information, materials and reports shall be paid by RioCan promptly following demand. The provisions of this Section 8.3(j) shall only apply to supplemental or additional information, materials and reports requested by RioCan, and not to the specific information, materials and reports expressly required to be provided under this Agreement.

(k)

Audit Procedures. Audit procedures, as agreed upon with RioCan, are required to be performed by the Accountant not later than thirty (30) days after the end of each Fiscal Year so as to allow for the completion of the audit of RioCan REIT’s financial statements.

8.4	Accountants.

The General Partner shall cause the Partnership to retain Ernst & Young or any other recognized and reputable national independent certified public accounting firm selected by the General Partner to be the accountant and auditor for the Partnership and approved by the Advisory Board (the “Accountant”). The fees and expenses of the Accountant shall be a Partnership expense.

8.5	Annual Budget.

The General Partner shall prepare and deliver to the other Partners an annual budget for the Partnership, each of its Subsidiaries and/or each Portfolio Investment for each Fiscal Year, not later than ninety (90) days prior to the commencement of each Fiscal Year. All budgets will be reforecasted on a quarterly basis. Budgeted income will be prepared in accordance with GAAP.

8.6	Accounting Fee.

The Partnership shall pay to Cedar GP $25,000 per annum fee for each Portfolio Investment directly or indirectly owned by the Partnership for costs related to the specific reports required to be produced hereunder and under the Property Management Agreements; provided, that the foregoing per annum fee payable for each Portfolio Investment owned directly or indirectly by the Partnership beyond the tenth (10) Portfolio Investment shall be $15,000 per annum in respect each such Portfolio Investment and in no event shall Cedar GP be entitled to payment of an aggregate amount under this Section 8.6 in excess of $500,000 per annum.

ARTICLE IX

TRANSFER; WITHDRAWAL; REMOVAL OF GENERAL PARTNER

9.1	Transfers Generally.

Except as otherwise expressly set forth in this Article IX, no Partner may sell, assign, pledge, transfer, give, hypothecate or otherwise encumber any direct or indirect interest in the Partnership or any of its Subsidiaries (any such sale, assignment, pledge, transfer, gift, hypothecation, encumbrance or acquisition being hereinafter referred to as a “Transfer”), without the prior written consent of all of the other Partners, which may be granted or withheld in the sole and absolute discretion of such other Partners. For the purposes hereof, “Transfer” shall include a change in ownership of any Partner. Any Transfer of any direct or indirect interest in the Partnership or any of its Subsidiaries in contravention of this Article IX shall be null and void and shall be deemed a material breach of the terms of this Agreement, and the other Partners shall have all the rights and remedies available under this Agreement and applicable law. Notwithstanding anything to contrary contained in this Agreement, (x) transfers of direct or indirect interests in CSCI, Cedar Operating Partnership and RioCan REIT shall be permitted without the consent of any Partner and without the obligation to comply with the further provisions of this Article IX, but subject, however, to the rights of Partners in the event of a Change of Control, and (y) a one time transfer of either (A) forty-nine percent (49%) or a lesser amount of the direct or indirect interests in RioCan to a single Institutional Investor or (B) RioCan’s entire Interest to a U.S. entity that is wholly owned and Controlled by RioCan REIT and a single Institutional Investor and at least fifty-one percent (51%) owned, directly or indirectly, by RioCan REIT and not more than forty-nine percent (49%) owned, directly or indirectly, by such Institutional Investor, shall be permitted without the consent of the Cedar Partners, subject to the remaining requirements of this ArticleIX and the rights of the Cedar Partners in the event of a Change of Control with respect to RioCan; provided, that simultaneously with any assignment under the foregoing clause (B), RioCan shall cause such U.S. entity to assume all of the obligations of RioCan under the Purchase and Sale Agreement (including, without limitation, the obligation to pay the Earn-Out Proceeds (as defined therein) to Cedar Operating Partnership as and when required thereunder) pursuant to an assumption agreement reasonably satisfactory to the Cedar Partners.

9.2	Succession by Operation of Law/Prorations/Cooperation.

If any direct or indirect interest in the Partnership or any of its Subsidiaries is Transferred or proposed to be Transferred pursuant to this Article IX, the parties hereto agree to reasonably cooperate with each other in good faith to structure such Transfer to avoid or minimize transfer fees to lenders and any transfer, deed or similar taxes due in connection therewith and, if so desired, to avoid termination of the Partnership for Federal income tax purposes. All expenses of the Partnership, including transfer taxes (if any), legal, accounting and general audit expenses, occasioned by the sale, assignment or transfer by a Partner of any direct or indirect interest in the Partnership or any of its Subsidiaries or the death, insanity, incompetence or Bankruptcy of a Partner, shall be paid by such Partner or, as applicable, by the transferee of such direct or indirect interest, promptly upon demand thereof, as a condition to the effectiveness of such Transfer.

9.3	General Conditions Applicable to Transfers.
(a)

Notwithstanding anything in this Agreement to the contrary (including but not limited to any of the other sections of this Article IX), except as set forth in clause (x) of Section 9.1, in no event shall (i) any Transfer be made, recognized or consented to by the Partners or deemed effective unless such Transfer will not constitute or result in a material violation or default under any Financing Document or (ii) any direct or indirect interest in the Partnership or any of its Subsidiaries be Transferred to a Person who is the subject of any pending bankruptcy proceedings, or to an individual Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Partnership or (iii) any direct or indirect interest in the Partnership or any of its Subsidiaries be Transferred to a Person (A) named on any list of Persons and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or any similar lists publicly issued by OFAC or any other department or agency of the United States of America (“OFAC Lists”), (B) included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists, or (C) who has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists.

(b)

In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any Governmental Authority or other third-party, the transferring Partner shall promptly make such filing or application or obtain such approval or consent, at its sole expense.

(c)	Notwithstanding anything to the contrary contained in this Agreement, each Partner shall be an entity organized under the laws of the United States.
(d)

Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article IX), no Transfer of all or any portion of any Partner’s Interest shall be binding upon the other Partners or the Partnership, and the Partnership shall be entitled to treat the record owner of any Interest as the absolute owner thereof in all respects, unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to the General Partner, (ii) the transferee shall have delivered to the General Partner an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement, (iii) the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Partnership, and (iv) the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the General Partner in connection with such Transfer which are consistent with the other terms hereof including, without limitation, a favorable opinion of counsel reasonably satisfactory to General Partner that such Transfer shall not constitute a violation of the Securities Act of 1933, as amended, or of any law or statute of any state and shall have no materially adverse federal income tax impact on the Partnership. Upon compliance with the provisions of this Section 9.3(d) any Person who acquires an Interest in a transaction permitted by this Article IX shall, unless otherwise provided in this Agreement, be admitted as a Partner. Except as otherwise set forth herein, upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder after the date of the Transfer except that the transferor shall remain primarily liable for all accrued obligations (as of the date of Transfer) of the transferor under this Agreement, notwithstanding any Transfer pursuant to this Article IX.

(e)

Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Partnership in connection with any Transfer of an Interest and, if applicable, the admission of a Person as a Partner hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to any transferee of an Interest becoming a Partner, all Partners hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such person or entity a Partner of the Partnership.

(f)

If any Person acquires all or any part of the Interest of a Partner in violation of this Article IX whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Interest so acquired.

(g)

If a Transfer of an Interest occurs at any time other than the end of a Fiscal Year, the various items of Partnership income, gain, deduction, loss, credit and allowance as computed for United States federal income tax purposes shall be allocated between the transferor Partner and the transferee Partner in accordance with Section 706 of the Code and the Regulations promulgated thereunder, and the transferor Partner agrees to reimburse the Partnership for any incidental accounting fees and other expenses incurred by the Partnership in making such allocation.

9.4	Buy Sell Rights.
(a)

Either Cedar LP and Cedar GP acting collectively, on the one hand, and RioCan, on the other hand (“Buy Sell Offeror”), shall have the right from time to time to effect the provisions of this Section 9.4 at any time during the Buy Sell Exercise Period by delivering written notice (the “Buy Sell Notice”) to RioCan or the Cedar Partners, respectively (“Buy Sell Offeree”) (A) of its or their intention to effect the provisions of this Section 9.4(a), (B) designating its or their determination (which shall be made in its or their sole discretion) of the fair market value of all Partnership Assets (the “Partnership Asset Price”), and (C) designating its estimate of the Buy Sell Applicable Purchase Price with respect to each Partner’s Interest calculated as if the closing were to occur on the date of the Buy Sell Notice. For the purposes hereof, the “Buy Sell Applicable Purchase Price” payable to any Partner that sells its Interest pursuant to this Section 9.4 shall be the amount (as adjusted as provided below) that such selling Partner would receive as of the applicable calculation date if the Partnership Assets were sold at the Partnership Asset Price and the Partnership and its Subsidiaries were liquidated in accordance with the provisions of subsection 10.2(c) (without giving effect to clause (ii) thereof, and assuming no prepayment premiums, penalties or similar charges shall be due in connection with the repayment of all Financings in connection with such sale). Any disputes as to the Buy Sell Applicable Purchase Price shall be resolved by the Accountant and such determination shall be binding on the Partners. The Partners agree to promptly provide the Accountant with all information necessary to resolve such dispute and shall instruct the Accountant to resolve such dispute as expeditiously as possible.

(b)	Upon receipt of the Buy Sell Notice given pursuant to Section 9.4(a) hereof, Buy Sell Offeree shall then be obligated either to:
(i)	purchase the Interests of Buy Sell Offeror for cash at a price equal to the Buy Sell Applicable Purchase Price; or
(ii)

sell its Interests to Buy Sell Offeror for cash at a price equal to the Buy Sell Applicable Purchase Price (the Interests being sold pursuant to this Section 9.4 are hereinafter referred to as the “Buy Sell Interests”).

Buy Sell Offeree shall give written notice of its election to Buy Sell Offeror within thirty (30) days after receipt of the Buy Sell Notice (the date of election being the “Buy Sell Election Date”). Failure of Buy Sell Offeree to give Buy Sell Offeror notice within such time shall be a conclusive election under subsection (b)(ii) above.

(c)

Within ten (10) Business Days after Buy Sell Offeree’s election or deemed election under subsection 9.4(b), the Partner(s) purchasing the Buy Sell Interests (the “Purchasing Partner”) shall deposit with the Escrow Agent in cash an amount equal to the greater of (I) Five Hundred Thousand Dollars ($500,000) and (II) an amount equal to five percent (5%) of the Buy Sell Applicable Purchase Price (“Buy Sell Deposit”). If the Purchasing Partner shall fail to deposit the Buy Sell Deposit within such ten (10) Business Day period, the Purchasing Partner shall be in default hereunder, the other Partner(s) (the “Selling Partner”) shall have all remedies available at law or in equity, and the Selling Partner shall have the right, exercisable by delivery of written notice to the Purchasing Partner within ten (10) days of the expiration of such ten (10) Business Day period, to purchase (pursuant to the terms of this Section 9.4) the Interests of the Purchasing Partner for cash at a price equal to ninety percent (90%) of the Buy Sell Applicable Purchase Price and on a date which is not less than thirty (30) days and not more than one hundred twenty (120) days from the Buy Sell Election Date (as selected by the (former) Selling Partner upon not less than ten (10) days notice to the (former) Purchasing Partner). If the Selling Partner does not elect to purchase the Interests of the Purchasing Partner, the rights of the Partners under this Section 9.4 shall be as they were prior to the delivery of the applicable Buy Sell Notice, except that the Purchasing Partner shall lose its right to initiate the buy sell procedures pursuant to this Section 9.4 for a period of eighteen (18) months following the date of the Buy Sell Notice. The charges of the Escrow Agent shall be paid by the Partnership. The Escrow Agent shall hold the Buy Sell Deposit in an interest bearing account pursuant to a written agreement among the Selling Partner, the Purchasing Partner and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Buy Sell Deposit with any other funds. In the event of a closing pursuant to the terms of this subsection 9.4(c), the Buy Sell Deposit, together with any interest earned thereon, shall be credited against the Buy Sell Applicable Purchase Price and paid to the Selling Partner. In the event of a default by the Purchasing Partner in its obligation to purchase the Buy Sell Interests pursuant to, and in accordance with, the terms of this subsection 9.4(c) (other than the failure of the Purchasing Partner to make the Buy Sell Deposit as aforesaid), the Buy Sell Deposit, and any interest thereon, shall be paid to the Selling Partner by the Escrow Agent promptly following written request therefor as the Selling Partner’s sole and exclusive remedy, except that the Selling Partner shall have the right, exercisable by delivery of written notice to the Purchasing Partner within thirty (30) days of the Partnership’s receipt of the Buy Sell Deposit, to purchase (pursuant to the terms of this Section 9.4) the Interests of the Purchasing Partner for cash at a price equal to ninety-five percent (95%) of the Buy Sell Applicable Purchase Price. If the Selling Partner does not elect to purchase the Interests of the Purchasing Partner, the rights of the Partners under this Section 9.4 shall be as they were prior to the delivery of the applicable Buy Sell Notice, except that the Purchasing Partner shall lose its right to initiate the buy sell procedures pursuant to this Section 9.4 for a period of eighteen (18) months following the date of the Buy Sell Notice. If the Selling Partner shall default in any of its obligations under this subsection 9.4(c), the Buy Sell Deposit, and any interest earned thereon, shall be returned to the Purchasing Partner promptly following written request therefor, the Purchasing Partner shall have all other remedies available to it at law or in equity (including, without limitation, an action for specific performance), and the Selling Partner shall lose its right to initiate the buy sell procedures pursuant to this Section 9.4 for a period of eighteen (18) months following the date of the Buy Sell Notice. Upon deposit by the Purchasing Partner of the Buy Sell Deposit with the Escrow Agent as aforesaid, (i) a binding contract shall be deemed to exist between the Selling Partner and the Purchasing Partner with respect to the Buy Sell Interests, and (ii) the closing shall be held pursuant to an escrow arrangement acceptable to the Partners in the exercise of their reasonable judgment on a Business Day selected by the Purchasing Partner not less than thirty (30) days and not more than one hundred twenty (120) days from the Buy Sell Election Date. The Purchasing Partner shall pay the Buy Sell Applicable Purchase Price (less the Buy Sell Deposit and any interest earned thereon and as adjusted as provided herein) by wire transfer of immediately available federal funds to an account designated in writing by the Selling Partner. At the closing, (A) the Selling Partner shall deliver to Purchasing Partner an assignment of all of the Buy Sell Interests, which such assignment shall be free and clear of all legal and equitable claims (other than the legal and equitable claims, if any, of the Purchasing Partner pursuant to this Agreement) and all liens and encumbrances (other than liens and encumbrances under this Agreement and Financing Documents that shall remain in full force and effect following the closing), and (B) the Purchasing Partner shall deliver to the Selling Partner an assumption of the Selling Partner’s obligations under this Agreement arising from and after the date of such assignment.

(d)

At the closing, (A) all expenses of the Partnership and its Subsidiaries due in connection with a Transfer of the Buy Sell Interests pursuant to Section 9.4(c), including, without limitation, any transfer, controlling interest or other tax, and any prepayment premium or lender transfer fees which are actually due and payable in connection with such Transfer, shall be paid by the Purchasing Partner, (B) the Accountant shall close the books of the Partnership and each of its Subsidiaries as of the closing date, and all items of the Partnership’s and each of its Subsidiary’s income and expense shall be apportioned in calculating Net Cash Flow (and such other items that are customarily apportioned between sellers and purchasers of real properties shall be apportioned) as of 11:59 p.m. of the day preceding the closing date, (C) Net Cash Flow earned through the closing date and Net Proceeds of a Capital Transaction received prior to the closing date shall be distributed in accordance with the provisions of Article IV, which provisions shall survive the closing pursuant hereto for purposes of making or correcting any closing adjustments, (D) the Buy Sell Applicable Purchase Price (calculated as of the closing date) shall be (x) increased by the aggregate amount of all additional Capital Contributions made by the Selling Partner in the period between the date of the Buy Sell Notice and the closing date (excluding additional Capital Contributions made for payment of ordinary operating expenses), (y) decreased by any amounts of Net Proceeds of a Capital Transaction received by the Partnership with respect to the sale or disposition of any portion of the Portfolio Investments during the period between the date of the Buy Sell Notice and the closing date and distributed to the Selling Partner pursuant to the terms hereof, and (z) adjusted to account for, and fully repay, all outstanding Default Loans (and any accrued and unpaid interest thereon), (E) the Partners shall execute all amendments to fictitious name, partnership or similar certificates necessary to effect the withdrawal of the Selling Partner from the Partnership and, if applicable, the termination of the Partnership, and (F) the Purchasing Partner shall use diligent efforts to secure the release from all lenders (without releasing any claim the Partnership or any of its Subsidiaries may have against the applicable guarantor) of outstanding guaranties in connection with any Financings executed by the Selling Partner or its Affiliates; provided that an entity reasonably acceptable to the Selling Partner shall, pursuant to an agreement in form and content reasonably acceptable to the Selling Partner, defend, indemnify and hold harmless the Selling Partner and its Affiliates, as the case may be, for any claims that arise under such outstanding guaranties for events occurring after the close of the sale of the Selling Partner’s Interest if the Purchasing Partner is not able to procure any such release.

(e)

The Partners shall cooperate with each other to effectuate a transfer of the Buy Sell Interests in a manner that will minimize taxes (including, without limitation, transfer taxes) and, if applicable, loan assumption fees; including, without limitation, structuring any such transfer as an entity transfer of the applicable Subsidiaries of the Partnership.

(f)

At the closing, the Selling Partner and the Purchasing Partner shall execute an agreement acceptable to the Selling Partner and the Purchasing Partner in the exercise of their reasonable judgment whereby (X) each shall represent and warrant to the other that each is duly organized, validly existing, has the necessary corporate power and authority to consummate the subject transactions and requires no consents which have not been obtained and (Y) the Selling Partner shall represent to the Purchasing Partner that the Selling Partner is the owner of the Buy Sell Interests free and clear of all liens and encumbrances (other than liens and encumbrances under this Agreement and Financing Documents that shall remain in full force and effect following the closing) and that the Transfer is being made free and clear of all legal and equitable claims (other than the legal and equitable claims of the Purchasing Partner pursuant to this Agreement).

(g)

The Purchasing Partner may, at its option, cause the Buy Sell Interests to be acquired by one or more of Purchasing Partner’s designees; provided that any such assignment of the Purchasing Partner’s rights hereunder for purposes of accomplishing such purchase by any such designee shall not relieve the Purchasing Partner of any obligation or liability with respect thereto.

(h)

Each Partner agrees that it shall be reasonable and cooperate with the other Partners, including, without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 9.4.

(i)

For purposes of the terms of this Section 9.4, Cedar LP and Cedar GP shall be deemed to be one Partner and shall act collectively except solely to the extent that the interests of each are to be transferred to different purchasers.

(j)

Notwithstanding anything to the contrary set forth herein, in the event any rights under Section 9.5 shall be exercised prior in time to the exercise of any rights under this Section 9.4, the rights under Section 9.5 shall supersede any other right existing pursuant to this Section 9.4 (and no Partner shall be entitled to exercise any right hereunder until such time as the procedure under Section 9.5 has been terminated or consummated).

9.5	Right of First Refusal.
(a)

Anything contained in Section 9.1 of this Agreement to the contrary notwithstanding, if, during the Buy Sell Exercise Period, either Cedar LP and Cedar GP acting collectively, on the one hand, or RioCan, on the other hand (the “ROFR Offeror”) desires to sell its or their entire Interest(s) (the “ROFR Interest”) to a third party pursuant to a ROFR Third Party Offer (any such sale being hereinafter referred to as a “ROFR Sale”), the ROFR Offeror shall give prompt written notice (the “ROFR Offer Notice”) to RioCan or the Cedar Partners, respectively (the “ROFR Offeree”) following the ROFR Offeror’s receipt of any ROFR Third Party Offer. The ROFR Offer Notice shall include a true and complete copy of the ROFR Third Party Offer. The ROFR Offer Notice shall disclose the identity of such third party, including the principals thereof, and evidence that such third party possesses the financial means to close the contemplated transaction as required under Section 9.5(c) hereof. The ROFR Offer Notice shall be deemed an offer by the ROFR Offeror to sell the ROFR Interest to the ROFR Offeree or the ROFR Offeree’s designee on the terms and conditions and for the purchase price set forth in the ROFR Third Party Offer, as modified by this Section 9.5.

(b)

The ROFR Offeree shall, within six (6) months after its receipt of the ROFR Offer Notice, give written notice (a “ROFR Response Notice”) to the ROFR Offeror electing to invoke one of the two options described in subparagraphs (i) and (ii) below. If the ROFR Offeree shall fail to send a ROFR Response Notice within such six (6) month period, or shall fail in the ROFR Response Notice to elect one of the two options described in subparagraphs (i) and (ii) below, the ROFR Offeree shall be deemed to have elected to invoke the option described in subparagraph (ii) below.

(i)

The ROFR Offeree may elect in the ROFR Response Notice to purchase the ROFR Interest. In such event, (A) the economic terms and conditions of the ROFR Third Party Offer shall govern such purchase (including, without limitation, the purchase price, apportionments, and payment of transfer taxes and other closing costs, but excluding remedies upon default) and (B) the non-economic provisions of Section 9.4(c) through (i) of this Agreement (including, without limitation, the timing of closing, deliveries, required consents and remedies upon default) shall govern such purchase, mutatis mutandis, as if the same were an election to purchase a Partner’s Interest pursuant to Section 9.4, provided that: (1) the ROFR Offeree shall be the “Purchasing Partner”, (2) the ROFR Offeror shall be the “Selling Partner”, (3) the ROFR Interest shall be the “Buy Sell Interests”, (4) the purchase price set forth in the ROFR Third Party Offer shall be the “Buy Sell Applicable Purchase Price”, (5) the closing of such purchase shall occur on the first Business Day that is at least sixty (60) days following the ROFR Offeror’s receipt of the ROFR Response Notice (subject to adjournment for not more than sixty (60) days in the aggregate to obtain all required third party consents to such purchase, including, without limitation, the consent of each lender under a Financing), and (6) in no event shall such purchase be conditioned upon the repayment of any Financing or the satisfaction or release of any Financing Document.

(ii)

The ROFR Offeree may elect not to purchase the ROFR Interest pursuant to subparagraph (i) above. In such event, the ROFR Offeror shall be permitted to sell the ROFR Interest to the third party identified in the ROFR Offer Notice in accordance with the terms of the ROFR Third Party Offer, in all but de minimis respects, including, without limitation, the closing date set forth therein. If the ROFR Sale does not occur on such terms on or prior to the closing date set forth in the ROFR Third Party Offer, the ROFR Interest shall again become subject to the right of first refusal provisions of this Section 9.5.

(c)

For purposes of this provision, a “ROFR Third Party Offer” shall mean an offer by a bona fide third party not affiliated with the ROFR Offeror and having the financial means to close the underlying acquisition to purchase the ROFR Interest, as evidenced by an executed and binding purchase agreement or letter of intent that (i) contains the material terms and conditions of such offer, (ii) is subject to the terms and conditions of this Agreement, (iii) provides that (A) the purchase price shall be payable only in the form of cash, (B) the ROFR Interest shall be delivered free and clear of all liens and encumbrances other than any Financings, and no other property or assets shall be included in such ROFR Sale, and (C) the closing shall be a particular date that is not later than ninety (90) days after the date on which the ROFR Response Notice is given, and (iv) is accompanied by a deposit in the form of a certified check in the amount of at least five percent (5%) of the total purchase price. Notwithstanding the foregoing, (1) the Cedar Partners shall not be permitted, without RioCan’s prior written consent (which may be withheld in its sole and absolute discretion), to consummate a ROFR Sale with any third party that is not (or is not wholly owned by) a Person that is regularly engaged in the business of owning, managing or operating commercial real estate properties, (2) RioCan shall not be permitted, without the prior written consent of the Cedar Partners (which may be withheld in their sole and absolute discretion) to consummate a ROFR Sale with any third party that is not an Institutional Investor, (3) no Partner shall be permitted, without the prior written consent of the other Partners (which may be withheld in their sole and absolute discretion) to consummate a ROFR Sale with any third party that is (or is an Affiliate of) the owner of any retail space that, if directly acquired by any Partner, would violate the provisions of Section 7.2 of this Agreement, and (4) each ROFR Sale shall be subject to the provisions of Section 9.3 hereof.

(d)

Notwithstanding anything to the contrary set forth herein, in the event any rights under Section 9.4 shall be exercised prior in time to the exercise of any rights under this Section 9.5, the rights under Section 9.4 shall supersede any other right existing pursuant to this Section 9.5 (and no Partner shall be entitled to exercise any right hereunder until such time as the procedure under Section 9.4 has been terminated or consummated).

9.6	Bankruptcy or Withdrawal of a Partner.

Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Partner of any event which under the Delaware Act causes the Partner to cease to be a partner of a limited partnership (a “Withdrawal Event”), the Partner affected by such Withdrawal Event shall, unless the other Partners shall otherwise consent within ninety (90) days of such Withdrawal Event, be deemed to have withdrawn as a Partner on the expiration of such ninety (90) day period. In the event that a Partner is deemed to have withdrawn from the Partnership pursuant to this Section 9.6, then such Partner (a “Withdrawn Partner”) shall continue to have the rights of an assignee of its Interest which was not admitted as a Partner and shall not be entitled to participate in the management of the Partnership or to vote, approve or consent to any matter for which the vote, approval or consent of any Partners is required. Unless the Partners (other than the Withdrawn Partner) otherwise agree, the Partnership shall not terminate or dissolve upon the occurrence of a Withdrawal Event, provided (to the extent required by any Financing Document) that in the event that the Partnership has two or more General Partners at least one of which is solvent, the Partners shall not agree to terminate or dissolve the Partnership upon the occurrence of a Withdrawal Event. No Partner shall withdraw or retire from the Partnership without the prior written consent of all of the other Partners, except in connection with a Transfer of its entire Interest as expressly permitted under and in accordance with the terms of this Agreement. In furtherance of the foregoing, each Partner hereby waives any and all rights such Partner may have to withdraw and/or resign from the Partnership pursuant to Sections 17-602 and 17-603 of the Delaware Act and hereby waives any and all rights such Partner may have to receive the fair value of such Partner’s Interest upon such resignation and/or withdrawal pursuant to Section 17-604 of the Delaware Act, and such Partner shall continue to hold its Interest in accordance with the provisions hereof.

9.7	Death or Incompetency of an Individual Partner.

Upon the death or legal incompetency of an individual Limited Partner (including a substituted Limited Partner), his or her legally authorized personal representatives shall have all of the rights of a Limited Partner for the purpose of settling or managing his or her estate, and shall have such power as the decedent, incompetent, bankrupt or insolvent individual Limited Partner possessed hereunder to make an assignment of his or her interest in the Partnership in accordance with the terms hereof. No such representative shall be admitted as a Limited Partner in the Partnership except in compliance with the provisions of this Article IX.

9.8	General Partner’s Withdrawal Rights.

If at any time the Partnership shall have more than one General Partner, a General Partner may withdraw as a General Partner of the Partnership upon obtaining the written consent of all of the other Partners. From and after the effective date of any such withdrawal, the withdrawing General Partner shall automatically cease to serve as the General Partner of the Partnership and such General Partner’s Interest shall be deemed to be converted to a limited partnership interest in the Partnership and all references in this Agreement to the “General Partner” shall be deemed to be references to the remaining General Partner only. Except as provided in Article IX, the General Partner may not voluntarily withdraw from the Partnership or dissolve or liquidate.

9.9	Intentionally Omitted.
9.10	Removal of General Partner.
(a)

Generally. The General Partner may be removed upon at least seven (7) days’ prior written notice given by a Limited Partner to the General Partner if a Cause Event has occurred, at which time the applicable General Partner shall automatically cease to serve as the General Partner of the Partnership, such General Partner’s Interest shall be deemed to be converted to a limited partnership interest in the Partnership and all references in this Agreement to the “General Partner” shall be deemed to be references to the remaining General Partner as provided in Section 9.8 or the replacement General Partner elected pursuant to Section 9.10(a).

(b)

Election of a Replacement General Partner. If the General Partner shall be removed or has withdrawn (or is deemed to have withdrawn), a successor General Partner shall be admitted as a General Partner if the following terms and conditions are satisfied;

(i)	the admission of such Person shall have been consented to by the Limited Partner that is not an affiliate of the former General Partner;
(ii)

the Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner as of the effective date of the removal or withdrawal of the former General Partner and the newly admitted General Partner is authorized to and shall continue the business of the Partnership without dissolution;

(iii)	a certificate evidencing the admission of such Person as a General Partner shall have been filed as provided in the Delaware Act; and
(iv)	if Cedar GP is the General Partner that has been removed or withdrawn, the replacement General Partner must be a direct or indirect wholly-owned subsidiary of RioCan or RioCan REIT.
(c)

Suspension of Capital Calls. In the event that the General Partner is removed as general partner of the Partnership, the obligation of the Partners to make Capital Contributions to the Partnership shall be suspended until such time as a new general partner has been approved by the Limited Partner that is not an affiliate of the former General Partner, and such new general partner is admitted as the General Partner in accordance with Section 9.10(b).

ARTICLE X

TERMINATION

10.1	Dissolution.

Except as hereinafter provided to the contrary, the Partnership shall be dissolved and its business wound up upon the happening of any of the following events (each, a “Dissolution Event”), whichever shall first occur:

(a)

The sale, condemnation or other disposition of all or substantially all of the Partnership Assets and the receipt of all consideration therefor except that if non-monetary consideration is received upon such disposition the Partnership shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;

(b)	subject to Sections 9.6 and 9.10, upon the dissolution or withdrawal of the General Partner;
(c)	subject to Sections 9.6 and 9.10, upon the occurrence of any Bankruptcy Event with respect to the General Partner;
(d)

at any time that there is no General Partner or any Limited Partners unless the remaining Partners take the necessary action pursuant to Section 17-801(3) or (4) of the Delaware Act, as applicable, to continue the Partnership; and

(e)	the occurrence of any other event which causes dissolution of a limited partnership under the Delaware Act, unless the Partners agree to continue the Partnership pursuant to the Delaware Act.

The General Partner promptly shall notify each of the other Partners in writing of the occurrence of a Dissolution Event.

10.2	Termination.

Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Partnership, the business of the Partnership shall be wound up and the Partnership terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)

The Liquidating Partner shall cause to be prepared (i) statements setting forth the assets and liabilities of the Partnership as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Partners and (ii) a report in reasonable detail of the manner or disposition of assets.

(b)

The Partnership Assets shall be liquidated by the Liquidating Partner as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Partner may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the Partnership Assets if deemed necessary or appropriate to realize the fair market value of any such Partnership Assets.

(c)	The proceeds of sale and all other Partnership Assets shall be applied and distributed as follows and in the following order of priority:
(i)

To the payment of (x) the debts and liabilities of the Partnership and its Subsidiaries (including any outstanding amounts due on any recourse indebtedness encumbering any Portfolio Investment, or any part thereof) and (y) the expenses of liquidation.

(ii)

To the setting up of any reserves which the Liquidating Partner shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Partnership, any of its Subsidiaries or the Partners arising out of or in connection with the Partnership or any of its Subsidiaries. Such reserves may, in the commercially reasonable discretion of the Liquidating Partner, be paid over to a national bank or national trust company selected by the Partners and authorized to conduct business as an escrow agent to be held by such bank or trust company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided in clause (iii) below.

(iii)	The balance to the Partners in accordance with their respective Percentage Interests.

Distributions pursuant to the preceding clause (iii) shall be made by the end of the Fiscal Year during which the dissolution of the Partnership occurs (or, if later, within ninety (90) days of such dissolution). To the fullest extent permitted by applicable law, the Partners hereby waive any rights to distributions under Section 17-604 of the Delaware Act.

(d)

The Liquidating Partner shall cause the filing of the Certificate of Cancellation pursuant to Section 17-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Partnership.

10.3	Liquidating Partner.
(a)

The term “Liquidating Partner” shall mean (i) the General Partner in the case of a termination of the Partnership pursuant to clause (a) of Section 10.1 hereof, (ii) Cedar GP in the case of a termination of the Partnership pursuant to clause (e) of Section 10.1 hereof if RioCan shall be the Partner causing the termination event pursuant to said clause, (iii) Cedar LP in the case of a termination of the Partnership pursuant to clause (b) or (c) of Section 10.1 hereof if the General Partner was RioCan or an Affiliate of RioCan, (iv) RioCan in the case of a termination of the Partnership pursuant to clause (e) of Section 10.1 hereof if Cedar LP or Cedar GP shall be the Partner causing the termination event pursuant to said clause, (v) RioCan in the case of a termination of the Partnership pursuant to clause (b) or (c) of Section 10.1 hereof if the General Partner was Cedar GP, and (vi) the last remaining Partner (or its personal representative or nominee) in the case of a termination of the Partnership pursuant to clause (d) of Section 10.1 hereof.

(b)

Without limiting the foregoing, the Liquidating Partner shall, upon the dissolution and upon completion of the winding up of the affairs of the Partnership, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect. Notwithstanding the foregoing, each Partner, upon the request of the Liquidating Partner, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Partner shall reasonably request to effectuate the proper dissolution and termination of the Partnership, including the winding up of the business of the Partnership.

10.4	Partnership Assets Reserved and Pending Claims.
(a)

Assets Reserved. If, upon a Dissolution Event, there are any Partnership Assets that, in the judgment of the Liquidating Partner, cannot be sold without sacrificing a significant portion of the value thereof or where such sale is otherwise impractical at the time of the Dissolution Event, such Partnership Assets may be retained by the Partnership if the Liquidating Partner determines that the retention of such Partnership Assets is in the best interests of the Partners and such Partnership Assets shall not be considered for purposes of computing Capital Accounts upon winding-up and amounts distributable pursuant to Section 10.2(c). Upon the sale of such Partnership Assets or a determination by the Liquidating Partner that circumstances no longer require their retention (but in no event more than (2) two years after the Dissolution Event), such Partnership Assets (at their Fair Market Value, as determined in good faith by the Liquidating Partner) or the proceeds of their sale shall be taken into account in computing Capital Accounts on winding-up and amounts distributable pursuant to Section 10.2(c) and distributed in accordance with such value.

(b)

Pending Claims. If there are any claims or potential claims (including potential Partnership expenses in connection therewith) against the Partnership (either directly or indirectly, including potential claims for which the Partnership might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Liquidating Partner, be reasonably ascertained, then such claims shall initially be taken into account in computing Capital Accounts upon winding-up and distributions pursuant to Section 10.2(c) at an amount estimated by the Liquidating Partner to be sufficient to cover any potential loss or liability on account of such claims (including such potential Partnership expenses), and the Partnership shall retain funds (or assets) determined by the Liquidating Partner acting reasonably as a reserve against such potential losses and liabilities, including expenses associated therewith. The Liquidating Partner may in its reasonable discretion obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Partnership expenses) or a determination by the Liquidating Partner that the probable loss therefrom can be definitively ascertained, such claims (including such potential Partnership expenses) shall be taken into account in the amount at which they were settled or in the amount of the probable loss therefrom in computing Capital Accounts on winding-up and amounts distributable pursuant to Section 10.2(c).

10.5	No Redemption.

The Partnership may not acquire, by purchase, redemption or otherwise any Interest of any Partner.

10.6	Governance.

Notwithstanding a dissolution of the Partnership, until the termination of the business of the Partnership, the affairs of the Partners, as such, shall continue to be governed by this Agreement. The Liquidating Partner shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior to the dissolution of the Partnership, including but not limited to the consent requirements set forth herein of any such transaction. The Liquidating Partner shall also be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Partner if the Liquidating Partner were acting as the General Partner.

10.7	Return of Capital.

No Partner shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of assets of the Partnership, other than as expressly provided in this Agreement.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

CONFIDENTIALITY

12.1	Disclosure.

Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

12.2	Confidentiality.
(a)

Confidentiality. Each of the Partners shall, and shall direct those of its directors, officers, partners, members, employees, attorneys, accountants, consultants, trustees, Affiliates and advisors (the “Representatives”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the express consent, in the case of Confidential Information acquired from the Partnership or with respect to the Partnership (or from, or with respect to, any Subsidiary of the Partnership or any Portfolio Investment) or, in the case of Confidential Information acquired from the other Partners or their Representatives, such other Person, unless:

(i)

such disclosure shall be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Person required to make such disclosure;

(ii)

such disclosure of Confidential Information relating to the Partnership or any any of its Subsidiaries or any Portfolio Investment is reasonably required in connection with any proposed assignment, sale or other disposition of all or any part of an Interest in the Partnership (e.g., to an Institutional Investor pursuant to Section 9.1 or 9.5) (a “Proposed Transfer”); provided, that with respect to the use of any Confidential Information in any Proposed Transfer referred to in this clause (ii), reasonable advance notice shall be given to the Person whose information will be disclosed so that it may require any proposed transferee to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 12.2(a) prior to the disclosure of such Confidential Information.

(b)

Confidential Information. “Confidential Information” shall mean any confidential, non-public information related to the activities, as applicable, of the (i) Partnership, the General Partner, any Subsidiary of the Partnership and the respective Affiliates of each of the foregoing, (ii) any Partner and/or its Affiliates or (iii) any Portfolio Investment, provided, however, that the parties acknowledge that this Agreement and the Purchase and Sale Agreement may be included in an SEC filing and a filing required by the Ontario Securities Commission and shall not be Confidential Information.

(c)

Disclosure of Confidential Information. In the event that any Person bound by the terms of this Section 12.2 or any Representative of such Person is required to disclose any Confidential Information, such Person will provide the applicable Partner with prompt written notice so that such Person, as applicable, may seek a protective order or other appropriate remedy, and such Person required to disclose the Confidential Information will use reasonable efforts (but without expense to such Partner) to cooperate with the Person whose information is required to be disclosed, as applicable, in any effort any such Person undertakes to obtain a protective order or other similar remedy. In the event that such protective order or other remedy is not obtained, the disclosing Partner and its Representatives will furnish only that portion of the Confidential Information that is required and will exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information will be accorded confidential treatment.

(d)

Limited Partner Disclosure Restrictions. Except as otherwise required by applicable law, each of the Partners agrees that it will not, and it will cause its Affiliates, the Partnership, the Partnership’s Subsidiaries and their respective other Affiliates not to, without the prior written consent of the other Partners, (i) use in advertising, publicity, or otherwise the name of such other Partners or their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by any of the foregoing has been approved or endorsed by such other Partners or their Affiliates. This provision shall survive termination of the Partnership.

12.3	Additional Information/Deliveries.

In addition to any reports required by the express terms of this Agreement, the General Partner will provide to each Limited Partner any additional information and reports regarding the operations of the Partnership and any Portfolio Investment or Subsidiary as such Limited Partner may reasonably request including, without limitation, such additional reports and deliveries set forth on Schedule 7.4 attached hereto. In addition, the General Partner agrees to work with each Limited Partner and its shareholders, employees, agents and/or authorized consultants to provide on a periodic basis, to the extent not already provided to such Limited Partner pursuant to this Agreement, and upon the written request of such Limited Partner, data regarding the performance of the Partnership and any Portfolio Investment or Subsidiary, the valuation of the Partnership Assets and total returns, including time-weighted returns, of such Limited Partner’s investment in the Partnership. The General Partner further agrees that, at the request of any Limited Partner, upon reasonable prior written notice and during reasonable business hours, it will meet with such Limited Partner and any of its shareholders, its employees, agents and/or authorized consultants at the offices of the Partnership to review the Partnership’s performance and the valuation of the Partnership Assets. Upon the reasonable request of any Limited Partner, the General Partner shall provide to such Limited Partner, without representing or warranting to such Limited Partner the accuracy thereof, good faith calculations of anticipated investment returns determined on a nominal basis. Notwithstanding anything to the contrary contained in this Agreement, if any Limited Partner shall request additional information or materials that are not readily available to the General Partner (or a Property Manager that is the General Partner’s Affiliate), or the preparation of additional reports not customarily prepared by the General Partner (or a Property Manager that is the General Partner’s Affiliate), the reasonable cost and expense of providing such information, materials and reports shall be paid by such Limited Partner promptly following demand. The provisions of this Section 12.3 shall only apply to supplemental or additional information, materials and reports requested by a Limited Partner, and not to the specific information, materials and reports expressly required to be provided under this Agreement.

ARTICLE XIII

POWER OF ATTORNEY

Each of the Limited Partners hereby irrevocably constitutes and appoints the General Partner, or any successor General Partner, its true and lawful attorney-in-fact with the power and authority to act in such Limited Partner’s name and on his behalf in his place and stead, upon five (5) Business Days notice to such Limited Partner, to make, execute, acknowledge, file and record the following documents:

(a)

Amendments to this Agreement as required by the laws of the State of Delaware, or by any other state, including amendments required for the admission or substitution of a Limited Partner, the admission or substitution of a General Partner, and the continuation of the business of the Partnership after the withdrawal or removal of a General Partner;

(b)	Any cancellation of this Agreement as required by the laws of the State of Delaware upon dissolution or termination of the Partnership;
(c)	Amendments to the Certificate as required under the laws of the State of Delaware, or the laws of any other state in which such Certificate (and amendments) are required to be filed or recorded;
(d)

All such other instruments, documents and certificates which may from time to time be required by the laws of the State of Delaware, the United States of America or any other jurisdiction which the Partnership shall determine to do business in accordance with the terms of this Agreement, or any other political subdivision or agency thereof, to effectuate, implement, continue and defend the validity and existence of the Partnership; and

(e)

Any business certificate, fictitious name certificate, certificate of limited partnership, amendment thereto or other instrument or document of any kind necessary to accomplish the business, purposes and objectives of the Partnership.

The power of attorney hereby granted to the General Partner is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of any Limited Partners that are individuals. This power of attorney may be exercised by the General Partner for each Limited Partner by listing all of the Limited Partners executing any instrument with a signature of the General Partner acting as attorney-in-fact for all of them. In addition, this power of attorney shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its Interest; except that where the transferee of a Limited Partner has been approved by the General Partner for admission to the Partnership as a substitute Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE XIV

AMENDMENTS; WAIVER

14.1	Amendments; Waiver.

Any amendment to this Agreement shall require the unanimous written consent of the Advisory Board Members.

ARTICLE XV

MISCELLANEOUS

15.1	Further Assurances.

Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not increase any Partner’s obligations hereunder or decrease any Partner’s rights hereunder.

15.2	Notices.

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery (including by hand or reputable international courier service) or facsimile or United States or Canada, as applicable, registered or certified air mail (postage prepaid, return receipt requested) addressed as hereinafter provided; provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States or Canada, as applicable, registered or certified air mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received if received before 5:00 p.m. on a Business Day, or otherwise on the next Business Day; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(i)	If to the Partnership, Cedar GP or Cedar LP, to:

Cedar Shopping Centers, Inc.

44 South Bayles Avenue

Port Washington, NY 11050

Attention: Leo S. Ullman

Facsimile: (516) 767-6497

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Steven Moskowitz, Esq.

Facsimile:	(212) 806-6006
(ii)	If to RioCan, to:

Yonge Eglinton Centre

2300 Yonge Street

Suite 500, P.O. Box 2386

Toronto, Ontario

M4P 1E4

Attention:	Rags Davloor
Facsimile:	(416) 866-3020

and to:

Yonge Eglinton Centre

2300 Yonge Street

Suite 500, P.O. Box 2386

Toronto, Ontario

M4P 1E4

Attention:	Jonathan Gitlin
Facsimile:	(416) 866-3020

and to (if prior to December 20, 2009):

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario M5B 2M6

Attention: Juli Morrow

Facsimile: (416) 979-1234

or to (if on or after December 20, 2009):

Goodmans LLP

333 Bay Street, Suite 3400

Bay Adelaide Centre, West Tower

Toronto, Ontario M5H 2S7

Attention: Juli Morrow

Facsimile: (416) 979-1234

Any Partner may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. Copies of all Notices required to be sent by a Partner to the Partnership under the terms of this Agreement shall also be sent to each Partner in accordance with the terms hereof.

15.3	Applicable Law.

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ANY CLAIMS OR DISPUTES RELATING THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (BUT NOT INCLUDING THE CHOICE OF LAW RULES THEREOF).

15.4	Headings, Etc.

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

15.5	Gender.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

15.6	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

15.7	No Waiver.

Except as otherwise expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Partner or the Partnership shall impair or affect the right of such Partner or the Partnership thereafter to exercise the same. Any extension of time or other indulgence granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership.

15.8	Rule of Construction.

The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or any third party. No Partner shall be obligated personally for any debt, obligation or liability of the Partnership solely by being a Partner of the Partnership. Without the consent of all the Partners, the Partnership shall not do business in or otherwise have contact with any jurisdiction other than the State of Delaware and any State or Commonwealth in which any Portfolio Investment is located, if same would result in any Partner being obligated personally for any debt, obligation or liability of the Partnership solely by reason of being a Partner of the Partnership and exercising its rights under this Agreement and the Delaware Act.

15.9	Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

15.10	Consents.

               Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Partner from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

15.11	Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party. Each of the parties agrees that in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Governing Agreements, the terms and conditions of this Agreement shall control.

15.12	Consent to Jurisdiction.

Any action, suit or proceeding in connection with this Agreement may be brought against any Partner or the Partnership in a court of record of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, each Partner and the Partnership hereby consenting and submitting to the jurisdiction thereof. Service of process may be made upon any Partner or the Partnership, by certified or registered mail, at the address to be used for the giving of notice to such Partner under Section 15.9. Each Partner hereby appoints Corporation Service Company, 80 State Street, Albany, New York 12207 as its agent for service of process, with any fees therefore to be borne by the Partnership. Nothing herein shall affect the right of any Partner to commence legal proceedings or otherwise to proceed against any other Partner or the Partnership in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each Partner and the Partnership hereby waives trial by jury, and any claim that New York County or the Southern District of New York is an inconvenient forum.

15.13	Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

15.14	Representations and Warranties.
(a)	Cedar LP represents and warrants and covenants as follows:
(i)	Cedar LP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(ii)

The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of Cedar LP, and shall constitute the legal, valid and binding obligations of Cedar LP enforceable against Cedar LP in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)

No consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Cedar LP in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv)

Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Cedar LP is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a Governmental Authority applicable to Cedar LP, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Cedar LP or its assets.

(v)	As of the Closing, Cedar LP is a wholly-owned subsidiary of Cedar Operating Partnership.
(b)	Cedar GP represents and warrants and covenants as follows:
(i)	Cedar GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
(ii)

The execution and delivery of this Agreement and all other Transaction Documents have been duly and validly authorized by all necessary actions of Cedar GP, and shall constitute the legal, valid and binding obligations of Cedar GP enforceable against Cedar GP in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)

No consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Cedar GP in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv)

Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Cedar GP is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a Governmental Authority applicable to Cedar GP, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Cedar GP or its assets.

(v)	As of the Closing, Cedar GP is a wholly-owned subsidiary of Cedar Operating Partnership.
(c)	RioCan represents and warrants and covenants as follows:
(i)	RioCan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(ii)

The execution and delivery of this Agreement and all other Transaction Documents have been duly and validly authorized by all necessary actions of RioCan and shall constitute the legal, valid and binding obligations of RioCan enforceable against RioCan in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)

No consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by RioCan in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv)

Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which RioCan is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a Governmental Authority applicable to RioCan or by which RioCan or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon RioCan or its assets.

(v)

As of the Closing, RioCan is wholly-owned and Controlled by RioCan REIT (except for ownership of a de minimis interest by such outside investors as are necessary for RioCan to qualify as a “real estate investment trust” pursuant to Section 856 of the Code).

15.15	Partnership Name.

If, at any time, the Partnership name shall include the name of, or any trade name used by, a Partner or any of its Affiliates, neither the Partnership nor any other Partner shall acquire any right, title or interest in or to such name or trade name.

15.16	Ownership of Partnership Property.

The interest of each Partner in the Partnership shall be personal property for all purposes. All real and other property owned by the Partnership shall be deemed owned by the Partnership as Partnership property. No Partner, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Partnership.

15.17	Time of the Essence.

Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

15.18	Status Reports.

Recognizing that each Partner may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, prospective transferees of its Interest, or the like, the then current status of performance of the Portfolio Investments and the Partnership hereunder, each Partner shall, within ten (10) Business Days following the written request of another Partner made from time to time, furnish a written statement on the status of the following:

(a)	that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications);
(b)

stating whether or not to the best knowledge of such certifying Partner (i) the requesting Partner is in default in keeping, observing or performing any of the terms contained in this Agreement and, if in default, specifying each such default (limited to those defaults of which the certifying Partner has knowledge), and (ii) there has occurred an event that with the passage of time or the giving of notice, or both, would ripen into a default hereunder on the part of the requesting Partner (limited to those events of which the certifying Partner has knowledge); and

(c)	to the best of the knowledge and belief of the Partner making such statement, with respect to any other matters as may be reasonably requested by the requesting Partner.

Such statement may be relied upon by the requesting Partner and any other Person for whom such statement is requested, but no such statement shall operate as a waiver as to any default or other matter as to which the Partner executing it did not have actual knowledge.

15.19	Waiver of Partition.

Except as otherwise expressly provided for in this Agreement, no Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or any of its assets or properties or cause the sale of any Partnership assets or property, and notwithstanding any provisions of applicable law to the contrary, each Partner (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to seek, bring or maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Partnership regardless of the manner in which title to such property may be held, except as expressly provided in this Agreement.

15.20	Calculation of Days

The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. When the date for performance of any monetary obligation of any Partner falls on a non-business day, such obligation need not be performed until the next-following Business Day.

15.21	Dollar Amounts.

All references in this Agreement to dollar amounts shall be to U.S. Dollars.

15.22	No Third-Party Rights.

Except for the Protected Persons and the rights of such parties expressly created hereby, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

GENERAL PARTNER:

[_____________________] GP, LLC, a Delaware limited liability company

By:	Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By:____________________________ Leo S. Ullman President

LIMITED PARTNERS:

[_____________________] LP, LLC, a Delaware limited liability company

By:	Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By:____________________________ Leo S. Ullman President

RIOCAN HOLDINGS USA INC., a Delaware corporation

By:	____________________________

EXHIBIT C

PRE-RIOCAN OWNER AGREEMENTS

Property	Exhibit #
Columbus Crossing	C(i)
Franklin Village	C(ii)
Loyal Plaza	C(iii)
Stop & Shop – Bridgeport	C(iv)
Blue Mountain Commons	C(v)
Sunset Crossing	C(vi)
Shaw’s Plaza	C(vii)

EXHIBIT D

PROPERTY MANAGEMENT AGREEMENT

[___________________]

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) made as of [___________________] ___, 20__ by and among [___________________], a [___________________] (“Owner”), CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership (“Agent”) and RIOCAN REAL ESTATE INVESTMENT TRUST, an Ontario trust (“RioCan REIT”).

BACKGROUND

A.        Owner owns or ground leases certain land and improvements known as [___________________], located in [___________________] (the “Property”).

B.        Owner desires to retain Agent as its exclusive agent for the purposes of leasing and managing the Property on behalf of Owner, and Agent is willing to act as agent for Owner with respect to the Property, on the terms and conditions of this Agreement as more fully set forth herein.

NOW THEREFORE, in consideration of the agreements and covenants herein contained, and intending to be legally bound hereby, Owner, Agent and RioCan REIT agree as follows:

1.         Retainer: Owner hereby retains Agent to manage and lease, as the exclusive broker, the Property upon the terms and conditions hereinafter set forth for an initial term of three (3) years from the date hereof unless otherwise extended, renewed or terminated as hereinafter set forth. This Agreement is not one of agency between the Agent for Owner but one with the Agent engaged independently in the business of managing the Property as an independent contractor. All employment arrangements are therefore solely Agent’s concern, and Owner shall have no liability with respect thereto. Nothing herein shall create an agency coupled with an interest. All records maintained by Agent with respect to the operation or maintenance of the Property shall, at all times, be and constitute the property of Owner and shall be surrendered to Owner in accordance with the terms hereof, without charge or expense.

2.         Standard of Care: The Agent will exercise its powers and discharge its duties under this Agreement diligently, honestly, and in good faith. Without limitation, in making decisions and managing the Property, the Agent will exercise the standard of care that a prudent manager of similar properties would exercise in similar circumstances (the “Standard of Care”).

3.         Duties: The Agent shall, at the Owner’s sole cost and expense, carry out and perform the following services in accordance with the Standard of Care, subject to the terms and conditions of this Agreement, including, without limitation, the availability of funds to operate the Property:

3.1       Use its best efforts to lease or cause brokers or other agents to lease on behalf of Owner all available space in the Property in accordance with the Approved Budget and Approved Leasing Plan (as such terms are hereinafter defined), provided that approval of the Owner shall be required for all leases which require approval pursuant to Section 6.3(a) of the Limited Partnership Agreement of [CR] L.P. (the “Partnership”), of even date, as amended from time to time (the “Partnership Agreement”). In connection with such efforts the Agent will conduct appropriate credit reviews of prospective tenants, and enter into negotiations and finalize leases with Tenants (as hereinafter defined) wishing to enter into, renew, extend, renegotiate or restructure their Leases (as hereinafter defined) or expand the leased premises;

3.2       Diligently to collect rents, additional rents and all other sums due from Tenants when due and, where necessary or appropriate, and except as directed otherwise by Owner, take all such actions as Agent shall deem necessary or advisable to enforce all rights and remedies of Owner under the leases relating to the Property (the “Leases”) or to protect the interest of Owner, including, without limitation, the preparation and delivery to tenants under the Leases (“Tenants”) of all “late payment”, default, and other appropriate notices, requests, bills, demands, and statements. Agent may retain counsel, collection agencies, and such other persons and firms as Agent shall deem appropriate or advisable to enforce, after notification to Owner, by legal action the rights and remedies of Owner against any Tenant in default in the performance of its obligations under a Lease. Agent shall promptly notify Owner of the progress of any such legal action;

3.3       To pay from the operating funds of the Property or such other funds as are provided by Owner bills and expenses for the maintenance, repair and operation of the Property, (including all utilities and realty taxes), provided, however, that all expenditures in excess of (a) 115% of any line item of an Approved Budget; or (b) in excess of 110% of the total of an Approved Budget, shall require the prior approval of the Owner. The Agent shall dispute, settle or compromise claims for such expenses and charges where appropriate;

3.4       Use commercially reasonable efforts, at Owner’s expense, to do or cause to be done all such things as are necessary to ensure material compliance by the Owner as landlord with all its covenants, duties, agreements, obligations, terms and conditions of the contracts and encumbrances affecting the Property, and all Leases and any ground lease (if applicable), including, without limitation, providing annual operating cost statements as required by the Leases (with copies to RioCan REIT if it so requests), in each case, to the extent the Agent shall have knowledge of the same;

3.5       To establish and maintain such books of account, records, and other documentation pertaining to the operation and maintenance of the Property as are customarily maintained by managing agents of properties similar in location and size to that of the Property. The Agent shall notify RioCan REIT from time to time upon request of the location of such records. Financial records shall be maintained in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) and in sufficient detail to facilitate adequate audit and review thereof. Agent shall prepare or cause to be prepared and file all returns and other reports relating to the Property, other than income tax returns and any reports or returns that may be required of any foreign owner of U.S. real property (except as expressly set forth herein);

3.6       Select all lawyers and such other professional advisors necessary or appropriate to be retained by the Agent to advise in connection with the management, operation, repair, maintenance, administration and supervision of the Property and the costs of same shall at all times be subject to the Approved Budget or otherwise approved by the Owner, except as otherwise set out herein;

3.7       To account for all advance deposits of Tenants;

3.8       To take such steps as may be necessary to evaluate, and if appropriate appeal, any assessment for realty, and any other business taxes relating to the Property, and subject to the Approved Budget or approval of the Owner, ensure applications for rebates for vacant space (if any) are made;

3.9       To refund to Tenants from escrow accounts, funds of the Property or funds provided by Owner, as appropriate, pro rated rents, rebates, allowances, advance deposit refunds, and such other amounts as are legally due Tenants;

3.10     To consider and advise the Owner from time to time as to rules and regulations to be made by the Owner with respect to the Property or any additional rules and regulations required to be made under the Leases for the better or more efficient operation of the Property and to use commercially reasonable efforts to cause the same to be fulfilled by the Tenants;

3.11     To collect from Tenants all insurance policies, Tenant insurance certificates, or other evidence of insurance required to be carried by Tenants;

3.12     Unless otherwise instructed by Owner, to secure for and on behalf of and at the expense of Owner such insurance, including without limitation, employee dishonesty insurance, fire and extended coverage property insurance, public liability insurance and workers’ compensation insurance, as may be deemed by Owner (or any mortgagees) to be necessary or appropriate, in amounts satisfactory to Owner and Agent and naming Owner and Agent as co-insureds and in form and substance satisfactory to Owner, Agent and any mortgagees; provided, however, that if Agent promptly notifies Owner of the insurance so secured on behalf of Owner, and promptly complies with Owner’s instructions regarding such insurance, Owner releases and holds Agent harmless of and from any claims, loss, damages and liability of any nature whatsoever based upon or in any way relating to Agent’s securing or failure to secure any insurance, or any decision made by Agent with respect to the amount or extent of coverage thereof or the company or companies issuing, brokering or negotiating such insurance, provided that the foregoing shall not affect Agent’s obligations under Section 19 hereof;

3.13     To respond to complaints and inquiries by Tenants, prospective tenants and others, and to take such corrective actions as Agent deems appropriate;

3.14     Use commercially reasonable efforts, at Owner’s expense, to ensure material compliance by the Owner with all restrictive covenants, easements, cost-sharing agreements with “shadow anchors” and other title agreements to the extent the Agent shall have knowledge of the same and to use commercially reasonable efforts to monitor compliance by the other party to such agreements of its material obligations under all such agreements;

3.15     To contract on behalf of and at the expense of Owner for such supplies and services in reasonable quantities and at reasonable prices as may be appropriate with respect to the Property, and to supervise and administer such contracts, including, without limitation, contracts for utilities, mechanical maintenance (including preventative maintenance), window and facade maintenance and cleaning, metal maintenance, pest control, trash removal, janitorial and maintenance supplies, security, public relations, collection and credit reporting, legal and accounting services, computer services, architectural and engineering services, laundry services, and janitorial or cleaning services. In so contracting, Agent may contract with entities or persons affiliated with it, provided, however, that the rates and charges of the affiliated entity or person are generally competitive and consistent with rates and charges by non-affiliated entities and will obtain a minimum of two (2) competitive bids from non-affiliated contractors who the Agent is satisfied are able to perform such contracts and duties respecting any contract exceeding Twenty Thousand Dollars ($20,000.00) annually. Notwithstanding anything to the contrary contained herein, Agent shall not enter into, amend or modify any contract of the type described in this Section 3.15 unless such contract (A) is either (x) contained within the then current Approved Budget or is otherwise approved by Owner or (y) terminable without termination fee, premium or penalty by Owner upon not more than thirty (30) days notice and (B) does not provide or allow for annual consideration payable thereunder in excess of $100,000;

3.16     At the expense of Owner in accordance with the Approved Budget, to provide through Agent’s (or its affiliates’) employees or third party contractors, all work, labor and services necessary or appropriate to operate, maintain and repair the Property, which employees may include, but are not necessarily limited to, a building executive director or supervisor, building manager, leasing specialist or leasing agent, secretarial and clerical staff, maintenance personnel, porters, laborers, security staff and watchmen. All matters pertaining to the employment, contracting, supervision, compensation, promotion and discharge of such employees or contractors shall be the responsibility of Agent. None of such persons shall be employees of the Owner. All amounts payable to such parties, including without limitation, all salaries, benefits, wages, recruitment, termination, severance and all other employment related costs and expenses for those personnel retained in accordance with this subsection shall be reimbursed to Agent to the extent provided in the applicable line items of the Approved Budget or as otherwise approved by the Owner. The Agent shall be entitled to allocate personnel costs on a fair and equitable basis among the Property and the other properties of which the Agent is the property manager as reflected in an Approved Budget or as otherwise approved by the Owner;

3.17     To supervise and coordinate the moving in and moving out of Tenants to accomplish efficient and time saving use of personnel and elevators and so that there will be a minimum of disturbance and inconvenience to the normal operation of the Property, and maintain appropriate public relations with Tenants and prospective tenants;

3.18     To prepare and file and/or cause to be prepared and filed necessary forms for insurance, hospitalization, benefits, social security taxes, union dues and contributions and such other forms, documents and returns as may be required by any governmental authority, a collective bargaining agreement, or otherwise with respect to employees and contractors, if applicable, of Agent at the Property and comply with all applicable laws and regulations relating thereto in all material respects. The Agent will keep Owner fully advised in a timely manner of any circumstances known to Agent that could lead to a labour disruption;

3.19     To prepare and file or cause to be prepared and filed on behalf of Owner such applications for permits, and/or licenses as may be required for the operation of the Property;

3.20     To prepare and, where appropriate, transmit payroll records, accounting reports, vacancy and occupancy reports, delinquency reports, cash flow reports, and disbursement ledgers. Agent may contract with others, including but not limited to entities or persons affiliated with it, or provide its own personnel for the performance of accounting, bookkeeping and computer services in connection with such preparation and transmittal, all without any additional charge to Owner;

3.21     Unless otherwise directed by Owner, to institute and prosecute on behalf of Owner such legal actions or proceedings as the Agent deems appropriate; to collect sums due Owner; with Owner’s approval, to evict a Tenant, former Tenant or occupant of the Property; to regain possession of the Property or any part thereof; to contest any bill or charge asserted against or with respect to the Property; to defend any administrative or legal action brought against Agent and/or Owner with respect to the Property; with Owner’s approval, to commence litigation pertaining to any labor or employment related dispute; to administratively process or litigate any tax related issue or other issues relating to the Property; to appeal all such proceedings and lawsuits; and to settle or compromise any claims, lawsuits, judgments and proceedings relating to the Property. Notwithstanding the foregoing, Agent shall obtain the consent of Owner prior to initiating, settling or adjusting any action, suit, arbitration, or litigation as and to the extent the same shall constitute a Partnership Decision (as defined in the Partnership Agreement);

3.22     To maintain such bank or similar accounts on behalf of Owner as are necessary or appropriate in the operation of the Property, including such reserve, investment, security, escrow and other accounts and to deposit all amounts collected pursuant to Leases in such accounts (or as otherwise required by any applicable financing documents). Such funds are not to be commingled with the Agent’s other funds;

3.23     To open and maintain accounts on behalf of Owner with such suppliers and vendors as are necessary or appropriate for the efficient operation of the Property;

3.24     To join and participate on Owner’s behalf in such professional, trade or industry organizations and associations relating to shopping centers as is necessary or appropriate with respect to the operation of the Property;

3.25     Use commercially reasonable efforts, at Owner’s expense, to ensure that the Owner is in material compliance with all then current federal, state and municipal laws and regulations (including, without limitation, all laws and regulations relating to the environment or any health and safety matters), and/or any permits or authorizations granted thereunder and to notify Owner of any material violations of any laws, orders, rules, or determinations of any governmental authority or agency affecting the Property promptly after such violation or determination is known to Agent and, subject to the other terms and provisions of this Agreement, to propose to Owner and implement at Owner’s expense remedies of any such violations. Without limiting the generality of the foregoing, the Agent shall prepare all environmental protocols, policies and procedures as required by law and use reasonable commercial efforts to implement and enforce such protocols, policies and procedures;

3.26     To notify Owner of any catastrophe or major loss or damage or other material adverse change with respect to the Property, and to similarly notify all appropriate insurance authorities of the same, promptly upon Agent’s knowledge thereof;

3.27     If from time to time, the Owner may elect to make physical changes to the Property, the Agent shall conduct to the best of its ability any negotiations with any Tenants which may be required in respect of business interruption, physical changes to premises or relocations (temporary or permanent) and shall consult with the Owner on a regular basis during such required negotiations as to what actions are most desirable. The Agent shall also arrange for the supervision of all work required to be performed by the Owner in order to prepare space in the Property for marketing or occupancy by Tenants or any alterations of the common areas or the systems or structures of the Property, all in accordance with plans and specifications approved by the Owner and the Approved Budget;

3.28     The Agent shall be paid a construction supervision fee in the amount of (a) five percent (5%) of the total Hard Construction Costs incurred for all construction work performed by or on behalf of Owner at, in or about the Property from and after the date hereof and (b) one percent (1%) of the total Hard Construction Costs incurred for all construction work performed by or on behalf of a Tenant at, in or about the Property from and after the date hereof on a reverse build-to-suit basis (i.e., whereby a Tenant shall construct improvements for the benefit of Owner which Owner shall retain fee title following the term of the applicable Lease) (each a “Construction Fee”). For the purposes hereof, “Hard Construction Costs” means all actual construction costs incurred, including, without limitation, costs or materials, supplies, equipment, labour and services, but excluding all costs commonly referred to as “soft costs” including, without limitation, architectural, engineering and consultants fees and disbursements, insurance, permits and financing costs and expenses, interest, salaries and the Construction Fee. Construction Fees shall be due and payable monthly on the basis of receipts for Hard Construction Costs incurred for the prior month (or portion thereof). Except as expressly provided above, no Construction Fee shall be payable by Owner in connection with Tenant performed construction; provided, however, Agent shall be entitled to compensation on account of supervising Tenant performed construction if and to the extent such compensation shall be provided for in the applicable Lease;

3.29     The Agent shall be responsible for reviewing, or retaining and supervising professionals, to review, any plans or specifications for any Tenant changes or leasehold improvements in premises within the Property required by the provisions of any Lease and for planning and arranging for and monitoring the execution of any such work, which plans and specifications shall be subject to the approval of the Owner. The Agent shall use its reasonable commercial efforts to carry out any obligations of the Owner required to effect alterations or improvements to premises within the Property in connection with the leasing of such premises on a timely basis and in accordance with an Approved Budget so that the Tenant’s move into such premises is accomplished in accordance with the applicable Lease. The Agent shall also arrange payment of all inducements and improvements or other allowances as set out in an Approved Budget or as otherwise approved by the Owner to be paid in connection with Leases upon fulfillment of all conditions with respect to such payment and the Owner agrees to fund such payments in a timely manner;

3.30     Upon request of Owner, to provide or arrange for such engineering, architectural, design or consulting services with respect to construction, rehabilitation or decorating work or proposed construction, rehabilitation or decorating work at the Property, all such services to be paid for by Owner;

3.31     To handle on behalf of Owner the submission to appropriate insurance officials of insurance claims and the settlement thereof, provided however, that with respect to any proceeds or reimbursements with respect to such claim which is in excess of Twenty Five Thousand Dollars ($25,000), Agent shall be paid a processing fee, in addition to all other fees set forth herein, in an amount equivalent to three percent (3%) of the amount received by Owner with respect to that claim;

3.32     To prepare such customary reports, data, presentations, market surveys or other material as Owner reasonably requests in connection with the sale, refinancing, disposition or leasing of the Property;

3.33     To institute at Owner’s expense, advertising, marketing and public relations campaigns pertaining to the Property;

3.34     To recommend to Owner, where Agent deems it appropriate, programs for the rehabilitation, remodeling, repairs and marketing of the Property;

3.35     To prepare and file on behalf of the Owner all Sales and Use Taxes returns relating to the Property and remit with such returns any net tax owing by the Owner on such returns. The Agent shall deposit any net tax refunds received in the accounts maintained for the Owner;

3.36     To use commercially reasonable efforts, at Owner’s expense, to cause compliance with all material terms and conditions contained in any mortgage, deed of trust or other security instruments affecting the Property or any document governing the Loan described in Section 22 to the extent the Agent shall have knowledge of the same; and

3.37     To perform such other customary services on behalf of Owner with respect to the Property as shall be reasonably requested from time to time by Owner. If Owner and Agent disagree as to which services are customarily performed by property managers as aforesaid, Agent shall not be required to perform such service until resolution of such dispute, and such non-performance shall not be the basis of termination by Owner of this Agreement.

4.         Structural Changes: Owner expressly withholds from Agent any power or authority to make any structural changes in any building or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers above vested in Agent without the prior written approval of Owner (or any party that Owner shall direct), except such emergency repairs as may be required because of danger to life or property or which are immediately necessary for the preservation and safety of the Property or the safety of the occupants thereof or are required to avoid the suspension of any necessary service to the Property.

5.         Payments to Owner: Agent agrees to remit promptly to the account designated by Owner, all receipts received in the prior calendar month with respect to the Property in excess of budgeted operating expenses and reserves. In the event that the amount of costs and expenses incurred by the Agent in the management of the Property exceed the amount held in trust by the Agent for the Owner, the Agent shall thereupon furnish the Owner with an accounting of same.

6.         Owner to Provide Funds: Owner shall, at all times, provide necessary funds to maintain and operate the Property as efficiently as possible and in a first class manner in keeping with the standards of operations for similarly situated shopping centers in the area. Owner shall advance such funds to Agent no later than thirty (30) days after its receipt from Agent of notice of the necessity for such advance. Owner agrees to provide any anticipated cash deficits thirty (30) days prior to its occurrence.

7.         Access to Books and Records: The Agent will, at reasonable intervals, and during normal business hours, on reasonable prior written notice, permit the Owner or RioCan REIT or the authorized agents of any of the foregoing to examine all books of account, records, reports and other papers of the Agent, where practicable in electronic format, relating to the services performed by the Agent under this Agreement for the Property and to make copies thereof and to make extracts therefrom. The Agent agrees with the Owner that, if in connection with any financing of the Property, any documentation is required in addition to the documentation provided for in this Article, the Agent shall fully co-operate with the Owner, at Owner’s expense, and deliver same to such person or entity as the Owner may designate. No such records shall be destroyed by the Agent within six (6) years of the making thereof without the prior approval of the Owner and RioCan REIT. The Agent shall co-operate with Owner’s auditor in the preparation of financial statements and their presentation to the Owner. The Agent shall co-operate with RioCan REIT’s internal auditor in relation to internal controls over financial reporting at RioCan REIT’s expense.

8.         Auditors and Appraisers: The Agent shall make available to the Owner, the auditor, and to any appraiser such information and material as and when the same may be reasonably requested by the Owner or RioCan REIT and otherwise give such co-operation as may be reasonably necessary for such persons to carry on their duties. The Agent shall assist in the conduct of any spot or internal audit that RioCan REIT requests to be performed from time to time, at RioCan REIT’s expense.

9.         Budgets: The Agent shall prepare and submit to the Owner for its approval not later than ninety (90) days prior to the commencement of each year in the format required by the Owner with respect to the Property:

(a)

an operating and cash flow budget for the next ensuing three (3) years to be calculated on a monthly basis for the next ensuing year and on an annual basis for the following two (2) years which budget shall set forth both anticipated gross revenues and operating expenses on an accrual basis in accordance with GAAP and which shall include the assumptions used in its preparation;

(b)	an annual capital expenditure budget for the next ensuing three (3) years broken down on a monthly basis for the next ensuing year and on an annual basis for the following two (2) years;
(c)

a leasing plan (which, once approved, shall become the “Approved Leasing Plan” for such year) for the next ensuing three (3) years broken down on a monthly basis for the next ensuing year and on an annual basis for the following two (2) years which shall set forth projected monthly or annual lease revenue for the next ensuing three (3) years for the Property and each Tenant including lease start date, lease termination date, renewal increase assumptions, renewal commencement assumptions, lease amounts, known tenant build-out cost assumptions and any other commentary of significance for each Tenant;

(d)	commentary summarizing the principal conclusions and assumptions of the Approved Leasing Plan; and
(e)	such other financial information as reasonably requested by the Owner.

                Each of the foregoing budgets and plans shall be in such detail as the Owner shall reasonably require. Agent shall make such reasonable modifications to each proposed pro forma budget it prepares in accordance with this Section 9 until Owner shall have approved the budget in writing (such budget when approved, the “Approved Budget”). During any period when the Advisory Board (as defined in the Partnership Agreement) shall fail to approve any proposed budget prior to the commencement of the fiscal year to which such budget relates, the Property shall be operated pursuant to the proposed budget for such fiscal year with respect to those portions approved by the Advisory Board and with respect to those portions not approved by the Advisory Board, in accordance with the prior year’s Approved Budget (except for non-recurring expenditures which shall be deemed removed from such prior year’s Approved Budget) with each non-approved line item increased by three and one-half percent (3.5%) from such prior year’s Approved Budget; provided, however, that expenditures by the Agent for Necessary Expenses (as defined in the Partnership Agreement) shall not be limited by amounts set forth in the prior year’s Approved Budget.

The Agent shall from time to time as circumstances may warrant (but not less often than quarterly) prepare and submit to the Owner for its approval any proposed revisions to any previously Approved Budget, it being understood that where a budget revision is so submitted the previously Approved Budget will not be amended until the revision with respect to which approval of the Owner is sought, is approved by the Owner.

10.	Reports:

10.1     The Agent covenants and agrees to prepare and submit to the Owner electronically:

(a)	monthly, within fifteen (15) days for preliminary financial results, and twenty (20) days after the end of each month, the following:
(i)

in the format required by the Owner, a balance sheet, a trial balance, a summary operating statement, a detailed operating statement and a cash flow statement each showing the month’s Approved Budget items in comparison with the actual amounts thereof as well as the year to date totals thereof and an annual budget to the end of the year which shall explain any material variances, provide management fees as a separate line item, and include a schedule of fees paid to the Agent for the month;

(ii)	a statement of arrears of rents on an aged basis, including commentary on any Tenant with material arrears;
(iii)	a report on status of existing litigation, threatened litigation and contemplated litigation;
(iv)

a report on Tenant sales in the Property, on a Tenant by Tenant basis, for the previous twenty-four (24) months, obtained in accordance with the provisions of Leases (or if otherwise obtained by the Agent) with respect to all Leases pursuant to which percentage rent is payable, recognizing that amounts of percentage rent are small at most of Agent’s properties;

(v)

a report apprising as to any damage to the Property and the repair and replacement thereof, and as to any anticipated or required change or alteration to the improvements and to the equipment or systems, in each case comprising part of the Property;

(vi)	a net cash flow report, including a twelve (12) month cash flow forecast, which forecast shall include estimated timing of disbursements to and from the Owner;
(vii)	a bank reconciliation for the month;
(viii)	a list of cheques issued for the month;
(ix)

a current rent roll summarizing all Leases in effect in the Property including the relevant rental (including percentage rental where applicable), area occupied, expiry date, any other material conditions and renewal options;

(x)	a leasing activity report including a comparison to budget;
(xi)	a capital expenditures report including a comparison to budget;
(xii)	a mortgage payable amortization schedule, together with a summary of the details of any financial covenants and restrictions and the compliance therewith;
(xiii)	details of all fees payable to the Agent hereunder; and
(xiv)

a report on any other matters relating to the Property in the month which the Agent reasonably believes are significant and should be brought to the Owner’s attention or which the Owner believes to be significant and has drawn to the attention of the Agent and/or any material workplace health and safety issues relating to the Property and/or any material environmental issues relating to the Property and/or material violations of laws, all as may be revised from time to time in accordance with the requirements of the Owner acting reasonably together with such other reports and information as may be requested by the Owner from time to time acting reasonably;

(b)

from and after the happening of any damage to or destruction of the Property, on the first Business Day (as hereinafter defined) of each month commencing on the first Business Day of the month following the happening of such damage or destruction and continuing until the first Business Day of the month next following the month in which any work authorized by the Owner shall have been completed, written reports specifying in such detail as the Owner shall require, acting reasonably, a monthly status report as to the repair, replacement or correction of such damage or destruction duly authorized by the Owner;

(c)

in addition to the monthly reports outlined above, after the end of each of the first, second, third and fourth quarters in each year prepare and provide to the Owner, within thirty (30) days of the end of such quarter reports in the format required by the Owner, acting reasonably, in writing including:

(i)	a report commenting on the financial results for each period;
(ii)	updated tax basis reporting (to allow the calculation of current and deferred taxes on temporary differences);
(iii)

leasing reports for the Property in the form presently discussed in regular management meetings of Agent including, but not limited to, (A) a leasing report depicting information for new Leases being negotiated, (B) a lease reporting form depicting information for new Leases completed, (C) a leasing expirations and renewals report depicting information for Leases due to expire within twelve months, and (D) a competition report depicting information on competing properties in the area;

(iv)	a list of non recurring committed expenditures in excess of Twenty Five Thousand Dollars ($25,000) each and the anticipated date of payment thereof;
(v)	a fixed asset continuity schedule; and
(vi)

a report on any other matters pertaining to the Property in the quarter which the Agent reasonably believes are significant and should be brought to the Owners’ attention or which the Owner believes to be significant and have drawn to the attention of the Agent and on any material litigation affecting the Property and on any material workplace health and safety issues relating to the Property and on any material, physical or environmental issues relating to the Property, all as may be revised from time to time in accordance with the requirements of the Owner acting reasonably, together with such other reports and information as may be requested by the Owner or RioCan REIT from time to time, acting reasonably.

10.2	The Agent covenants and agrees as follows:
(a)

not later than April 30 of each year, to prepare and provide to the Owner and each of the Tenants a reconciliation on account of recoveries from Tenants for operating expenses for the prior year in accordance with the Leases;

(b)	to prepare all budgets and reports in accordance with GAAP; and
(c)	at RioCan REIT’s request, to review and approve the purchase price allocation model used in the financial statements prepared pursuant to this Agreement.

10.3     The Agent recognizes that RioCan REIT, will be subject to International Financial Reporting Standards (“IFRS”) commencing January 1, 2011, with retroactive impact to January 1, 2010. Consequently, periodic third party appraisals may be necessitated and the Agent will oversee such process, provided that RioCan REIT shall pay for the costs of any appraisals not required by credit facilities of Cedar Shopping Centers Inc. (or any subsidiary thereof, or financings on the Property) and any audit expenses in connection therewith, if applicable. The Agent will also use reasonable efforts to provide to RioCan REIT information it requires to convert to GAAP financial information to IFRS.

10.4     The Agent will allow RioCan REIT to perform, at its expense, from time to time, internal control auditing of all expenses of the Property (including information technology and other infrastructures as RioCan REIT deems necessary).

10.5     The Agent will assist RioCan REIT in preparing any necessary tax certificates for foreign owners.

10.6     The Agent agrees that (i) it will deliver to RioCan REIT copies of all reports, statements, plans, budgets and other deliveries to be delivered to the Owner pursuant to Section 9 and this Section 10 at the same time as the same are delivered to the Owner; and (ii) RioCan REIT shall have the same entitlements as are granted to the Owner under Section 9 and this Section 10 to reasonably request any additional information or reporting, or to require reasonable changes in format.

10.7     Notwithstanding anything to the contrary contained in this Agreement, if RioCan REIT shall request additional information or materials that are not readily available to Agent, or the preparation of additional reports not customarily prepared by Agent, the reasonable cost and expense of providing such information, materials and reports shall be paid by RioCan REIT promptly following demand. The provisions of this Section 10.7 shall only apply to supplemental or additional information, materials and reports requested by RioCan REIT, and not to the specific information, materials and reports expressly required to be provided under this Agreement.

11.       Data Transfer: The Agent will provide all the information called for in Sections 9 and 10, and any other information as deemed necessary through the Agent’s intranet site or other electronic transfer.

12.       Fees: Except as otherwise provided for herein, Owner shall pay to Agent a property management fee in an amount equal to three and one-half percent (3.5%) of the gross receipts of the Property (the “Management Fee”). This fee shall be payable in monthly installments from the operating accounts maintained pursuant to Section 3.22 hereof. “Gross receipts” of the Property shall include all rents, percentage rents, tenant charges, reimbursements from Tenants for common area maintenance charges, insurance, utilities and real estate taxes, forfeited deposits and such other amounts as are collected from Tenants and shall exclude sales taxes collected from Tenants, deposits from Tenants (other than forfeited deposits), proceeds from any sale or refinancing of the Property or any portion thereof and proceeds of any lease termination payment, settlement, insurance award (except as provided in Section 3.31) or condemnation award. The Management Fee does not include payment for leasing services, which shall be payable to Agent pursuant to Section 12.2 below.

12.1     To the extent that operating revenues of the Property are insufficient to pay the Management Fee in full when due, and to the extent that Agent agrees in writing in advance to defer receipt by it of any part of the Management Fee due it, the amount so deferred shall bear interest at the rate of two (2) percentage points in excess of the “prime rate” or “base rate” from time to time announced by Citibank, N.A., New York New York compounded monthly. Nothing herein contained, however, shall be construed to obligate Agent to defer receipt by it of any Management Fee or other fees whatsoever.

12.2     [INSERT FOR BLUE MOUNTAIN AND FRANKLIN VILLAGE ONLY: Subject to the terms and provisions of Section 6(c) of that certain Purchase and Sale Agreement dated as of October 26, 2009, by and between Agent and RioCan Holdings USA Inc.,] Agent or its affiliate shall be the leasing agent for the Property. Owner shall pay Agent or its affiliate a leasing commission for each Lease signed by a Tenant and Owner at any time after October 26, 2009 (a “Leasing Commission”) in an amount equal to:

(a)

five percent (5%) of the Minimum Rent payable during the lesser of (i) the entire primary term of such Lease and (ii) the first five (5) years of the primary term of such Lease, if the premises demised thereunder is less than 5,000 square feet of gross leasable area; and

(b)	$3.00 per square foot of gross leasable area, if the premises demised thereunder is 5,000 square feet or more of gross leasable area.

In the event of a lease renewal or extension, the Leasing Commission payable to Agent shall be an amount equal to:

(a)

two and one-half percent (2.5%) of the Minimum Rent payable during the lesser of (i) the entire renewal term of such Lease and (ii) the first five (5) years of the renewal term of such Lease, if the premises demised thereunder is less than 5,000 square feet of gross leasable area; and

(b)	$1.50 per square foot of gross leasable area, if the premises demised thereunder is 5,000 square feet or more of gross leasable area.

For the purposes hereof, “Minimum Rent” shall mean all fixed rent stated in the Lease in question (regardless of how such rent is denominated), but excluding the following items of additional rent (regardless of how such items are denominated):

(a)

amounts which are above or in addition to the fixed rent, whether payable by Tenant as adjustments or otherwise, for realty taxes, cleaning costs, all other operating expense escalations or pass-throughs, and percentage rentals (if any);

(b)	amounts paid by Tenant, or melded into Tenant’s rental under the Lease, for work performed for Tenant in excess of Landlord’s Work as specified in the Lease shall be excluded;
(c)

amounts added to or melded into Tenant’s rental under the Lease to reimburse landlord for Tenant’s space in another property which landlord agrees to “take over” and credits allowed to Tenant against Lease rental for payments made by Tenant to its landlord(s) to satisfy, cancel or discharge leasehold obligations of Tenant. These payments shall be deducted as allowed or made against Tenant’s rental under the Lease;

(d)

amounts agreed to be paid by landlord to landlords of Tenant to satisfy, cancel or discharge Tenant’s obligations under its existing leases or agreements and losses incurred in assigning such leases or subletting such space. Such payments shall be deducted when paid and losses shall be deducted when incurred;

(e)	amounts paid for additional cleaning, security and/or other services not commonly supplied to other Tenants of the Property shall be excluded;
(f)	amounts paid by Tenant in connection with Tenant’s option to cancel its Lease, if any, shall be excluded; and
(g)	rent concessions, work letter allowances and rent allowances granted to Tenant shall be deducted.

In the case of gross rents or semi-gross rents, an appropriate allocation will be made to reflect the portions of such rents which would be equivalent to the minimum rent payable on a net lease.

All Leasing Commissions shall be reduced by 25% if an outside broker is used. Fifty percent (50%) of the amount of any Leasing Commission due hereunder shall be payable to Agent or its affiliate upon the payment by the Tenant to Owner of the first month’s rent due under the applicable lease or lease renewal (other than any security deposit) and the lease or renewal being fully executed, and the remaining fifty percent (50%) thereof shall be payable to Agent or its affiliate if and when the Tenant has opened for business (it being acknowledged and agreed that the full Leasing Commission shall be due and payable if the foregoing events shall occur simultaneously). In addition, Owner shall reimburse Agent for the reasonable actual out-of pocket costs of all advertising plans and promotional materials and all reasonable attorneys’ fees incurred by Agent in connection with the leasing of any space at the Property.

12.3     Upon the sale or transfer, directly or indirectly, of the Property by Owner by deed, or by transfer of all of the ownership interests in Owner or otherwise, Owner shall pay to Agent a disposition fee (a “Disposition Fee”) equal to one-half of one percent (0.5%) of the gross sales price paid by the purchaser of the Property; provided, however, that any Disposition Fee payable hereunder shall not exceed $150,000. The Disposition Fee shall be deemed earned, and, therefore, shall be paid, as and when title (by deed or transfer of ownership interests) to the Property closes and without regard to whether one or more outside brokers were engaged in connection with such sale or transfer. Notwithstanding the foregoing, for so long as Agent or any of its affiliates shall be partners of any ultimate owner of the Owner (Agent or such affiliated partner(s) in their respective capacity as partners of Owner, being “Cedar Affiliated Partner(s)”), Agent shall not be entitled to a Disposition Fee hereunder in the event of any transfer of interests in Owner by and among any of the then existing partners of Owner or any sale or transfer by deed of the Property to any of the then existing partners of Owner.

12.4     Upon any financing or refinancing by debt, sale and leaseback or other form of financing with respect to the Property arranged by the Agent (other than in connection with (i) any company loan from any partner of Owner to Owner and (ii) any trade payable incurred in the ordinary course of business), Owner shall pay to Agent a financing fee (the “Financing Fee”) equal to one-quarter of one percent (0.25%) of the original principal amount of the Financing; provided, however, that fifty percent (50%) of any Financing Fee shall be paid to RioCan REIT if RioCan REIT was the sole procuring party with respect to such financing or refinancing;provided further, that any Financing Fee payable hereunder shall not exceed $50,000. The Financing Fee shall be deemed earned, and, therefore, shall be paid, as and when the subject financing closes and without regard to whether one or more outside brokers were engaged in connection with such financing.

13.       Expenses: Owner shall reimburse Agent for reasonable, actual out of pocket expenses including telephone and facsimile charges, postage and express mail service and travel and food expenses incurred by Agent in connection with Agent’s on site supervision of the Property by Agent’s officers and personnel (evidenced by receipts submitted to Owner). Agent shall not accept for its own account in the execution of its duties hereunder, any commissions, reductions, finder’s fees or other concessions from tradesmen, suppliers, contractors, insurers, or tenants. If such concessions are received by the Agent, they shall be remitted to or credited to the Owner promptly after receipt.

14.       Legal Services: The Agent, on behalf of Owner, shall engage Stuart H. Widowski, Esq., or his successor, as legal counsel to provide legal services for Owner and the Property. Such services shall be provided as required and at a rate of $275 per hour.

15.	Sales and Financing:
(a)

If the Owner executes a listing agreement with a broker for the sale of the Property, the Agent shall co-operate with such broker so that the respective activities of the Agent and broker may be carried on without friction and without material interference with Tenants. The Agent will provide access to the Property during reasonable business hours on reasonable prior written notice.

(b)

If the Owner elects to sell, finance or refinance the Property or its interest therein then upon the written request of the Owner, the Agent agrees at Owner’s expense (i) to assist in the setting up of due diligence rooms or websites, copying documents, obtaining consents and delivering notices; (ii) to assist the Owner in the evaluation of the truth, correctness and completeness of any and all facts (collectively, the “Representations”) requested by a prospective buyer or lender, in connection with its operation, maintenance, repair, servicing, compliance with governmental requirements and other matters, but without representation or warranty by the Agent; and (iii) to conduct a good faith review of its files to determine which Representations can be made and to disclose to the Owner which Representations cannot be made, but without representation or warranty by the Agent.

(c)

In connection with any sale or financing of the Property, the Agent shall assist in the preparation of any required statement of adjustments and shall provide any ongoing services required in connection with the sale after closing, including, without limitation, collection of receivables, readjustment of the statement of adjustments and tenant billings, subject to the continuation of the term of this Agreement during any such period, including, without limitation, the payment of all fees provided hereunder to the Agent.

16.       Compliance with Laws: In performing its obligations hereunder, Agent shall comply with all applicable federal, state and local laws and regulations.

17.       Term and Termination: The initial term of this Agreement shall be for a period of three (3) years from the date hereof and this Agreement shall automatically renew from year to year thereafter unless and until terminated by either party upon ninety (90) days’ prior written notice thereof. Notwithstanding the foregoing, Owner shall be entitled to terminate this Agreement (with no additional compensation) at any time upon seven (7) days’ prior written notice to Agent (which notice may be given by RioCan REIT on behalf of Owner) if a Cause Event shall have occurred and be continuing. Notwithstanding the foregoing, Agent shall be entitled to terminate this Agreement at any time upon seven (7) days’ prior written notice to Owner and RioCan REIT if (I) for so long as Agent and the general partner of Owner shall be under common control, the general partner of Owner shall be removed by reason of a “Cause Event” pursuant to the terms of the Partnership Agreement, (II) a Bankruptcy Event shall occur with respect to Owner or (III) Owner is in material default in the performance or observance of any of its covenants or obligations under this Agreement (other than, for so long as Agent and the general partner of Owner shall be under common control, a default by Owner resulting from the wilful default of the general partner of Owner under the Partnership Agreement), which default continues uncured for a period of sixty (60) days after written notice to Owner and RioCan REIT, provided, that if such default is not reasonably susceptible of being cured with such sixty (60) day period and Owner shall have commenced a cure of such default within such sixty (60) day period and is diligently pursuing a cure of such default, Owner shall have such additional time as is reasonably necessary to cure such default. This Agreement shall terminate automatically if:

(i)	all or substantially all of the Property is condemned or acquired by eminent domain; or
(ii)

all or substantially all of the Property is destroyed by fire or other casualty as a result of which all or substantially all of the Tenants are unable to continue the normal conduct of their business in their respective occupied spaces and are permanently released under their respective Leases from the payment of all rent thereunder; or

(iii)	all of the Property is sold or ground leased to an unrelated, third party purchaser; or
(iv)	upon the transfer by all of the Cedar Affiliated Partners of all of their respective indirect interests in the Owner to one or more unaffiliated parties.

For the purposes hereof, (A) “Cause Event” means, with respect to Agent, the occurrence of any of the following events: (a) Agent commits fraud, willful misconduct or gross negligence in the performance of its duties and obligations under this Agreement; (b) Agent is in material default in the performance or observance of any of its covenants or obligations under this Agreement, which default continues uncured for a period of sixty (60) days after written notice to Agent, provided, that if such default is not reasonably susceptible of being cured with such sixty (60) day period and Agent shall have commenced a cure of such default within such sixty (60) day period and is diligently pursuing a cure of such default, Agent shall have such additional time as is reasonably necessary to cure such default; (c) any Bankruptcy Event with respect to Agent; (d) Agent and the general partner of Owner shall not be under common control, or (e) for so long as Agent and the general partner of Owner shall be under common control, the general partner of Owner shall be removed by reason of a “Cause Event” pursuant to the terms of the Partnership Agreement and (B) “Bankruptcy Event” means, with respect to any entity, the occurrence of any of the following events: (i) the filing by it of a voluntary petition in bankruptcy, (ii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief of debtors in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iii) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iv) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iii), (v) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets, or (vi) the failure within ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, to have the proceeding stayed or dismissed, or the failure within one hundred twenty (120) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its assets to have such the appointment vacated or stayed, or the failure within ninety (90) days after the expiration of any such stay to have the proceeding dismissed or the appointment vacated, or (vii) such party generally shall be unable to pay, or shall admit in writing its inability to pay, its debts as they become due.

17.1     Owner shall pay or reimburse Agent for any monies due it under this Agreement for services prior to termination, notwithstanding termination of this Agreement. All provisions of this Agreement that require Owner to have insured or to defend, reimburse or indemnify Agent shall survive any termination and, if Agent is or becomes involved in any proceeding or litigation by reason of having been Owner’s Agent, such provisions shall apply as if this Agreement were still in effect. Owner agrees that Agent may withhold funds for thirty (30) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced, and to close accounts.

17.2	On termination of this Agreement:
(a)

the Agent shall within fifteen (15) days thereafter render a final accounting to the Owner and pay over any balance in the Agent’s trust account remaining at the credit of the Owner (subject to Section 17.1 hereof);

(b)

the Agent shall promptly surrender to the Owner all property, documents and information of Owner acquired in the course of or incidental to this Agreement including, but not limited to all lease agreements, computer programs and records and other files, records, contracts and information to the continuing operation of the Property;

(c)	the Agent shall surrender any space occupied by Agent in the Property in connection with its responsibilities under this Agreement;
(d)

the Agent shall assign to the Owner all contracts related to the Property and entered into in accordance with this Agreement, if applicable and assignable, and that were entered into in accordance with this Agreement and the Owner (or a replacement property manager) shall assume all such contracts;

(e)	the Agent shall give notices to Tenants and other persons as Owner may direct with respect to such termination; and
(f)	the Agent shall cooperate fully with Owner and Owner’s agents and representatives to effectuate an orderly transition in connection with the management and/or operation of the Property.
18.	Indemnity:

18.1     The Agent shall be indemnified, defended and held harmless by the Owner from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever including the cost of seeking to enforce this indemnification right (collectively “Indemnified Losses”), incurred by Agent arising out of or incidental to any act performed or omitted to be performed by Agent in its capacity as property manager and/or in connection with the Property, including, without limitation, any act or omission constituting ordinary negligence of Agent, provided that such act or omission did not constitute gross negligence, willful misconduct (including, without limitation, an intentional breach of the terms of this Agreement) or fraud.

18.2     All indemnification obligations under this Agreement shall also run to the benefit of any affiliate of any Agent or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of Agent (each of the foregoing, together with Agent, a “Protected Person”).

18.3     The Owner shall promptly reimburse (or advance, to the extent reasonably requested by a Protected Person other than in connection with Indemnified Losses resulting from claims made by Owner) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Indemnified Losses for which the Protected Person may be indemnified pursuant to this Section 18 provided, that such Protected Person executes a written undertaking to repay Owner for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 18.

18.4     The provisions of this Section 18 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 18 and regardless of any subsequent amendment to or termination of this Agreement.

18.5     The Owner shall be indemnified, defended and held harmless by Agent from and against any and all Indemnified Losses incurred by Owner arising out of the gross negligence, willful misconduct (including, without limitation, an intentional breach of the terms of this Agreement) or fraud of Agent.

18.6     The provisions of this Section 18 shall survive the expiration or any termination of this Agreement.

19.	Insurance:

19.1     The Agent shall place and maintain in its capacity as manager and throughout the term of this Agreementunder its corporate insurance policy:

(i)	comprehensive dishonesty, disappearance and destruction insurance for an amount of not less than $2,000,000, and
(ii)	errors and omissions insurance coverage of $1,000,000.

Any liability insurance policy or policies obtained by or on behalf of Owner shall name the Agent as an additional named insured so as to protect and indemnify the Agent from liability in the same manner and to the same extent as the Owner. All policies of insurance shall contain a waiver of any rights of subrogation which the insurers may have against the Agent whether or not the damage was caused by the act, omission or negligence of the Agent.

19.2     All insurance policies placed pursuant to this Section 19 shall name the Owner as an additional named insured so as to protect and indemnify them in the same manner and to the same extent as the Agent. All policies of insurance shall contain a waiver of any rights of subrogation of which the insurers may have against the Owner.

19.3     Owner and Agent shall each waive any claim for loss or damage against the other and mutually agree to hold each other harmless for loss to the Property to the extent that either party is reimbursed or indemnified by insurance coverage.

19.4     The provisions of this Section 19 shall survive the expiration or any termination of this Agreement.

20.       Violations of Law: Agent will promptly notify Owner of any violations of any requirements of any statute, ordinance, law or regulation of any governmental body or any public authority or official thereof having jurisdiction with respect to the Property known to the Agent and shall promptly use commercially reasonable efforts at Owner’s expense to cure such violations and to prevent any civil or criminal liability from being imposed.

20.1     In the event (A) it is alleged or charged that the Property or any equipment therein or any act or failure to act by the Owner or its agents with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any provision, statute, ordinance, law, or regulation of any Governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, (B) Agent notifies Owner and RioCan REIT of such violation pursuant to Section 20 or any other provision of this Agreement and Owner fails to contest such violation in good faith and/or to commence and diligently prosecute to completion (or permit Agent, at Owner’s expense to commence and diligently prosecute) the cure of such violation, and (C) Agent, in its sole and absolute discretion, considers that the action or position of Owner may result in damage or liability to Agent, Agent shall have the right to cancel this Agreement at any time by giving not less than thirty (30) days’ prior written notice to Owner and RioCan REIT of its election so to do, which cancellation shall be effective upon the service of such notice. Such notice may be served personally or by United States or Canadian certified mail, and if served by mail shall be deemed to have been served when deposited in the United States or Canadian mail system. Such cancellation shall not release the indemnities of Owner and Agent set forth herein and shall not terminate (i) any liability or obligation of Owner or RioCan REIT to Agent for any payment, reimbursement, or other sum of money then due and payable to Agent hereunder as of the date of such cancellation, or (ii) any obligation of Agent to remit moneys to Owner or to complete its obligations hereunder to the date of such cancellation. Agent shall cooperate with Owner to ensure a smooth and efficient transition to a new managing agent, including but not limited to, prompt delivery of files relating to the Property.

21.       Confidentiality: The Agent agrees that all confidential information acquired in the course of or incidental to this Agreement including, but not limited to, customer information, trade secrets or other commercial property of the Owner will not be disclosed or communicated in any way by the Agent during the term of this Agreement or thereafter, except to employees of the Agent and its agents, contractors, subcontractors and consultants (provided they agree in writing to be bound by this provision) as required to carry out their duties under this Agreement and as may be required by law. The parties acknowledge that this Agreement may be included in an SEC filing and a filing required by the Ontario Securities Commission, and shall not be confidential information.

22.       The Loan: Agent acknowledges that Owner has obtained a loan from [________________] (“Lender”) in the principal amount of up to $[________________] (the “Loan”), which is governed by a certain [________________] made by Owner for the benefit of Lender, dated the date hereof (the “Loan Agreement”). For so long as the Loan is outstanding:

(a)

this Agreement shall be terminable by Lender or its nominee without penalty or premium following the occurrence of an Event of Default (as such term is defined in the Loan Agreement) or by Owner after Lender has notified Owner in writing that Agent is unsatisfactory to Lender, in each case upon thirty (30) days prior written notice to Agent;

(b)	all payments hereunder shall be subject and subordinate in lien and priority of payment to the payment of all principal and interest and all other amounts due under the Loan; and
(c)	Agent shall promptly notify Lender with respect to any default hereunder and promptly deliver to Lender a copy of each notice, report, plan or statement delivered by Agent to Owner hereunder.
23.	General Provisions: It is expressly agreed by the parties that:

23.1     The parties have entered into this Agreement without any inducements, representations, statements, warranties or agreements made by either party other than those expressly stated herein.

23.2     This Agreement embodies the entire understanding of the parties with respect to the subject matters stated herein and there are no other understandings or undertakings related to the within subject matters. This Agreement may be modified only by a written agreement signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless executed in writing by the parties, save and except for any termination of this Agreement that arises under the express terms hereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver. Failure on the part of a party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first mentioned party of its rights hereunder.

23.3     The provisions of this Agreement are severable and to the extent that any provision herein is determined by court order, law or rule to be invalid, such invalidity shall in no way affect nor invalidate the other provisions of this Agreement.

23.4     Agent and Owner acknowledge that as of the date of this Agreement Agent is an affiliate of the general partner of Owner. Any action of Agent hereunder or approval required to be given by the Owner hereunder shall in each case be subject to the approval of the Advisory Board to the extent required pursuant to the express terms of Section 6.3(a) and (b) of the Partnership Agreement. If the approval of the Advisory Board shall not be required pursuant to the express terms of Sections 6.3(a) and (b) of the Partnership Agreement, for so long as Agent shall remain an affiliate of Owner, Agent shall have the authority to make determinations and decisions, and grant approvals, on behalf of Owner. Notwithstanding the terms of Section 23.8 of this Agreement, with respect to notices and information required to be delivered to Owner pursuant to this Agreement, such notices and information shall not be required to be delivered to RioCan REIT unless expressly provided in this Agreement or in the Partnership Agreement.

23.5     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

23.6     With respect to any and all disputes under or relating to this Agreement, the parties consent to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, Nassau County and the United States District Court for the Eastern District of New York and the appellate courts with supervisory powers thereover.

23.7     The parties agree that in any litigation or proceeding commenced by either party against the other, service of process shall be deemed to be effective either by hand delivery thereof or by the mailing thereof via certified mail, postage prepaid, with a proof of mailing receipt validated by the U.S. or Canadian Postal Service constituting the sufficient evidence of service of process.

23.8     With respect to any notices that are required or permitted to be made pursuant to this Agreement, they shall be in writing and either delivered personally, sent by United States or Canadian mail or by facsimile (provided that if delivered by facsimile, a confirmation copy of such notice must also be delivered personally or by United States or Canadian mail) addressed as follows:

As to Owner:

Cedar Shopping Centers Partnership, L.P. c/o Cedar Shopping Centers, Inc. 44 South Bayles Avenue, Suite 304 Port Washington, New York 11050 Attention: Leo S. Ullman Facsimile: (516) 767-6497

with a copy to:

RioCan c/o RioCan Real Estate Investment Trust 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Jonathan Gitlin Facsimile: (416) 866-3020

As to RioCan REIT:

RioCan c/o RioCan Real Estate Investment Trust 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Jonathan Gitlin Facsimile: (416) 866-3020

As to Agent:

Cedar Shopping Centers Partnership, L.P.
c/o Cedar Shopping Centers Partnership, L.P.
44 South Bayles Avenue, Suite 304
Port Washington, New York 11050
Attention: Brenda J. Walker
Facsimile: (516) 767-6497

Any party hereto may change its address for notice or facsimile transmission number by notice to the other parties hereto in the manner set forth herein. Any notice, consent or instrument aforesaid, if delivered or sent by facsimile transmission shall be deemed to have been given or made on the date on which it was delivered to such party or if sent by facsimile transaction shall be deemed to be given on the day transmitted if transmitted before 5:00 p.m. on a Business Day and otherwise on the next Business Day or if mailed, shall be deemed to have been given or made on the fifth Business Day following the date on which it was mailed, unless at the time of mailing or within seventy-two (72) hours thereafter, there shall be a strike, labor interruption or lockout in the postal service, in which case, the notice, direction or other instrument as aforesaid shall be delivered by one party to the address of the other.

23.9     This Agreement may not be assigned by Agent without the prior written consent of Owner, provided, however, that Owner consents to Agent’s designating a wholly-owned subsidiary or affiliate of Agent to act on behalf of Agent as leasing and rental agent for the Property (so long as such entity remains a wholly-owned subsidiary or affiliate of Agent). This Agreement shall be binding upon and benefit the parties hereto and their respective successors and permitted assigns.

23.10   For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.

23.11   EACH PARTY HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO THIS AGREEMENT. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Property Management Agreement as of the day and year first set forth above.

OWNER

[________________]

By: [________________]

By: ______________________
Leo S. Ullman
President

AGENT

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership

By: Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By: _____________________________

RIOCAN REIT

RIOCAN REAL ESTATE INVESTMENT TRUST

By: ______________________________

EXHIBIT E

ALLOTTED CONSIDERATION

Cedar and RioCan agree that the Consideration for the Interests shall be allocated among the assets owned by the Property Owner as of the Closing as follows:

Cash and Cash Equivalents (Class I)	Dollar amount as of the Closing Date
Supplies, Prepaid Expenses and Other Current Assets (Class V)	Tax basis as of the Closing Date
Equipment, Furniture and Fixtures (Class V)	Tax basis as of the Closing Date
Real Property Lease and Improvements, and Construction of Improvements in Progress (Class V)	Balance
Goodwill, Going Concern Value and Other Section 197 Intangibles (Classes VI and VII)	None

Property	Allotted Consideration

Columbus Crossing	$19,630,000
Franklin Village*	$43,980,000
Loyal Plaza	$21,560,000
Stop & Shop at Bridgeport	$7,180,000
Blue Mountain Commons	n/a
Sunset Crossing	$7,880,000
Shaw’s Plaza	$16,290,000
TOTAL:	$116,520,000

*Includes escrow holdback estimates for 5 spaces (Franklin Village Renewal Lease Spaces) with pending lease renewals with an estimated NOI of $65,000 and a lease value equal to $5,467,000. Eighty percent (80%) of the lease value for the 5 renewal tenancies, rounded, equals $4,380,000. The Allotted Consideration for Franklin Village does not include additional Earn-Out Proceeds related to the Franklin Village Applebee’s Space and the Franklin Village New Lease Space.

EXHIBIT F

FORM

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of the [___] day of October, 2009, is among COMMONWEALTH LAND TITLE INSURANCE COMPANY, Two Grand Central Tower 140 East 45th Street, 22nd Floor, New York, NY 10017 (“Escrowee”), CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership, having an office at 44 South Bayles Avenue, Port Washington, New York 11050 (“Cedar”) and RIOCAN HOLDINGS USA INC., a Delaware corporation, having an office c/o RioCan Real Estate Investment Trust, RioCan Yonge Eglinton Centre, 2300 Yonge St., Suite 500, P.O. Box 2386, Toronto, Ontario, M4P 1E4 (“RioCan”).

W I T N E S S E T H

WHEREAS, Cedar and RioCan entered into that certain Agreement Regarding Purchase of Partnership Interests (hereinafter referred to as the “Purchase and Sale Agreement”); dated as of the date hereof, for the purchase and sale of the Interests.

WHEREAS, the Purchase and Sale Agreement provides for the terms and conditions applicable to the sale and purchase of the Interests and the performance obligations and rights of Cedar and RioCan; and

WHEREAS, Cedar and RioCan agree, pursuant to the Purchase and Sale Agreement, that Escrowee shall hold, in escrow the Deposit in accordance with the terms and conditions of the Purchase and Sale Agreement and this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appointment of Agent.

(a)       Cedar and RioCan hereby appoint Escrowee to act as their escrow agent on the terms and conditions hereinafter set forth, and Escrowee accepts such appointment.

(b)       RioCan shall deliver the Deposit to Escrowee pursuant to the wire instructions attached hereto as Exhibit A in accordance with the terms of the Purchase and Sale Agreement. Escrowee agrees to hold the Deposit on behalf of the parties to the Purchase and Sale Agreement, and to apply, disburse and deliver the Deposit as provided in the Purchase and Sale Agreement and this Agreement. In the event of any conflict between the terms and conditions of the Purchase and Sale Agreement and the terms or conditions of this Agreement, as to the obligations of Escrowee, the terms and conditions of this Agreement shall govern and control, and as to Cedar and RioCan, the terms and conditions of the Purchase and Sale Agreement shall control.

2.	Disposition of the Required Deposit.

(a)       Escrowee shall hold the Deposit in an interest bearing segregated account at [JPMorgan Chase Bank, N.A.] which rate of interest need not be maximized. Escrowee shall not commingle the Deposit with any other funds.

(b)       Escrowee shall pay the Deposit in accordance with the terms of the Purchase and Sale Agreement. If, prior to any Closing, either party makes a written demand upon Escrowee for delivery of the Deposit, Escrowee shall give written notice to the other party of such demand. If a written notice of objection to the proposed payment is not received from the other party within seven (7) Business Days after the giving of notice by Escrowee, Escrowee is hereby authorized to deliver the Deposit to the party who made the demand. If Escrowee receives a written notice of objection within said period, then Escrowee shall continue to hold the Deposit and thereafter pay it to the party entitled when Escrowee receives (a) written notice from the objecting party withdrawing the objection, or (b) a written notice signed by both parties directing disposition of the Deposit, or (c) a judgment or order of a court of competent jurisdiction.

(c)       Nothing in this Section 2 shall have any effect whatsoever upon Escrowee’s rights, duties, and obligations under Section 3.

3.	Concerning Escrowee.

(a)       Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

(b)       Escrowee shall not be bound in any way by any other contract or understanding between Cedar and RioCan, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing;

(c)       Escrowee’s sole duties and responsibilities shall be to hold and disburse the Deposit in accordance with this Agreement and the Purchase and Sale Agreement;

(d)       Upon the disbursement of the Deposit in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement;

(e)       Escrowee may resign at any time upon at least fifteen (15) Business Days prior written notice to Cedar and RioCan hereto. If, prior to the effective date of such resignation, Cedar and RioCan hereto shall have approved, in writing, a successor escrow agent, then upon the resignation of Escrowee, Escrowee shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason Cedar and RioCan shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;

(f)        Cedar and RioCan hereby agree to, jointly and severally, indemnify, defend and hold harmless Escrowee from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee performing its obligations pursuant to, and in accordance with, the terms of this Agreement, but in no event shall Escrowee be indemnified for its gross negligence, willful misconduct or breach of the terms of this Agreement;

(g)       In the event that a dispute shall arise in connection with this Agreement or the Purchase and Sale Agreement, or as to the rights of Cedar and RioCan in and to, or the disposition of, the Deposit, Escrowee shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead Cedar or RioCan in any action or proceeding which may be brought to determine the rights of Cedar and RioCan to all or any part of the Deposit; and

(h)       Escrowee shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

4.	Termination.

This Agreement shall automatically terminate upon the delivery or disbursement by Escrowee of the Deposit in accordance with the terms of the Purchase and Sale Agreement and terms of this Agreement, as applicable.

5.	Notices.

All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in this Section and shall be given to the party to whom it is addressed at the address set forth below or at such other address(es) as such party hereto may hereafter specify by at least seven (7) days’ prior written notice.

To Cedar:

c/o Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, New York 11050 Attention: Leo S. Ullman Facsimile: (516) 767-6497

With a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Steven P. Moskowitz, Esq. Facsimile: (212) 806-6006

To RioCan:

Yonge Eglinton Centre 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Rags Davloor Facsimile: (416) 866-3020

With a copy to:

Yonge Eglinton Centre 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Jonathan Gitlin Facsimile: (416) 866-3020

With a copy to:

Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6 Attention: Juli Morrow Facsimile: (416) 979-1234

To Escrowee:

Commonwealth Land Title Insurance Company
Two Grand Central Tower
140 East 45th Street, 22nd Floor
New York, New York 10017
Attention: Robert Fitzgerald
Facsimile: (212) 986-3215
Telephone: (212) 973-4809

Any party hereto may change the address to which notice may be delivered hereunder by the giving of written notice thereof to the other parties as provided hereinbelow. Any notice or other communication delivered pursuant to this Section 5 may be mailed by United States or Canadian certified air mail, return receipt requested, postage prepaid, deposited in a United States or Canadian Post Office or a depository for the receipt of mail regularly maintained by the United States Post Office or the Canadian Post Office, as applicable. Such notices, demands, consents and reports may also be delivered (i) by hand or reputable international courier service which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivery by hand or reputable international courier service which maintains evidence of receipt. Any notices, demands, consents or other communications shall be deemed given and effective when delivered by hand or courier or facsimile, or if mailed only, five (5) Business Days after mailing. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. The provisions of this Section 5 shall survive the Closings and/or a termination of this Agreement.

6.	Capitalized Terms.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement.

7.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO WAIVE TRY BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

8.	Successors.

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that except as expressly provided herein as to the Escrowee, this Agreement may not be assigned by any party without the prior written consent of the other parties.

9.	Entire Agreement.

This Agreement, together with the Purchase and Sale Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

10.	Amendments.

Except as expressly provided in this Agreement, no amendment, modification, termination, cancellation, rescission or supersession to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

11.	Counterparts and/or Facsimile Signatures.

This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile, any one of which shall constitute an original of this Agreement. When counterparts or facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto. In the event that this Agreement is executed and delivered by way of facsimile transmission, each party delivering a facsimile counterpart shall promptly deliver an ink-signed original counterpart of the Agreement to the other party by overnight courier service; provided however, that the failure of a party to deliver an ink-signed original counterpart shall not in any way effect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile transmission.

12.   Severability.

If any provision of the Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

13.	EIN.

Cedar shall provide its employer identification numbers to Escrowee promptly following execution and delivery of this Agreement. Each of the parties hereto shall execute and deliver to the others any documents reasonably necessary for establishing the escrow account for the Deposit promptly following request.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date and year first above written.

ESCROWEE:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By: ________________________________
Name:
Title:

CEDAR:

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership

By: Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By: _______________________________
Leo S. Ullman
President

RIOCAN:

RIOCAN HOLDINGS USA INC., a Delaware corporation

By: ________________________________
Name:
Title:

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the ____ day of __________, 20__, by and between [CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership] (“Assignor”) and [REIT PROPERTY SUBSIDIARY], a Delaware limited partnership (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the owner of one hundred percent (100%) of the limited [partnership / liability company] interests in [_______________________], a [_______________________] (the “Interests”) pursuant to that certain [_______________________] dated as of [_______________________] (the “[Partnership/Operating] Agreement”);

WHEREAS, pursuant to that certain Agreement Regarding Purchase of Partnership Interests, dated as of October [___], 2009 (the “Contract”), between Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (“Cedar”), and RioCan Holdings USA Inc., a Delaware corporation (“RioCan”), Cedar and RioCan have agreed, among other things, to cause Assignee to acquire all right, title and interest of Assignor in and to the Interests; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Contract.

NOW, THEREFORE, for valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Assignor hereby assigns, conveys, transfers and sets over unto Assignee, without recourse, representation or warranty except as set forth in the Contract, all right, title and interest of Assignor in and to the Interests.

2.         Subject to the terms of the [Partnership/Operating] Agreement, Assignee hereby accepts such assignment and assumes all obligations with respect to the Interests.

3.         This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person or entity.

4.         This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

5.         Each party represents and warrants that the individual signing this Agreement on its behalf is duly authorized to do so.

6.         The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be required in order to give effect to the transactions described herein.

7.         This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware (without regard to principles of conflicts of laws).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of __________ 20__.

ASSIGNOR:

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Shopping Centers, Inc., a Maryland corporation, its general partner

By:
Leo S. Ullman
President

ASSIGNEE:

[REIT PROPERTY SUBSIDIARY], a Delaware limited partnership

By:	[REIT PROPERTY SUBSIDIARY GP], a Delaware limited liability company, its general partner

By:
Leo S. Ullman
Authorized Person

EXHIBIT H

ADDITIONAL MATERIALS

1.	COLUMBUS CROSSING

	•	Super Fresh. Exhibit B (Site Plan) need legible copy
	•	Old Navy – Fully executed copy of Non-Disturbance and Attornment Agreement dated 03/23/2004.

2.	FRANKLIN

	•	Applebees – Memorandum Establishing Commencement Date of Lease, date 03/03/1988. In addition, only the first page of the Lease Statement and Agreement dated 02/02/1988 was provided.
	•	Marshalls -
Waiver re Teppanyaki
	•	Radio Shack – Rider to Extension and Amendment to Lease Agreement dated 12/12/1997.
	•	Stop & Shop – Exhibit AA from the Amendment dated August 7, 1987
	•	GNC – Letter dated June 27, 1996.

3.	LOYAL PLAZA

	•	Kmart – Amendments dated 08/09/1976, 08/13/1976 and 10/07/1976
Waivers from Kmart regarding use of pylon sign
	•	PLCB – Ex. B
	•	Red Lobster – A complete and executed copy of a Memorandum of Lease

4.	SUNSET

	•	Giant Food Stores – Exhibit B from the Lease.
	•	Holiday Hair – Exhibit A of an estoppel dated 12/04/03.
	•	Premier Tanning – Lease Modification Agreement dated 11/14/07, the Consent and Ratification therein is not executed by David Evans, one of the guarantors.

EXHIBIT I

BLUE MOUNTAIN DEVELOPMENT PARCEL

EXHIBIT J

FRANKLIN VILLAGE EARN-OUT SPACE

TENANT	SUITE #	SQ. FT.	NOTES
Franklin Village New Lease Space
Vacant	034	3,908	1,600 for Sally Beauty and 2,300 sf for Five Guys (Executed LOIs)
Vacant	OA201	490	Nurse Staffing (Executed Lease)
Applebees Space
Applebees	038	5,682
Franklin Village Renewal Lease Space
L’Equipe	037	2,070
Olympia Sports	014	3,550
Radio Shack	004	2,000
The Men’s Wearhouse	026	3,600
Dress Barn	021	10,150